Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, but has not yet become effective.

Preliminary Information Statement

(Subject to Completion, Dated August 29, 2025)

INFORMATION STATEMENT

Versant Media Group, Inc.

Class A common stock, par value $0.01 per share

Class B common stock, par value $0.01 per share

Comcast Corporation (“Comcast”) is furnishing this information statement in connection with the separation of certain cable television networks and complementary digital platforms from its remaining businesses, and the creation of an independent, publicly traded company named Versant Media Group, Inc. (“Versant”). Historically, this business has not been operated as a distinct business unit or division of Comcast. As a result, Comcast is undertaking a series of corporate reorganization transactions (the “Transactions”) in anticipation of the Distribution, which require strategic and structural realignment within Comcast’s operations. Following the Transactions, Versant, directly or indirectly through its subsidiaries, will hold the assets, liabilities and legal entities comprising the Spin Business (as defined herein). Versant is currently a wholly owned subsidiary of Comcast.

All of the shares of Versant Class A common stock, par value $0.01 per share (the “Versant Class A common stock”), and Versant Class B common stock, par value $0.01 per share (the “Versant Class B common stock” and, together with the Versant Class A common stock, the “Versant common stock”), will be distributed, respectively, to the holders of Comcast Class A common stock, par value $0.01 per share (the “Comcast Class A common stock”), and holders of Comcast Class B common stock, par value $0.01 per share (the “Comcast Class B common stock” and, together with the Comcast Class A common stock, the “Comcast common stock”), of record as of the close of business on     , 2025, the record date (the “Distribution” and, together with the Transactions, the “Separation”).

Each of Comcast’s shareholders as of the record date will be entitled to receive    share(s) of Versant Class A common stock or Versant Class B common stock for every    share(s) of Comcast Class A common stock or Comcast Class B common stock, respectively, held by such shareholder on the record date.

The Distribution is expected to be completed after the close of trading on The Nasdaq Stock Market LLC (“Nasdaq”) on    , 2025. Upon the effectiveness of the Distribution, Versant will be an independent, publicly traded company. We expect that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income in connection with the Distribution, except to the extent of any cash you receive in lieu of fractional shares of Versant common stock.

No vote or other action is required by you to receive shares of Versant common stock in the Distribution. You will not be required to pay anything for the new shares of Versant common stock or to surrender any of your shares of Comcast common stock. We are not asking you for a proxy and you should not send us a proxy.

There currently is no trading market for Versant Class A common stock. Versant has applied to have its shares of Class A common stock listed on Nasdaq under the ticker symbol “VSNT.” Assuming Nasdaq authorizes Versant Class A common stock for listing, we anticipate that a limited market, commonly known as a “when-issued” trading market, for Versant Class A common stock will commence on     , 2025 and will continue up to and including the Distribution Date (as defined herein). We expect the “regular-way” trading of Versant Class A common stock will begin on the first trading day following the Distribution Date.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 22.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is     , 2025.

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access the information statement was first made available to Comcast shareholders on or about     , 2025.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

i

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Definitions

We use the following terms to refer to the items indicated:

•

“We,” “us,” “our,” “Company,” and “Versant,” unless the context otherwise requires, refer to Versant Media Group, Inc., the entity that, after giving effect to the Transactions, will hold, directly or indirectly through its subsidiaries, the assets and liabilities comprising the Spin Business, as defined below, and the shares of common stock of which Comcast will distribute in connection with the Separation. Where appropriate given the context, the foregoing terms also include the subsidiaries of this entity; these terms may be used to describe the Spin Business prior to completion of the Separation.

•

The “Spin Business” refers to the business, operations, products, services and activities of certain of Comcast’s cable television networks, including MSNBC, CNBC, USA Network, Golf Channel, E!, SYFY and Oxygen, and complementary digital platforms, including GolfNow, Fandango, Rotten Tomatoes and SportsEngine. See “Business” for more information.

•	Comcast common stock means, together, Comcast Class A common stock and Comcast Class B common stock.

•	Versant common stock means, together, Versant Class A common stock and Versant Class B common stock.

•

Except where the context otherwise requires, the term “Comcast” refers to Comcast, the entity that owns Versant prior to the Separation and that after the Separation will remain a separately traded public company consisting of its remaining operations.

•	The term “Distribution” refers to the distribution of all of the shares of Versant common stock owned by Comcast to the holders of Comcast common stock as of the record date.

•

The term “Transactions” refers to the series of corporate reorganization transactions which will result in the assets, liabilities and legal entities comprising the Spin Business being owned directly or indirectly by Versant.

•

Except where the context otherwise requires, the term “Separation” refers to the separation of the Spin Business from Comcast and the creation of an independent, publicly traded company named Versant, through the consummation of the Transactions and the Distribution.

•	The term “Distribution Date” means the date on which the Distribution occurs.

Trademarks and Trade Names

We own and license various trademark registrations, trademark applications and unregistered trademarks. All other trade names, trademarks and service marks of other companies appearing in this information statement are the property of their respective holders. Solely for convenience, the trademarks and trade names in this information statement may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Market and Industry Data

This information statement includes industry and market data that we obtained from industry publications, third-party studies and surveys, such as from The Nielsen Company (US), LLC (“Nielsen”) and Comscore, Inc. (“comScore”), as well as internal analysis. Industry publications and surveys generally state that the information

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

contained therein has been obtained from sources believed to be reliable. Each publication, study and report speaks as of its original publication date (and not as of the date of this information statement). While we are not aware of any misstatements regarding the industry or market data presented herein, such data and estimates, particularly as they relate to market size, market growth and our general expectations, involve important risks, uncertainties and assumptions and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement. These and other factors could cause results to differ materially from those expressed in the estimates and beliefs made by third parties and by us.

Historical Financial Information

The historical financial information of Versant has not been included in this information statement as, from its formation on May 1, 2025 to the date of this information statement, Versant has had no material assets, liabilities, operations, business transactions or activities other than those taken in contemplation of the Separation and those incidental to the preparation of this information statement and the registration statement on Form 10 to which this information statement is filed as an exhibit.

Non-GAAP Financial Measures

In addition to our results provided throughout this information statement that are in accordance with generally accepted accounting principles in the United States (“GAAP”), we use Adjusted EBITDA, which is a non-GAAP financial measure, in this information statement. Adjusted EBITDA should not be considered in isolation, or as a substitute for our results as reported under GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures” for a discussion on how we define and calculate Adjusted EBITDA, why we believe this measure is important and a reconciliation of the most directly comparable GAAP measure. Adjusted EBITDA should be read in conjunction with our unaudited condensed combined financial statements for the six months ended June 30, 2025 and our audited combined financial statements for the year ended December 31, 2024 (collectively, the “combined financial statements”) and accompanying notes included elsewhere in this information statement, “Summary—Summary Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Statements.”

Rounding

Numerical information in this report is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this information statement that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections, forecasts or assumptions of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the numerous risks discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by law, neither Comcast is nor we are under any duty to update any of these forward-looking statements after the date of this information statement to conform our prior statements to actual results or revised expectations.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY

This summary highlights information contained elsewhere in this information statement. This summary does not contain all of the information that you should consider. You should read this entire information statement carefully, especially the risks of owning our common stock discussed under “Risk Factors” and our combined financial statements, our unaudited pro forma combined financial statements and the respective notes to those statements appearing elsewhere in this information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the Separation.

Overview

We are an industry-leading media and entertainment business that operates in four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. We serve these markets primarily through a strong portfolio of brands comprised of renowned networks and complementary digital platforms.

Over the past 45 years, we have developed and operated iconic and award-winning brands, including MSNBC, CNBC, USA Network, Golf Channel, E!, SYFY and Oxygen. Our networks have achieved significant scale, with over 10 billion hours watched during 2024 according to Nielsen. Additionally, our digital platforms, led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, are leaders within their industries and complement our networks.

We produce, license and acquire content that we distribute through a variety of outlets, including our networks and digital platforms, delivering value to key constituents: the viewing audience, paying subscribers, advertisers, distributors and licensing counterparties. We generate revenue primarily through distributing our networks, selling advertising across our brands, providing services through our digital platforms and content licensing. For the year ended December 31, 2024, we had revenue of $7.1 billion, net income attributable to Versant of $1.4 billion and Adjusted EBITDA of $2.8 billion. For a reconciliation of Adjusted EBITDA to net income attributable to Versant, the most directly comparable financial measure prepared in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.”

Our Brands

Our strong portfolio of brands delivers compelling news, sports and entertainment content that we distribute through our networks and digital platforms:

•

MSNBC is a premier destination for politics, news and opinion through informed, distinct perspectives and analysis. MSNBC operates across multiple media platforms: multichannel video programming distributors (“MVPDs”), digital, social platforms, podcasts and live events. With highly loyal and engaged audiences representing over 14 million viewers weekly in 2024 according to Nielsen, MSNBC is home to many of the country’s most influential political news programs that shape daily public discourse. In August 2025, we announced the rebranding of MSNBC as My Source News Opinion World (MS NOW). This gives us the opportunity to create a distinct brand that underscores our mission to serve as the destination for domestic and international breaking news and best-in-class opinion journalism. The rebranding will become effective towards the end of 2025, at which time we expect to discontinue use of the MSNBC brand and begin using My Source News Opinion World (MS NOW) for the network and all related platforms and products.

•	CNBC is a global leader in business and personal finance news, with real-time financial market coverage and analysis. Business coverage through franchises such as Squawk Box, Squawk on the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Street, Closing Bell and Mad Money has made CNBC a critical resource for business leaders and investors. In addition, CNBC has successfully expanded its audience through a portfolio of branded products, including direct-to-consumer streaming services, investing club, podcasts, conferences and other live events.

•

USA Network is a multiplatform destination for leading sports, entertainment and live event programming, including WWE Smackdown, NASCAR, the WNBA (starting with the 2026 season), golf, including the U.S. Open, Open Championship and the Ryder Cup, the Premier League, college basketball and the Olympics. USA Network has been a top-five cable entertainment network each year for the past 30 years.

•

Golf Channel is a premier destination for live golf and related content, including news, instruction, documentaries and library programming. Its content is distributed on a variety of platforms to millions of viewers in more than 50 countries. Golf Channel celebrated its 30th anniversary in 2025, making it the longest-running single-sport television network.

•

GolfNow is one of the largest online tee time marketplaces in the world, helping golfers and golf courses better connect by offering tee time bookings at over 9,000 courses worldwide. GolfNow also offers golf course technology and related services to help streamline course operations, including solutions that facilitate on-site payments for tee times, food and beverage and merchandise.

•

SportsEngine is a suite of digital products and services that facilitate management of youth sport leagues, teams, participants and their families, and the processing of related payments. Through its innovative technology, SportsEngine has revolutionized how youth sports leaders operate organizations, teams and leagues. More than 8 million athletes and over 25,000 organizations rely on SportsEngine’s software solutions.

•

E! is a multiplatform destination for all things pop culture serving audiences through news, unscripted originals, live events and high-profile acquired content, such as Sex and the City and a variety of primarily female-focused films. With a history of multiplatform digital and social content expertise, E! News Digital delivers audience, scale and premium content to fans across owned and third-party digital and social platforms.

•

SYFY is a premier science fiction genre destination serving passionate audiences with science fiction, fantasy, action, adventure, paranormal and superhero programming, along with fan-focused theatrical franchises. SYFY provides content on a multiplatform basis through SYFY’s network and related digital services.

•

Oxygen True Crime is a multiplatform brand featuring popular true crime programming, including the flagship Snapped franchise, Cold Justice, Killer Relationship with Faith Jenkins and breakout event specials such as The Pike County Murders: A Family Massacre, Selena & Yolanda: The Secrets Between Them and The Disappearance of Alissa Turney. Oxygen True Crime was the second most-viewed true crime network in 2024.

•

Fandango Media is the ultimate online resource for all things movies and television. Fandango Media served approximately 40 million unique visitors per month in 2024, according to comScore, with best-in-class movie and television information, movie ticketing to over 31,000 U.S. screens, trailers and original video and home entertainment.[1] Fandango Media includes Rotten Tomatoes, one of the world’s most trusted sources of movie and television reviews.

[1]	Source: Comscore Media Metrix Multi-Platform, July 2024 – August 2024, Desktop & Mobile excluding Social Incremental, Monthly Unique Visitors, Desktop 2+ and Total Mobile 18+, [C] Fandango Sites.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

How We Generate Revenue

Linear Distribution

We generate revenue from the distribution of our television networks to traditional MVPDs, who offer video services over cable, fiber and satellite transmission, and virtual MVPDs, who offer video services through digital streaming. Our revenue from distribution agreements is generally based on the number of subscribers receiving our television networks through the provider and a per subscriber fee.

Advertising

We generate revenue through sales of advertising on our networks and digital platforms. The price charged for each advertising unit on our networks is generally based on audience ratings, the value of our audiences to advertisers, the quality of our programming and brand building capabilities, any viewer targeting and addressability capabilities and the number of advertising units we can place in our networks’ programming schedules. Advertising revenue is also generated from advertisements displayed during visits to website pages or application visits.

Platforms

We generate revenue from services provided through our digital platforms. The GolfNow, Fandango and SportsEngine platforms facilitate consumer transactions with golf courses, movie theaters and studios, and youth sports leagues, respectively. Our GolfNow and SportsEngine offerings also include cloud-based technology solutions and related services to golf courses and youth sports organizations, respectively. We also offer subscription services, including CNBC branded offerings providing live and on-demand personal finance programming and GolfPass, offering instructional videos and other golf-related content. Our revenue related to these platforms is generally transaction-based, and depending on the service, generally consists of an agreed share based on the value of underlying transactions, transaction-based fees paid by the consumer or fixed amounts for individual transactions or services provided.

Content Licensing

We generate revenue through licensing our owned content to third parties, including television networks, streaming services and other platforms, and licensing audio feeds of our programming and audio content to digital platforms.

How We Acquire Content

We produce, license and acquire the news, sports and entertainment programming and related content that we distribute across our platforms through a mix of internal production, third-party licensing and rights agreements and “work-for-hire” contracts.

News Programming

We generally produce our own news programming through our in-house news bureaus and editorial teams, supported by our ongoing relationships with global reporting agencies. We directly hire on-air talent as well as research, technical and production staff to provide quality news programming. This model is designed to enable in-depth reporting and political analysis while streamlining production costs.

Sports Programming

Our sports programming and related content is typically licensed under multiyear contractual agreements with the relevant sports leagues, and is produced by a combination of in-house and third-party teams. Following

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

the Separation, for sports programming displayed on our networks and platforms that remains covered by an agreement between NBCUniversal (including its subsidiaries) and the relevant sports league, NBCUniversal will enter into time purchase agreements with us on standard market terms pursuant to which NBCUniversal is permitted to exhibit such content on our networks and platforms. See “Business—How We Acquire Content—Sports Programming” for more information.

Entertainment Programming

We source the majority of our entertainment programming and related content pursuant to agreements with film and television studios, production companies and other rights holders. These agreements are of varying duration and generally permit us to air, stream and/or distribute series, films and other programming during certain periods and such agreements are subject to a competitive bidding process. Our licensed content includes episodic series such as Law & Order: Special Victims Unit (USA) and Forensic Files (Oxygen), and an extensive selection of films, including franchises such as Harry Potter (USA and SYFY), The Hunger Games (USA) and Fast & the Furious (E!).

With respect to unscripted content, we generally engage third-party producers and studios to create programming on a “work-for-hire” basis, the rights to which we own upon delivery. We air such content on our networks and also license it to third parties for further distribution.

Our Competitive Strengths

Expansive Audience Scale Generated Through Highly Recognized Brands

Our brands have significant audience reach and scale across our core markets, with more than 60 million viewers having watched content on a Versant network each week in 2024. To put this audience reach and scale into perspective, our viewers watched over 10 billion hours of programming on our networks during 2024, which surpassed aggregate viewership for several prominent streaming services. Most of these hours are spent on live sports and news genres, which have demonstrated resilience of ratings. Versant has attracted these audiences through an array of iconic brands, anchoring the content we produce and distribute. We have a long-standing history of providing timely, relevant and high-quality content to our valued audiences, and they have reciprocated with strong loyalty and engagement.

Our news, sports and entertainment brands, together with their associated programming, resonate deeply with audiences and consumers and are commercially important for distributors and advertisers. As a result, Versant generates significant value across a variety of revenue streams, including linear distribution, advertising, platforms and content licensing.

Deep Relationships with Our Customers

We have long-standing and well-established consumer relationships in our core markets. Each of our networks is among the most watched within its competitive set. For example, MSNBC enjoyed the second highest audience engagement, measured by the average weekly watch time per viewer, among cable networks in 2024. Golf Channel aired more live golf for golf fans than all other U.S. television networks combined in 2024.

Backed by deep knowledge of our audiences and the strength of our brands, we have successfully evolved content offerings to reflect changing consumer preferences and technological innovations. We have developed leading presence on digital platforms, complementing the success of our networks. MSNBC was the number one news brand on YouTube in 2024, while CNBC has had the number one business website, based on total minutes of consumption, for four consecutive years as of 2024. Also in 2024, E! News Digital was the most followed pop culture news brand on social platforms.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Furthermore, we have built upon the depth and breadth of our audience engagement through commerce, transactional and other related services, both for end-users and businesses. For example, we expanded our relationship with golf fans, originally established through the Golf Channel network, through GolfNow’s leading tee time reservation and golf course management technology platform.

Differentiated News, Sports and Entertainment Programming

MSNBC and CNBC provide some of the most recognizable journalism in the industry, spanning national and international news, business, politics and culture. Our news brands serve as a vital source of information for millions of viewers daily, which in turn strengthens advertiser relationships and increases appeal to distributors. We expect to build upon our existing news audience leadership with continued exceptional journalism and development of innovative consumer experiences reflecting the preeminence of our brands.

Our premium sports content, spearheaded by USA Network and Golf Channel, is a key competitive strength. This sports programming includes the Premier League, golf events such as PGA Tour tournaments, The Open Championship and the Ryder Cup, college basketball, the WNBA (starting with the 2026 season) and the Olympics. Our sports coverage creates meaningful connections with fans, drives strong viewer engagement and provides valuable opportunities for advertisers. With exclusive, long-term partnerships with top sports leagues, we offer unique viewership experiences unavailable elsewhere. We have rights to currently airing major sports content and properties that extend through 2029 or into the 2030s, providing long-term business visibility and assurance. Additionally, we will evaluate opportunities to supplement our sports rights portfolio, with a commitment to compelling economics and shareholder value.

With high-quality entertainment offerings, including USA Network, SYFY, E! and Oxygen True Crime, we attract large, engaged multiplatform audiences passionate about specific content such as crime, true crime, science-fiction and pop culture. USA Network has been a top-five entertainment cable network each year for the past 30 years. In 2024, E! News Digital generated 11 billion video views across all digital platforms with one of the largest shares of millennial and Gen Z audiences across comparable networks.

The strength of and demand for our content lead to monetization across a variety of distribution channels, including through agreements we have in place with major traditional and virtual MVPDs. We believe we are well-positioned to renew these agreements upon relevant expirations given the popularity of our programming and will seek to continue to expand the ways in which our content is distributed. Our leading content across news, sports and entertainment serves as a significant source of differentiation in a crowded media landscape.

Growing, Market Leading Digital Platforms

Our digital platforms are led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, which are market leaders in their respective categories with significant name recognition and prominence among consumers and businesses alike. Each is an innovative technology platform to facilitate consumer transactions and service critical stakeholders in our core markets. We also continue to expand digital product offerings and audiences with our other brands, including CNBC, MSNBC and E!. We believe our digital platforms have significant growth opportunity remaining, both from underlying market growth and continued share gains.

Strong Balance Sheet and Operating Performance Provides Us Financial and Strategic Flexibility

We are a well-capitalized business bolstered by multiple revenue streams, significant operating cash flows and a robust balance sheet. Our cash flow profile and ample liquidity will afford us significant optionality in investing across our business, whether through organic or inorganic growth strategies. Following the Separation, we expect to have the capacity to return capital to shareholders.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Experienced Management Team

Our company is led by an experienced management team with a proven track record, deep industry expertise and a forward-thinking approach to the business. The depth of experience within our management team serves as a significant source of differentiation. Our management’s strategic direction is focused on innovation, enhancing operational efficiency and maximizing long-term shareholder value.

Our Strategies

We intend to leverage our brands to maintain our leadership position and expand our business through the following strategies.

Develop Premier Content for Target Audiences

Our programming will focus on core audiences in political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment.

For the year ended December 31, 2024, news and sports content accounted for approximately 60% of our audience engagement. We believe these markets will remain core to our success, benefitting from Versant’s platforms’ strength and leadership across news and sports. MSNBC has ranked as a top two cable network by hours watched for each of the past seven years, CNBC is a recognized world leader in business news, and both USA Network and Golf Channel are top destinations for marquee sports programming.

We expect to continue to invest in the high-quality news programming that has allowed us to build an engaged, loyal audience, and we will evaluate opportunities to secure additional sports rights that benefit from our broad reach and promotional platforms. We believe that by continuing to provide engaging news and sports programming, we will enhance our relationships with critical stakeholders, including consumers, distributors, advertisers, subscribers and licensees.

Through our entertainment cable networks and associated digital services, we attract some of the largest audiences industry-wide for prominent genres, notably crime, true crime, science fiction and pop culture programming. In 2024, Oxygen was the second most-viewed true crime network on TV and SYFY attracted double the audience of other science-fiction focused networks. We expect to continue investing in programming within these genres for distribution on our networks and digital platforms as well as through third parties.

Leverage our Brands and Content for Complementary and Incremental Distribution, Expanding Our Audience and Revenues

While we continue to believe that MVPD bundles provide high value to our consumers, we understand that audiences increasingly consume content across a variety of digital platforms. Through Versant’s premier programming and brands, we plan to expand our audience reach through digital platforms such as advertising-supported-video-on-demand (“AVOD”), subscription-video-on-demand (“SVOD”) and free-advertising-supported-streaming-television (“FAST”), as well as other distribution methods, including over-the-air (“OTA”) and live events. Building our presence on these platforms will further strengthen our business model.

Deepen Customer Relationships and Monetization through Complementary Transactional, Commerce and Experiential Services

Our digital platforms, led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, have successfully delivered new value-added, monetizable services for core audiences. We expect to continue growing and expanding these businesses, helping to fuel long-term success. These digital brands are leaders in their industries

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

and complement our television networks. For example, GolfNow acquires customers efficiently through promotion and content integration on the Golf Channel, with its highly engaged audience of golf fans. GolfNow adds new monetization vehicles, largely transaction and technology fees, to Golf Channel’s distribution and advertising revenue. In addition, GolfNow usage enables additional consumer golf activity, which typically leads to increased viewership of the Golf Channel network. Fandango’s leading ticketing service and the Fandango at Home media platforms complement our networks, engaging fans of entertainment content. SportsEngine enhances our sports leadership in the youth sports participation market and builds upon our relationships with sports viewers. We also see opportunities to continue to expand our product offerings leveraging other brands, as we have with CNBC’s branded streaming services, investing club, podcasts, conferences and live events.

Pursue Disciplined Acquisitions and Investments

As a leader in our industry, we are well-positioned to pursue opportunistic and disciplined acquisitions and other investments that align with our core strategy, improve our competitive positioning in the market, enhance our portfolio with complementary brands, and most importantly, deliver attractive returns for our shareholders through synergistic improvements to our top line trajectory and cash flow profile.

The Separation

On November 20, 2024, Comcast announced a plan to distribute to Comcast’s shareholders all of the shares of common stock of a newly formed company, Versant, that would hold the Spin Business. Versant is currently a wholly owned subsidiary of Comcast that, after giving effect to the Transactions, will hold, directly or indirectly through its subsidiaries, the assets, liabilities and legal entities comprising the Spin Business.

The Separation will be achieved through the transfer of the assets and liabilities comprising the Spin Business to Versant or its subsidiaries in the Transactions. After the Transactions are consummated, all of the shares of Versant Class A common stock and Versant Class B common stock owned by Comcast will be distributed to the holders of Comcast Class A common stock and holders of Comcast Class B common stock of record, respectively, as of the close of business on the record date of     , 2025 (the “Distribution” and, together with the Transactions, the “Separation”). Each of Comcast’s shareholders as of the record date will be entitled to receive    share(s) of Versant Class A common stock or Versant Class B common stock for every    share(s) of Comcast Class A common stock or Comcast Class B common stock, respectively, held by such shareholder on the record date. Immediately following the Separation, holders of Comcast common stock prior to the Distribution will own 100% of the issued and outstanding shares of Versant common stock.

As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with Comcast and certain of its subsidiaries to effect the Separation and provide a framework for our relationship with Comcast after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations of Comcast and its subsidiaries, and will govern the relationship between Versant and Comcast after the Separation. Versant and Comcast will also enter into a Transition Services Agreement, which will set forth the terms under which Comcast will provide to Versant certain services or functions on a transitional basis that the companies historically have shared. For additional information, see “The Separation—Agreements with Comcast.”

The Comcast Board of Directors (the “Comcast Board”) believes separating the Spin Business from Comcast’s other businesses is in the best interests of Comcast and its shareholders and that the Separation will provide Comcast and Versant with a number of potential opportunities and benefits, including the following:

•

Strategic Focus. The Separation will permit each company to focus its strategy on unique sectors in the changing media landscape. Versant will seek to harness its business comprised of certain networks and complementary digital platforms to provide differentiated news, sports and entertainment content and

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

services. As a global media and technology company, Comcast will be well-positioned to continue to invest in its strategic core growth businesses, including residential broadband, wireless, business services, streaming, studios and theme parks. The Separation will allow each of the resulting companies to focus on different areas of the media industry and, as a result, we believe each company will be able to prioritize its unique areas of strength.

•

Resource Allocation and Capital Deployment. As an independent company, Versant will be better positioned to serve its audiences and drive shareholder returns. The Spin Business generated approximately $7.1 billion of revenue during the year ended December 31, 2024. Following the Separation, Versant will benefit from financial and strategic flexibility as well as the ability to use its cash flow and securities to evaluate and effect value enhancing opportunities, including acquisitions, partnerships and organic investment. Versant will also have a well-capitalized balance sheet and the capacity for an attractive capital return policy to drive shareholder value. We believe the ability to focus investment of resources to align with the specific strategic focus of each of Versant and Comcast will position both companies for success. In particular, the strategic flexibility that Versant will have as an independent company is designed to enable Versant to better navigate industry dynamics specific to the markets in which it operates, including technological advances, evolving consumer preferences, changes in how audiences are consuming content, and demand for new, complementary services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Our Business.”

•

Management and Employee Incentives. Versant will be led by an experienced, well-respected and dedicated management team with deep sector expertise and a dedicated board of directors (the “Board”). Meanwhile, each company will be able to better incentivize, attract and retain key employees by designing incentive programs that are closely tied to the performance of each company’s business. The Separation allows such incentive programs to be focused on the core strategies of each company, encouraging management and employees toward executing on the key drivers of success for the specific businesses.

•

Investor Choice and Value Creation. The Separation permits investors to value each company based on their distinct business characteristics and make more targeted investment decisions based on those characteristics. Investors will be provided with a more targeted investment opportunity so that investors interested in the business of Versant and its strategies, such as capital deployment, will have the opportunity to increase their ownership thereof directly by purchasing its Class A common stock. This differentiated investment profile also will provide investors with the opportunity to assess the evolving market environment and dynamics in the media and entertainment industry, which continue to reshape the competitive landscape and create distinct investment opportunities for Versant.

While a number of potential costs and risks were also considered, including, among others, risks relating to the creation of a new public company, the increased costs from operating as a separate public company, potential volatility in our stock price immediately following the Distribution due to sales by Comcast’s shareholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal shareholder base, potential disruptions to each business, failure to retain existing customers and realize growth potential, the loss of synergies and scale, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation, and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential costs and risks in connection therewith and provided the best opportunity to achieve the above benefits and enhance shareholder value.

The Distribution is subject to the satisfaction or waiver of certain conditions. For more information, see “Risk Factors—Spin-Related Risk Factors” and “The Separation—Conditions to the Distribution” included elsewhere in this information statement.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Corporate Information

Versant was incorporated in Pennsylvania on May 1, 2025. Versant will not conduct any operations and will have no material assets or liabilities prior to the completion of the Transactions, pursuant to which the assets related to the Spin Business will be contributed to and the liabilities related to the Spin Business will be assumed by Versant in accordance with the Separation and Distribution Agreement and other agreements entered into in connection with the Separation. Our principal executive offices are located at    and our telephone number is    . Our Internet site will be www.versantmedia.com. Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION

Please see “The Separation” for a more detailed description of the matters summarized below.

Q:	Why am I receiving this document?

A:

You are receiving this document because you are a holder of shares of Comcast common stock on the record date for the Distribution and, as such, will be entitled to receive shares of Versant common stock upon completion of the transactions described in this information statement. We are sending you this document to inform you about the Separation and to provide you with information about Versant and its business and operations upon completion of the Separation.

Q:	What do I have to do to participate in the Separation?

A:

Nothing. You will not be required to pay any cash or deliver any other consideration in order to receive the shares of Versant common stock that you will be entitled to receive upon completion of the Separation. In addition, no shareholder approval will be required for the Separation and therefore you are not being asked to provide a proxy with respect to any of your shares of Comcast common stock in connection with the Separation and you should not send us a proxy. The Distribution will not affect the number of outstanding shares of Comcast common stock or any rights of Comcast shareholders.

Q:	Why is Comcast separating the Spin Business from its other businesses?

A:

The Comcast Board believes separating the Spin Business from Comcast’s other businesses will provide both companies with a number of potential opportunities and benefits, such as improvements in strategic focus, resource allocation and capital deployment, management and employee incentives and increased investor choice and value creation. For more information, see “The Separation.”

Q:	What is Versant?

A:

Versant is a newly formed Pennsylvania corporation that will hold the Spin Business, directly or indirectly through its subsidiaries, and Versant Class A common stock will be publicly traded following the Separation.

Q:	How will Comcast accomplish the Separation of Versant?

A:

The Separation involves the consummation of (1) the Transactions, which will result in the transfer of the assets and liabilities related to the Spin Business to Versant or its subsidiaries, and (2) the Distribution, which will result in the distribution of all the shares of Versant common stock owned by Comcast to the holders of Comcast common stock as of the record date. Following the Transactions and the Distribution, Versant will be a publicly traded company independent from Comcast, and Comcast will not retain any ownership interest in Versant.

Q:	What will I receive in the Distribution?

A:

Holders of Comcast common stock as of the record date will be entitled to receive share(s) of Versant Class A common stock or Versant Class B common stock for every share(s) of Comcast Class A common stock or Comcast Class B common stock, respectively, held by them on the record date.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	How does my ownership in Comcast change as a result of the Separation?

A:	Your proportionate interest in Comcast will not change as a result of the Separation.

Q:	What is the record date for the Distribution?

A:

The record date for the Distribution is    , 2025, and ownership will be determined as of the close of business on that date. When we refer to the record date in this information statement, we are referring to that time and date.

Q:	When will the Distribution occur?

A:	The Distribution is expected to occur on , 2025.

Q:	As a holder of shares of Comcast common stock as of the record date for the Distribution, how will shares of Versant common stock be distributed to me?

A:

If you are a registered shareholder that owns shares of Comcast Class A common stock directly in book-entry form through an account at Equiniti, you will receive your shares of Versant Class A common stock by way of direct registration in book-entry form. On or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of Versant Class A common stock that have been registered in book-entry form in your name.

If you are a beneficial shareholder and hold shares of Comcast Class A common stock through a bank or brokerage firm, your ownership would be recorded on the bank or brokerage firm’s books, and your bank or brokerage firm will credit your account for the shares of Versant Class A common stock that you are entitled to receive in the Distribution.

For holders of Comcast Class B common stock, you will be issued a share certificate representing the shares of Versant Class B common stock that you are entitled to receive. For additional information, see “The Separation—When and How You Will Receive the Distribution of Versant Shares.”

Q:	Why is no Comcast shareholder vote required to approve the Separation and its material terms?

A:

Comcast is incorporated in Pennsylvania. Pennsylvania law does not require a shareholder vote to approve the Separation because the Separation does not constitute a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of Comcast.

Q:	How will fractional shares be treated in the Distribution?

A:

You will not receive fractional shares of Versant common stock in the Distribution. The distribution agent will aggregate fractional shares of Versant Class A common stock into whole shares, sell the whole shares (or cause the whole shares to be sold) in the open market at prevailing prices and distribute the net cash proceeds, after deducting any applicable taxes, brokerage charges and commissions, on a pro-rata basis to each holder who would otherwise have been entitled to receive a fractional share in the Distribution. The distribution agent will, in its sole discretion, without any influence by Comcast or us, determine when, how, through which broker-dealer and at what price to sell the whole shares of Versant Class A common stock.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:

A condition to the Distribution is Comcast’s receipt of an opinion of Davis Polk & Wardwell LLP, to the effect that for U.S. federal income tax purposes, the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

of 1986, as amended (the “Code”) and a distribution to which Section 355 of the Code applies, and the distribution by Comcast of the proceeds from the Special Cash Payment (as defined below) as provided in the Separation and Distribution Agreement (the “Comcast Cash Distribution”) will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code. On the basis that the Distribution so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the Distribution, except with respect to any cash received in lieu of fractional shares of Versant common stock. You should review the section entitled “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

Q:	How will I determine the tax basis I will have in my Comcast shares after the Distribution and Versant shares I receive in the Distribution?

A:

Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of Comcast common stock and the shares of Versant common stock you receive in the Distribution (including any fractional shares for which cash is received) will equal the aggregate basis of Comcast common stock held by you immediately before the Distribution. This aggregate basis will be allocated between your shares of Comcast common stock and the shares of Versant common stock you receive in the Distribution (including any fractional shares for which cash is received) in proportion to the relative fair market value of each immediately following the Distribution. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q:	How will Comcast Class A common stock and Versant Class A common stock trade after the Separation?

A:

There is currently no public market for Versant Class A common stock. We expect to have shares of Versant Class A common stock listed on Nasdaq under the ticker symbol “VSNT.” Comcast Class A common stock will continue to trade on Nasdaq under the ticker symbol “CMCSA.” The Versant Class B common stock will not be listed on any stock exchange.

Q:	If I sell my shares of Comcast Class A common stock before or on the Distribution Date, will I still be entitled to receive Versant shares in the Distribution with respect to the sold shares?

A:

Beginning on or about the record date and continuing up to and including the Distribution Date, we expect that there will be two markets in Comcast Class A common stock: a “regular-way” market and an “ex-distribution” market. Shares of Comcast Class A common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of Versant Class A common stock to be distributed in the Distribution regardless of whether such trades are made before or after the record date. Shares that trade on the “ex-distribution” market after the record date will trade without an entitlement to receive shares of Versant Class A common stock to be distributed in the Distribution.

If you own shares of Comcast Class A common stock on the record date and sell those shares on the “regular-way” market before the Distribution Date, you will also be selling the right to receive shares of Versant Class A common stock that would have been distributed to you in the Distribution. By contrast, if you own shares of Comcast Class A common stock on the record date and sell those shares on the “ex-distribution” market after the record date and on or before the Distribution Date, you will retain the right to receive shares of Versant Class A common stock in the Distribution. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Comcast Class A common stock prior to or on the Distribution Date.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	Will I receive a stock certificate for Versant shares distributed as a result of the Distribution?

A:

Registered holders of Comcast Class A common stock who are entitled to participate in the Distribution will receive a book-entry account statement reflecting their ownership of Versant Class A common stock. We will make book-entry credits on the books of Versant for the respective shares of Versant Class A common stock that you are entitled to receive. Registered holders of Comcast Class B common stock who are entitled to participate in the Distribution will be issued share certificates representing their ownership of Versant Class B common stock. For additional information, registered shareholders in the U.S., Canada or Puerto Rico should contact Comcast’s transfer agent,    . See “The Separation—When and How You Will Receive the Distribution of Versant Shares.”

Q:	Can Comcast decide to cancel the Distribution of Versant common stock even if all the conditions have been met?

A:	Yes. Comcast has the right to terminate, or modify the terms of, the Separation at any time prior to the Distribution, even if all of the conditions to the Distribution are satisfied.

Q:	Do I have dissenters’ rights?

A:	No, Comcast shareholders do not have any dissenters’ rights in connection with the Separation.

Q:	Will Versant incur any debt in connection with the Separation?

A:

Yes. We intend to enter into new financing arrangements in anticipation of the Separation consisting of a $    million revolving credit facility (which is expected to be undrawn at the Separation) and approximately $    billion aggregate principal amount of new debt in the form of senior secured term loans and/or senior secured notes. We intend to use a portion of the net proceeds of such indebtedness to make a cash payment of approximately $    to Comcast as consideration for assets that will be contributed to us in connection with the Separation (the “Special Cash Payment”), with the remainder being used for general corporate purposes. See “Description of Material Indebtedness.”

Following the Separation, our debt obligations could restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, our separation from Comcast may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors—Spin-Related Risk Factors” and “Description of Material Indebtedness.”

Q:	Does Versant intend to pay cash dividends?

A:

While we expect to have the capacity to return capital to our shareholders following the Separation, the declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board deems relevant. See “Dividend Policy.”

Q:	Will the Separation affect the trading price of my Comcast Class A common stock?

A:

We expect the trading price of shares of Comcast Class A common stock immediately following the Distribution to be lower than the trading price immediately prior to the Distribution because the trading price will no longer reflect the value of the Spin Business. There can be no assurance that, following the Distribution, the combined trading prices of Comcast Class A common stock and our Class A common stock will equal or exceed what the trading price of Comcast Class A common stock would have been in the absence of the Distribution.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	What will happen to outstanding Comcast equity compensation awards?

A:

In connection with the Separation, outstanding time-based restricted stock units (“RSUs”) in respect of Comcast Class A common stock (“Comcast RSUs”) and options to purchase Comcast Class A common stock (the “Comcast Options” and together with the Comcast RSUs, the “Comcast Equity Awards”) will be equitably adjusted in accordance with the terms of the Comcast equity incentive plans.

For details on the equitable adjustments intended to be made to Comcast Equity Awards in connection with Separation (including the related adjustment methodologies), see “Compensation Discussion and Analysis—Equity Compensation—Treatment of Equity Awards Upon Separation.”

Q:	What will the relationship between Comcast and Versant be following the Separation?

A:

After the Separation, Comcast will not own any shares of Versant common stock, and each of Comcast and Versant will be independent, publicly traded companies with their own management teams and boards of directors. However, in connection with the Separation, we will enter into a number of agreements with Comcast and certain of its subsidiaries that, among other things, govern the Separation and allocate responsibilities for obligations arising before and after the Separation, including, among others, obligations relating to transition services, employee matters, tax matters, intellectual property matters and certain commercial arrangements. See “The Separation—Agreements with Comcast.”

Q:	Who is the transfer agent for Versant Class A common stock?

A:	will be the transfer agent for the Versant Class A common stock. You can contact at or by signing on to your account at .

Q:	Who is the distribution agent for the Distribution of Versant Class A common stock?

A:	Equiniti Trust Company, or Equiniti.

Q:	Who can I contact for more information?

A:	If you have questions relating to the mechanics of the Distribution, you should contact the distribution agent:

Equiniti Trust Company, LLC D/B/A EQ Shareowner Services

P.O. Box 64854

St. Paul, Minnesota 55164-0854

Before the Separation, if you have questions relating to the transactions described herein, you should contact Comcast at:

Thomas J. Reid

Comcast Corporation

One Comcast Center

Philadelphia, PA 19013-2838

(866) 281-2100

After the Separation, if you have questions relating to the transactions described herein, you should contact Versant at:

Jordan R. Fasbender

Versant Media Group, Inc.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF THE SEPARATION

The following is a summary of the material terms of the Separation, including the Transactions, the Distribution and certain other related transactions.

Distributing Company	Comcast Corporation (“Comcast”), a Pennsylvania corporation. After the Distribution, Comcast will not own any shares of Versant common stock.

Distributed Company	Versant Media Group, Inc. (“Versant”), a Pennsylvania corporation, is a wholly owned subsidiary of Comcast that, after giving effect to the Transactions, will hold, directly or indirectly through its subsidiaries, the assets and liabilities comprising the Spin Business. After the Distribution, Versant will be an independent, publicly traded company.

Distributed Company Structure	Versant is a holding company. At the time of the Distribution, it will own the shares of a number of subsidiaries operating the Spin Business.

Record Date	The record date for the Distribution is on the close of business on , 2025.

Distribution Date	The Distribution Date is , 2025.

Distributed Securities	Comcast will distribute 100% of the shares of Versant common stock outstanding immediately prior to the Distribution.

Based on the approximately shares of Comcast Class A common stock and shares of Comcast Class B common stock outstanding on , 2025, and applying the distribution ratio of share(s) of Versant common stock for every share(s) of Comcast common stock, Comcast will distribute approximately shares of Versant Class A common stock and approximately shares of Versant Class B common stock to Comcast shareholders.

Distribution Ratio	Each of Comcast’s shareholders as of the record date will be entitled to receive share(s) of Versant Class A common stock or Versant Class B common stock for every share(s) of Comcast Class A common stock or Comcast Class B common stock, respectively, held by such shareholder on the record date.

Fractional Shares

Comcast will not distribute any fractional shares of Versant common stock to Comcast shareholders. Instead, as soon as practicable on or after the Distribution Date, the distribution agent will aggregate fractional shares of Versant Class A common stock into whole shares, sell the whole shares (or cause the whole shares to be sold) in the open market at prevailing prices and distribute the net cash proceeds, after deducting any applicable taxes, brokerage charges and commissions, on a pro-rata basis to each holder who would otherwise have been entitled to receive a fractional share in the Distribution. The distribution agent will determine when, how, through which broker-dealers and at what prices to sell the aggregated fractional

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

shares. Recipients of cash in lieu of fractional shares of Versant common stock will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described in “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

Distribution Method	Versant Class A common stock will be issued only by direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to shareholders, as is the case with respect to the Versant Class A common stock that will be distributed as part of the Distribution. Holders of Versant Class B common stock will be issued share certificates.

Conditions to the Distribution	The Distribution is subject to the satisfaction or waiver by Comcast of the following conditions, as well as other conditions described in this information statement in “The Separation—Conditions to the Distribution”:

•

The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect, and no proceedings for such purpose will be pending before or threatened by the SEC, and this information statement, or a notice of Internet availability thereof, will have been made available to the holders of Comcast common stock as of the record date for the Distribution;

•	Our Class A common stock to be delivered in the Distribution will have been approved for listing on Nasdaq subject to official notice of issuance;

•

Comcast will have received the opinion of Davis Polk & Wardwell LLP to the effect that, for U.S. federal income tax purposes, the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code;

•

Any material governmental approvals and consents and any material permits, registrations and consents from third parties, in each case, necessary to effect the Transactions or the Distribution will have been obtained; and

•

No event or development will have occurred or exist that, in the judgment of the Comcast Board, in its sole discretion, makes it inadvisable to effect the Distribution or other transactions contemplated by the Separation and Distribution Agreement or by any of the ancillary agreements contemplated by the Separation and Distribution Agreement.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We cannot assure you that all of the conditions will be satisfied or waived. The fulfillment of the conditions to the Distribution will not create any obligations on Comcast’s part to effect the Distribution, and Comcast has reserved the right to abandon, modify or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Stock Exchange Listing	Versant has applied to have its shares of Class A common stock listed on Nasdaq under the ticker symbol “VSNT.”

Dividend Policy	While we expect to have the capacity to return capital to our shareholders following the Separation, the declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board deems relevant. For more information, see “Dividend Policy.”

Transfer Agent	, with respect to the shares of Versant Class A common stock.

U.S. Federal Income Tax Consequences	A condition to the Distribution is Comcast’s receipt of the opinion of Davis Polk & Wardwell LLP to the effect that, for U.S. federal income tax purposes, the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code. In that case, for U.S. federal income tax purposes, the Distribution will be tax-free to beneficial owners of Comcast common stock, except to the extent of any cash received in lieu of fractional shares of Versant common stock. You should review the section entitled “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY RISK FACTORS

We are subject to a number of risks, including risks related to the Separation, including the Transactions and the Distribution, and other related transactions. The following list of risk factors is not exhaustive. Please read “Risk Factors” carefully for a more thorough description of these and other risks.

Business Risk Factors

•	We are subject to intense competition, and if we are unable to compete effectively, our business, financial condition and results of operations could suffer.

•	Changes in consumer behavior, evolving technologies and distribution platforms continue to adversely affect our business.

•	The loss of programming distribution agreements, or the renewal of these agreements on less favorable terms, could adversely affect our businesses.

•	A decline in advertisers’ expenditures or changes in advertising markets could negatively impact our business.

•	Damage to our brands or our reputation could have a material adverse effect on our business, financial condition or results of operations.

•	Our network rebrands may result in customer confusion and disruption, leading to lower ratings and monetization.

•	Our business depends on the continued appeal of the content we distribute. The preferences of our viewers and distributors are difficult to forecast and subject to change.

•	The growth of our digital platforms depends on our ability to attract new customers, retain existing customers and continue to grow the revenue we derive from these businesses.

•	Our businesses depend on using and protecting certain intellectual property rights and on not infringing, misappropriating or otherwise violating the intellectual property rights of others.

•

A cyber attack, information or security breach, or technology disruption or failure, may negatively impact our ability to conduct our business or result in the misuse of confidential information, all of which could adversely affect our reputation and our business, financial condition and results of operations.

•	Weak economic conditions may have a negative impact on our businesses.

•	The loss of key management personnel or popular on-air and creative talent could have an adverse effect on our businesses.

•	Labor disputes, whether involving employees or sports organizations, may disrupt our operations and adversely affect our businesses.

•	Unfavorable litigation or governmental investigation results could require us to pay significant amounts or lead to onerous operating procedures.

•	Our inability to successfully make investments in, and/or acquire and integrate, other businesses, assets, products or technologies could harm our business, financial condition or operating results.

Spin-Related Risk Factors

•	We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.

•	We have no history of operating as an independent company, and our combined financial statements and unaudited pro forma combined financial statements are not necessarily representative of the results

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

•	We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.

•	Until the Separation occurs, Comcast has sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

•

In connection with the Separation, we intend to enter into new financing arrangements that could restrict our business and adversely impact our cash flows, business, financial condition and results of operations.

•	Comcast shareholders do not have dissenters’ rights with respect to the Separation.

•

If the Transactions and Distribution, together with certain related transactions, do not qualify as transactions that are tax-free for U.S. federal income tax purposes or non-U.S. tax purposes, Comcast and/or holders of Comcast common stock could be subject to significant tax liability.

Common Stock Risk Factors

•

Because there has not been any public market for our Class A common stock, the market price and trading volume of our Class A common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Separation.

•	A large number of our shares are or will be eligible for future sale, which may cause the market price of our Class A common stock to decline.

•

Because our Class A common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices, significant amounts of our Class A common stock will likely need to be sold in the open market where there may not be offsetting demand.

•	Provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law could delay or prevent a change in control of Versant.

•	Your percentage ownership in Versant may be diluted in the future.

•

Our common stock is and will be subordinate to all of our future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

•	We cannot assure you that our Board will declare dividends in the foreseeable future.

•

Our Class B common stock will have substantial voting rights and separate approval rights over certain potentially material transactions, and Brian L. Roberts, the Chairman and CEO of Comcast, will have considerable influence over Versant through his beneficial ownership of our Class B common stock.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY COMBINED FINANCIAL AND OTHER DATA

The following summary combined financial data of the Company should be read in conjunction with, and are qualified by reference to, the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and notes thereto included elsewhere in this information statement. The combined statement of income data for the years ended December 31, 2024, 2023 and 2022, and the combined balance sheet data as of December 31, 2024 and 2023 are derived from, and qualified by reference to, the audited combined financial statements of the Company included elsewhere in this information statement, and should be read in conjunction with those combined financial statements and notes thereto. The combined statement of income data for the six months ended June 30, 2025 and 2024, and the combined balance sheet data as of June 30, 2025 are derived from, and qualified by reference to, the unaudited condensed combined financial statements of the Company included elsewhere in this information statement, and should be read in conjunction with those combined financial statements and notes thereto.

The summary financial data in this section are not intended to replace our combined financial statements and related notes appearing at the end of this information statement.

The following tables summarize our results of operations for the periods presented:

	Six Months ended June 30,		Year ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Revenue	$3,415	$3,626	$7,062	$7,445	$7,834
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)	1,354	1,436	3,064	3,154	3,161
Selling, general and administrative	662	616	1,167	1,231	1,271
Depreciation and amortization	489	494	989	991	992

Total costs and expenses	2,505	2,546	5,220	5,375	5,424

Operating income	910	1,081	1,841	2,069	2,410
Investment and other income (loss), net	(1)	—	1	—	(61)
Income before income taxes	908	1,081	1,843	2,069	2,349

Income tax expense	(238)	(281)	(478)	(530)	(591)
Net income	670	801	1,365	1,540	1,758

Less: Net income (loss) attributable to noncontrolling interests	1	(2)	2	—	(6)

Net income attributable to Versant	$669	$803	$1,363	$1,539	$1,764

	Six Months ended June 30,		Year ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Net cash provided by operating activities	$1,113	$1,084	$2,211	$2,428	$2,509
Net cash provided by (used in) investing activities	$(77)	$(28)	$(71)	$(60)	$(39)
Net cash provided by (used in) financing activities	$(1,040)	$(1,059)	$(2,155)	$(2,355)	$(2,486)

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

	As of June 30,	As of December 31,
	2025	2024	2023
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$4	$8	$23
Total assets	11,610	12,049	13,099

Total liabilities	1,033	1,133	1,422

Total equity	$10,577	$10,915	$11,677

Non-GAAP Financial Measure

	Six Months ended June 30,		Year ended December 31,
	2025	2024	2024	2023	2022
	(in millions)
Adjusted EBITDA(1)	$1,442	$1,575	$2,837	$3,060	$3,402

(1)

Adjusted EBITDA is a non-GAAP financial measure. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures” for discussion on how we define and calculate Adjusted EBITDA, why we believe this measure is important and a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated in accordance with GAAP, net income attributable to Versant.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to the Separation, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. Our business, prospects, results of operations, financial condition or cash flows could be materially and adversely affected by any of these risks, and, as a result, the trading price of our Class A common stock could decline.

Business Risk Factors

We are subject to intense competition, and if we are unable to compete effectively, our business, financial condition and results of operations could suffer.

Our businesses operate in highly competitive industries. Our networks compete with other networks to secure favorable distribution agreements with MVPDs and ultimately for viewership. We also compete with companies that license programming and related content to secure desired programming, as well as companies that sell advertising time and space, including other networks distributed by MVPDs, streaming services, social media platforms, other online and mobile offerings, radio and newspapers. For more information regarding the competition facing our businesses, see “Business—Our Industry—Competition.”

We compete to distribute our networks on MVPDs, including for the right to be carried on any particular “tier” of service and ultimately for viewership. Competition has intensified as MVPDs have explored alternative distribution methods and new types of MVPD bundles to satisfy evolving consumer preferences and reduce their programming costs. Although we intend to reach new audiences by expanding and extending our content offerings into new outlets, the market landscape is highly competitive and requires significant investment, and there can be no assurance that we will be able to compete effectively.

Additionally, we compete against companies that license programming and related content, including other networks and digital platforms. The market for programming is very competitive. Sports programming, in particular, has become significantly more competitive and expensive in recent years. As a result, there can be no assurance that we will be able to renew our existing sports programming agreements at attractive rates, or at all. In addition, content owners may choose not to license popular content to us, and as more content owners offer their content direct-to-consumer, they may reduce the quantity and quality of the content available to us. If we are unable to enter into or renew some or all of these contracts on acceptable terms, the audience appeal of our programming and related content may suffer, which could adversely affect our business, financial condition and results of operations.

We compete with companies that sell advertising time and space, such as other networks distributed by MVPDs, streaming services (including an increasing number of ad-supported streaming services), social media platforms, other online and mobile offerings, radio and newspapers. Our competition with digital media companies has intensified as advertisers have shifted, and may continue to shift, a larger portion of their total expenditures to digital media. The willingness of advertisers to purchase advertising from us may be adversely affected by lower audience ratings at our networks or less engagement on our digital platforms. Additionally, we face competition from other platforms with more tailored customer targeting capabilities that sell advertising at competitive prices.

We also compete through our digital businesses with other similar businesses. New or existing competitors may be able to develop competing services that have greater appeal or are more competitively priced, or may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, regulations or user requirements.

Competitors with significant resources, greater efficiencies of scale and fewer regulatory burdens continue to increasingly compete with our businesses. Some of these competitors could also have preferential access to

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

customer data or other competitive information. Further, consolidation of, or cooperation between, our competitors may intensify competition. For example, cooperation between competitors may allow them to offer a range of products and services, including aggregating certain content into a stand-alone offering, offering free or lower cost streaming services, potentially on an exclusive basis, or bundling streaming services with other digital platforms. There can be no assurance that we will be able to compete successfully in the future against existing or new competitors, or that competition will not have an adverse effect on our business, financial condition and results of operations.

Our ability to compete effectively depends on our perceived image and reputation among our various constituencies, including consumers, advertisers and other business partners, employees, investors and government authorities. For example, some of these constituencies may have their own, and some have conflicting, environmental, social and governance priorities, which may present risks to our reputation and brands if these constituencies perceive misalignment.

Changes in consumer behavior, evolving technologies and distribution platforms continue to adversely affect our business.

Technological advances and evolving consumer preferences have changed how audiences consume video content, reducing the number of subscribers to MVPDs and, in turn, adversely affecting businesses like ours that derive distribution revenue from MVPDs.

As subscribers depart the MVPD ecosystem, MVPDs could deprioritize their cable television network consumer offerings or exit the cable television network business altogether, further reducing our distribution revenue and causing the advertising on our networks to become less attractive. Because we derive significant revenue through advertising on networks distributed by MVPDs, these changes have affected, and will continue to affect, our business and results of operations. Consumer demand for traditional U.S. cable television remains subject to many factors outside of our control and, while we expect subscribers to continue to depart the MVPD ecosystem, we cannot be certain how consumer demand will evolve in the future.

As we respond to the decline in consumer demand for cable television, our future success is and will be dependent on our ability to acquire, develop, adopt and leverage new and existing technologies, and our competitors’ use of certain types of technology, including artificial intelligence (“AI”), may provide them with a competitive advantage if we are unable to keep pace. New technologies can materially impact our businesses in a number of ways, including affecting the demand for our content and services, how we distribute our content and provide our other services and increasing competition for our digital platforms, all of which may adversely affect our business. For example, advances in technology have significantly increased the number of content distribution platforms, increasing the number of entertainment choices available to consumers, intensifying audience fragmentation and disaggregating the manner in which content is distributed and consumed. These new platforms include streaming services and aggregators, social networking and user-generated content platforms, gaming and other mobile applications. Many content owners also deliver programming or related content direct-to-consumer, which has further disrupted traditional content distribution models. As consumers turn to direct-to-consumer offerings or streaming services in lieu of cable television networks, the revenue we earn from distributing our networks to MVPDs may decrease because our revenues are derived in part from the number of MVPD subscribers. Additionally, the rising popularity of many of these content distribution platforms, including the rapid proliferation of streaming services and short-form video content on social networking platforms, have changed, and may continue to change, consumers’ expectations of video content, their willingness to pay for such content, their perception of quality entertainment and their tolerance for commercial interruptions. Such changes have reduced traditional U.S. cable television viewership and contributed to audience ratings declines for our networks.

If we are unable to anticipate or effectively respond to changes in technology, consumer behavior or distribution models, or if we are unable to execute effectively on our strategic and technology initiatives, our businesses and results of operations could be adversely affected.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The loss of programming distribution agreements, or the renewal of these agreements on less favorable terms, could adversely affect our businesses.

Our networks depend on our ability to secure and maintain favorable distribution agreements with MVPDs. The number of subscribers to our networks has decreased over time, and may continue to decrease, as a result of overall reduced viewing of cable television. If our networks do not attract sufficient viewers, both new and existing MVPDs may be reluctant to distribute our networks or may decide to distribute our networks with significantly less favorable terms.

MVPDs also may elect not to enter into agreements to distribute some or all of our networks as a result of changing market dynamics and industry consolidation. For example, MVPDs may seek to offer smaller packages of channels as part of their MVPD bundles, which may increase both competition for carriage on distribution platforms and marketing expenses and could adversely affect our business, financial condition and results of operations.

Following the Separation, our negotiating position with MVPDs may be weakened without the ability to sell our programming along with NBCU’s broadcast television networks and Peacock. There can be no assurance that any of our programming distribution agreements will be entered into or renewed in the future on similar terms. Our inability to enter into or renew some or all of our distribution agreements on favorable terms could reduce our revenue and the reach of our programming, which could adversely affect our business, financial condition and results of operations.

A decline in advertisers’ expenditures or changes in advertising markets could negatively impact our business.

We derive significant revenue from selling advertising, and declines in expenditures by advertisers have in the past negatively impacted, and may in the future, negatively impact our business, financial condition and results of operations. We have experienced, and may continue to experience, declines in advertising revenue caused by the economic prospects of specific advertisers or industries, increased competition for the leisure time of viewers, increased audience fragmentation, increased viewing of content through streaming services or other digital platforms and increased use of time-shifting and advertising-blocking technologies, regulatory intervention regarding where, what and when advertising may be placed, regulatory changes regarding the content of certain advertising and economic conditions generally. Additionally, expenditures by advertisers can be cyclical. For example, major sports events and election cycles may cause our advertising revenue to vary substantially from period to period. Political advertising expenditures are impacted by the ability and willingness of candidates and political action campaigns to spend funds on advertising and the competitive nature of the elections in markets featuring our programming. A decline in the economic prospects of advertisers or the economy in general could also alter current or prospective advertisers’ spending priorities. The threat of regulatory action or increased scrutiny that deters certain advertisers from advertising or reaching their intended audiences could also adversely affect advertising revenue. In addition, shifting consumer preferences towards other content distribution platforms has changed the landscape of traditional U.S. cable television advertising spending, prompting advertisers to modify their strategies, and ultimately advertising spend, and this trend may continue or accelerate.

Demand for advertising is also a factor in determining advertising rates. Lower audience ratings and reduced viewership, which our networks have experienced, and likely will continue to experience, affect advertisers’ willingness to purchase advertising from us. Advertising sales also depend on the methodology used for audience measurement and could be negatively affected if methodologies do not accurately reflect actual viewership or engagement levels. Reduced use of our online businesses and mobile applications may also adversely impact our advertising revenue.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Damage to our brands or our reputation could have a material adverse effect on our business, financial condition or results of operations.

Our brands are among our most valuable assets. We believe that our brand image, awareness and reputation strengthen our relationship with our audiences and contribute significantly to the success of our business. Maintaining, enhancing and extending our brands, as well as our rebranding efforts, may require us to make significant investments in marketing, content or new products, services or events, and these investments may not be successful. Moreover, we may introduce new content that is not popular with our consumers and advertisers, which may negatively affect our brands. To the extent our news, sports and entertainment content is not compelling to consumers, our ability to maintain a positive reputation may be adversely impacted. Our brands, credibility and reputation have been impacted from time to time, and could be damaged in the future, by incidents that erode consumer, advertiser or business partner trust or a perception that our offerings, including our journalism, programming and related content, are low quality, unreliable or fail to attract and retain audiences. The manipulation of content by bad actors, including the creation of “deep fakes” (videos created with AI to realistically impersonate persons such as journalists or political candidates), could erode audience trust by making it difficult to determine what content is real. Additionally, litigation, governmental scrutiny and fines and significant negative claims or publicity regarding us or our operations, content, products, management, employees, practices, advertisers, business partners and culture, including individuals associated with content we create or license, impact our reputation and may damage our reputation and brands, even if meritless or untrue.

Additionally, geopolitical tensions, including as a result of geopolitical conflicts, political developments and social unease, could negatively impact the reputation of our brands. Furthermore, to the extent our marketing, cybersecurity, customer service and public relations efforts are not effective or result in negative consumer reaction, our ability to maintain a positive reputation may likewise be adversely impacted. If we are not successful in maintaining, rebranding or enhancing the image or awareness of our brands, or if our reputation is harmed for any reason, it could have a material adverse effect on our business, financial condition or results of operations.

Our network rebrands may result in customer confusion and disruption, leading to lower ratings and monetization.

In connection with the Separation, in August 2025 we announced that we are rebranding MSNBC as My Source News Opinion World (MS NOW), effective towards the end of 2025, and Versant’s sports programming will come together under the new brand USA Sports. We will also remove the Peacock logo from our other networks, platforms and products in connection with the Separation. In addition, we will enter into commercial agreements with Comcast in connection with the Separation pursuant to which Comcast will grant us a license to use certain intellectual property rights owned by Comcast, which will contain limitations on how we may use the licensed intellectual property rights and will limit how long we may continue to use such brands. For example, our use of the CNBC brand will be subject to a trademark license agreement with Comcast that provides an initial term of five years.

Any new names, brands and logos may not benefit from the same recognition and association with quality as their predecessor names, brands and logos, which may affect our ability to attract and maintain viewers who may not recognize these new names, brands and logos. As a result, we may not be successful at maintaining viewership levels as we transition to new names, brands and logos. Any loss of viewers due to such repositioning may impact the attractiveness of our networks and digital platforms to distributors and advertisers, which could in turn reduce our linear distribution revenue and our advertising revenue. We may also incur additional costs related to marketing efforts with respect to any new names, brands and logos. Moreover, new names, brands and logos may be subject to challenge by third parties under intellectual property laws. See “—Our businesses depend on using and protecting certain intellectual property rights and on not infringing, misappropriating or otherwise violating the intellectual property rights of others.” As a result, any such brand repositioning could adversely affect our business, financial condition and results of operations, and, if unsuccessful or challenged, could require further repositioning.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our business depends on the continued appeal of the content we distribute. The preferences of our viewers and distributors are difficult to forecast and subject to change.

The success of our business depends on viewer preferences and audience acceptance of the content we distribute. The factors that drive viewer engagement are often unpredictable and volatile and subject to influences that are beyond our control, such as changing consumer tastes, the quality, accessibility and appeal of competing programming, general economic conditions and competition from other entertainment activities. We may not be able to anticipate and react effectively to shifts in viewer preferences in our markets. Changes in viewer preferences and demographics have caused, and may continue to cause, the audiences for certain of our programming and related content to decline. To the extent that MVPDs and other digital platforms package channels by genre or increase customer choice as to which networks are included in their subscription packages, ratings for our networks may decline and our business, financial condition and results of operations may be adversely affected.

In addition, a failure to anticipate or respond to viewer preferences could be especially detrimental to our business, particularly for certain portions of our business that depend on a relatively small number of programs and sporting events. For example, the success of our sports programming depends on the popularity and success of the sports franchises, leagues and teams for which we have acquired programming rights. Any decline in popularity of a sports league or failure to generate fan enthusiasm may adversely impact viewership, advertising sales and distribution fees received from MVPDs when our existing carriage deals expire. If the content we distribute does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of such content, our bargaining position may be adversely impacted when seeking to renew our distribution agreements with MVPDs, and we may experience a decrease in the number of subscribers for our networks, causing our advertising revenue to suffer.

The commercial success of the content we distribute also depends upon the quality and acceptance of competing content available in the marketplace. Other factors, including the availability of alternative forms of entertainment and leisure time activities, piracy and our ability to develop strong brand awareness may also affect the audience demand for our content. Consequently, reduced public acceptance of our news, sports and entertainment content or negative publicity regarding individuals or operations associated with our content or brands may decrease our audience share and viewer reach and adversely affect our business, financial condition and results of operations.

The growth of our digital platforms depends on our ability to attract new customers, retain existing customers and continue to grow the revenue we derive from these businesses.

Our digital platforms generate revenue from providing services directly to consumers, selling cloud-based technology and related services and selling advertisements.

We may fail to attract new customers, retain our existing customers or increase sales to both new and existing customers due to a number of factors, including:

•	reductions in our current or potential customers’ spending levels;

•	a decrease in user spending, including due to a deteriorating macroeconomic environment;

•	a decline in our customers’ level of satisfaction with our websites and mobile applications or our pricing;

•	changes in our relationships with third parties, including app developers, payments processors and other partners;

•	our brand recognition; and

•	concerns relating to actual or perceived privacy or security breaches.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our businesses depend on using and protecting certain intellectual property rights and on not infringing, misappropriating or otherwise violating the intellectual property rights of others.

We rely on our intellectual property, such as patents, copyrights, trademarks and trade secrets, as well as licenses and other agreements with our vendors and other third parties, to use various technologies, conduct our business operations and sell our products and services. Legal challenges to our intellectual property rights and claims of intellectual property infringement, misappropriation or other violation by third parties could require that we enter into royalty or licensing agreements on unfavorable terms, rebrand our platforms, products or services, incur substantial monetary liability, or be enjoined preliminarily or permanently from further use of the intellectual property in question or from the continuation of our business as currently conducted. We may need to change our business practices if any of these events occur, which may limit our ability to compete effectively and could have an adverse effect on our business, financial condition and results of operations. Even if we believe any such challenges or claims are without merit, they can be time-consuming, costly to defend and may divert management’s attention and resources away from our businesses. Moreover, if we are unable to obtain, or continue to obtain, licenses from our vendors and other third parties on reasonable terms, or at all, our business, financial condition and results of operations could be adversely affected.

In addition, intellectual property constitutes a significant part of the value of our businesses, and our success is highly dependent on protecting the intellectual property rights of our brands and the content we create or acquire against third-party misappropriation, reproduction or infringement. The unauthorized reproduction, distribution or display of copyrighted material negatively affects our ability to generate revenue from the legitimate sale of our content, as well as from the sale of advertising in connection with our content and increases our costs due to our active enforcement of our intellectual property rights. Similarly, any infringement or dilution of our names, brands and logos may negatively affect their value and our ability to build equity in, and generate revenue from, such names, brands and logos. New names, brands and logos in particular may provide less protection than names, brands and logos with a more established track record of use in commerce.

The legal landscape for new technologies, including AI, remains uncertain, and legal developments could impact our ability to protect against unauthorized third-party use, misappropriation, reproduction or infringement or impact our ability to deploy new technologies. Our use or adoption of new and emerging technologies may also increase our exposure to intellectual property claims.

Piracy and other unauthorized uses of content are made easier, and the enforcement of intellectual property rights more challenging, by technological advances that allow the conversion of programming, films and other content into digital formats, which facilitates the creation, transmission and sharing of high-quality unauthorized copies. In particular, piracy of programming and related content through unauthorized digital platforms continues to present challenges for our businesses. For example, certain entities may stream our content illegally online without our consent and without paying us any compensation, and sporting events on our networks may be illegally transmitted. While piracy is a challenge in the United States, it is particularly prevalent in many parts of the world that lack developed copyright laws, effective enforcement of copyright laws and technical protective measures like those in effect in the United States. If any U.S. or international laws intended to combat piracy and protect intellectual property rights are repealed or weakened or are not adequately enforced, or if the legal system fails to adapt to new technologies that facilitate piracy, we may be unable to effectively protect our rights, the value of our intellectual property may be negatively impacted and our costs of enforcing our rights may increase.

A cyber attack, information or security breach, or technology disruption or failure, may negatively impact our ability to conduct our business or result in the misuse of confidential information, all of which could adversely affect our reputation and our business, financial condition and results of operations.

Network and information systems and other technologies, including those that are related to programming delivery, network management and digital platforms, and are otherwise embedded in our products and services, are critical to our business activities. In the ordinary course of our business, there are constant attempts by

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

unauthorized parties to cause systems-related events and security incidents and to identify and exploit vulnerabilities in security architecture and system design. These incidents include computer hacking, cyber attacks, computer viruses, worms or other destructive or disruptive software, denial of service attacks, phishing attacks, malware, ransomware, malicious social engineering, theft, misconduct, fraud and other malicious activities. Incidents can be caused inadvertently by us or our third-party vendors due to factors such as process breakdowns, human error, software or hardware failures or vulnerabilities in security architecture or system design.

Cyber threats and attacks are constantly evolving and are growing in sophistication and frequency, which increases the difficulty of detecting and successfully defending against them. For example, we expect threat actors will continue to gain sophistication by using tools and techniques, such as AI, that are specifically designed to circumvent security controls. Some cyber attacks have had, and in the future can have, cascading impacts that unfold with increasing speed across networks, information systems and other technologies across the world and create latent vulnerabilities in our and third-party vendors’ systems and other technologies. We also obtain certain confidential, proprietary and personal information about our customers, personnel and vendors, that in many cases is provided or made available to third-party vendors who agree to protect it, which has in the past, and may in the future, become compromised through a cyber attack or data breach, misappropriation, misuse, leakage, falsification or accidental release or loss of information by us or a third party. Due to the nature of our businesses, we may be at a disproportionately heightened risk of these types of incidents occurring because we maintain certain information necessary to conduct our business in digital form and operate our digital businesses. We also incorporate third-party software (including extensive open-source software), applications and data hosting and cloud-based services into many aspects of our products, services and operations, as well as rely on service providers to help us perform our business operations, all of which expose us to cyber attacks with respect to such third-party suppliers and service providers and their products and services. Due to applicable laws, regulations and contractual obligations, we may be held responsible for cybersecurity breaches or incidents experienced by such third parties in relation to the information we share with them. Due to complexity and interconnectedness of our systems and those of our third-party vendors, the process of enhancing our protective measures can itself create a risk of systems disruptions and security issues.

While we develop and maintain systems and operate programs that seek to prevent security incidents from occurring, these efforts are costly and must be constantly monitored and updated in the face of sophisticated and rapidly evolving attempts to overcome our security measures and protections. The occurrence of both intentional and unintentional incidents has caused, and may from time to time in the future cause, a variety of business impacts. These include degradation or disruption of our products and services, theft or misuse of our intellectual property or other assets, disruption of the security of our internal systems, products, services or satellite transmission signals, power outages, the compromise or exfiltration of sensitive, personal, proprietary, confidential or technical business information and customer or vendor data and reputational impacts. In addition, despite efforts to detect unlawful intrusions, attacks can persist for an extended period of time before being detected, and following detection, it may take considerable time to understand the nature, scope, impact and timing of the incident. Moreover, the amount and scope of insurance we maintain against losses resulting from any of the foregoing events likely would not be sufficient to fully cover our losses or otherwise adequately compensate us for disruptions to our business that may result. Repercussions of these incidents have in the past included and may in the future include legal proceedings or significant regulatory fines, oversight and other remedial measures, including with respect to relevant consumer privacy rules, or otherwise have an adverse effect on our company. Despite our efforts, we expect that we will continue to experience such incidents in the future, and there can be no assurance that any such incident will not have an adverse effect on our reputation or our business, financial condition and results of operations.

We are subject to complex and evolving laws and regulations related to privacy and data protection.

Our businesses are subject to laws and regulations that impose various restrictions and obligations related to privacy and the processing of individuals’ personal information. In the United States, federal privacy laws and

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

regulations, such as those found within the Communications Act of 1934 (the “Communications Act”) or the Video Privacy Protection Act, restrict companies’ collection, use, disclosure and retention of personal information, and the laws at the state level include individual rights of access, deletion, portability, correction, the right to appeal and the individual’s right to “opt in” to collection and use of certain types of “sensitive” personal information. Internationally, we are subject to the European Union’s General Data Protection Regulation and the United Kingdom’s Data Protection Act of 2018, as well as many other similar laws that apply to our businesses, which broadly regulate the processing of personal data collected from individuals in the European Union and United Kingdom, respectively. For more regarding the privacy and data protection regulation of our business, see “Business—Regulation.”

The number and complexity of these laws and regulations continues to increase. New privacy and data protection laws and regulations continue to be introduced and interpretations of existing privacy and data protection laws and regulations, some of which may be inconsistent with one another, continue to evolve. As a result, significant uncertainty exists as to the application and scope of these laws and regulations. Compliance with these laws and regulations is costly, and such costs may increase as new laws or regulations are introduced. In addition, we may become subject to legal claims or regulatory actions, which could have an adverse effect on our reputation or our business, financial condition and results of operations.

Weak economic conditions may have a negative impact on our businesses.

A substantial portion of our revenue comes from customers whose spending patterns may be affected by prevailing economic conditions. Downturns in global economic conditions have in the past, and may in the future, negatively affect the spending patterns of our current and potential customers, particularly advertisers whose expenditures are sensitive to general economic conditions, vendors and others with whom we do business and their ability to satisfy their obligations to us. Uncertain economic conditions, including as a result of geopolitical dynamics, changes in trade policies and foreign exchange rates, could adversely affect demand for any of our products or services and have a negative impact on our results of operations. In addition, inflationary conditions or a general increase in price levels may increase our costs of licensing and acquiring programming and related content, as well as increase our other costs of doing business, which could negatively affect our profitability. This risk may be increased by the expanded availability of free or lower cost competitive services on other content distribution platforms which could lead to pressure on our advertising revenue by reducing the number of viewers of our content.

We may from time to time record impairment charges for goodwill and intangible assets.

We have a significant amount of goodwill and intangible assets on our combined balance sheets. In accordance with GAAP, management periodically assesses these assets for impairment (see Note 7 to the audited combined financial statements included elsewhere in this information statement). The occurrence of certain events and circumstances has resulted in, and these or other new developments could result in, a downward revision in the estimated fair value of our business and intangible assets. For example, continued negative industry or economic trends, including the decline of traditional U.S. cable television viewership and related advertising revenues, changes in advertising markets and other disruptions to our business, could negatively affect our estimates of the fair value of our intangible assets. We also continually evaluate whether current factors or indicators, such as prevailing economic conditions, require the performance of an interim impairment assessment. Future changes in events or circumstances, such as downturns in global economic conditions, continued decline in consumer demand for cable television and the occurrence of other events and circumstances described elsewhere in this information statement, could result in decreases in the fair value of our business and intangible assets and require us to record impairment losses that could materially adversely affect our results of operations in the periods recognized.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The loss of key management personnel or popular on-air and creative talent could have an adverse effect on our businesses.

We rely on certain key management personnel in the operation of our businesses and the loss of one or more of our key management personnel could have a negative impact on our businesses.

In addition, we depend on the abilities and expertise of on-air and creative talent. If we fail to attract or retain on-air or creative talent, if the costs to attract or retain such talent increase materially, or if these individuals cause negative publicity or lose their current appeal, our businesses could be adversely affected. In addition, many of our talent may have loyal audiences. These individuals are important to audience endorsement of our programs and other content. There can be no assurance that these individuals will remain with us or retain their current audiences.

Labor disputes, whether involving employees or sports organizations, may disrupt our operations and adversely affect our businesses.

We and some of our suppliers and business partners currently retain, and may in the future retain, the services of writers, directors, on-air talent or other performers, technicians, trade employees and others involved in the development and production of our content who are covered by collective bargaining agreements. If negotiations to renew expiring collective bargaining agreements are not successful or become unproductive, the affected unions could take, and have taken, actions such as strikes, work slowdowns or work stoppages. Strikes, work slowdowns, work stoppages, or the possibility of such actions, could result in delays in the production of, or the release of, the content aired by our networks and may in turn affect our ability to acquire content at a reasonable price or at all. If we or the producers of the content we air on our networks are unable to reach agreement with a labor union before the expiration of a collective bargaining agreement, the employees who were covered by that agreement, including our on-air talent, may decide to exercise their right to strike or take other actions that could adversely affect us, which could disrupt our operations and reduce our revenue, and the resolution of any disputes may increase our costs. In addition, labor disputes in sports organizations with which we have programming rights agreements could have an adverse effect on our businesses.

We are subject to regulation by federal, state and local authorities, which impose additional costs and restrictions on our businesses.

Our businesses are subject to various federal, state and local laws and regulations. For example, the Communications Act and the Federal Communications Commission (“FCC”) regulations affect certain aspects of our business. Furthermore, laws and regulations that hinder or stimulate the growth of linear or digital video programming distribution could also affect our business. Our digital platforms are also subject to a variety of laws and regulations, including those relating to issues such as content regulation, privacy and data protection and consumer protection.

Legislators and regulators at all levels of government frequently consider changing, and sometimes do change, existing statutes, rules or regulations, or interpretations of existing statutes, rules or regulations, or prescribe new ones, any of which may significantly affect our businesses and ability to effectively compete. Applying existing laws in novel ways to new technologies, including AI, may also affect our business.

Any future legislative, judicial, regulatory or administrative actions may increase our costs or impose additional restrictions on our businesses, some of which may be significant. We are unable to predict the outcome or effects of any of these potential actions or any other legislative or regulatory proposals on our businesses.

Failure to comply with the laws and regulations applicable to our businesses could result in administrative enforcement actions, fines and civil and criminal liability, and have a negative impact on our business, results of operations and financial condition. For more regarding the regulation of our business, see “Business—Regulation.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unfavorable litigation or governmental investigation results could require us to pay significant amounts or lead to onerous operating procedures.

We are subject from time to time to a number of lawsuits, including claims relating to intellectual property rights (including copyrights, trademarks and patents), employment and labor matters, personal injury and property damage, negligence, customer privacy, regulatory requirements, advertising, marketing and selling practices and competition. In addition, in the ordinary course of business, we have in the past, and may in the future, face a wide variety of claims relating to defamation, disparagement, libel, free speech, the nature and substance of our content or statements made by personnel or talent. We also expend substantial resources complying with various regulatory and government standards, including any related investigations and litigation. Greater constraints on the use of arbitration to resolve certain of these disputes also could adversely affect our business. Adverse outcomes in any lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our business, results of operations or financial condition. In addition, regardless of the ultimate merit or outcome of such lawsuits, investigations or claims, these proceedings may have an adverse impact on our business as a result of legal costs, diversion of the attention of management and other personnel, harm to our reputation and other factors.

Our inability to successfully make investments in, or acquire and integrate, other businesses, assets, products or technologies could harm our business, financial condition or operating results.

Our success may depend on opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. We may pursue strategic transactions from time to time, including, but not limited to, acquisitions, joint ventures, partnerships and strategic investments. Such transactions may result in dilutive issuances of our equity securities, use of our cash resources and incurrence of debt and amortization expenses related to intangible assets. Any strategic transaction that we are able to identify and complete may be accompanied by a number of risks, including:

•	the difficulty of assimilating the operations and personnel of acquired companies into our operations;

•	the potential disruption of our ongoing business and distraction of management;

•	the incurrence of additional operating losses and operating expenses of the businesses we acquired or in which we invested;

•	the difficulty of integrating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to successfully further develop an acquired business or technology and any resulting impairment of amounts currently capitalized as intangible assets;

•	the failure of strategic investments to perform as expected or to meet financial projections;

•	the potential for patent and trademark infringement and data privacy and security claims against the acquired companies, or companies in which we have invested;

•	litigation or other claims in connection with acquisitions, acquired companies, or companies in which we have invested;

•

the impairment or loss of relationships with customers and partners of the companies we acquired or in which we invested or with our customers and partners as a result of the integration of acquired operations;

•	the impairment of relationships with, or failure to retain, employees of acquired companies or our existing employees as a result of integration of new personnel;

•	the difficulty of integrating operations, systems and controls as a result of cultural, regulatory, systems and operational differences;

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	the performance of management of companies in which we invest but do not control;

•	in the case of foreign acquisitions and investments, the impact of particular economic, tax, currency, political, legal and regulatory risks associated with specific countries; and

•	the impact of known potential liabilities or liabilities that may be unknown, including as a result of inadequate internal controls, associated with the companies we acquired or in which we invested.

Our failure to be successful in addressing these risks or other problems encountered in connection with our past or future acquisitions and strategic investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm our business, financial condition and results of operations.

Spin-Related Risk Factors

We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation, or such benefits may be delayed or not occur at all. The Separation is expected to provide both companies with potential opportunities and benefits, such as clear strategic direction, resource and capital allocation, enhanced operating focus, management and employee incentives and investor choice and value creation. We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;

•	following the Separation, we may be more susceptible to economic downturns and other adverse events than if we were still a part of Comcast;

•

following the Separation, our business will be less diversified than Comcast’s business prior to the Separation and will also experience a loss of scale and access to certain financial, managerial and professional resources from which we have benefited in the past; and

•	other actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.

We have no history of operating as an independent company, and our combined financial statements and unaudited pro forma combined financial statements are not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

Our combined financial statements and unaudited pro forma combined financial statements included in this information statement have been derived from Comcast’s consolidated financial statements and accounting records and are not necessarily indicative of our future results of operations, financial condition or cash flows, nor do they reflect what our results of operations, financial condition or cash flows would have been as an independent public company during the periods presented. In particular, the combined financial statements included in this information statement is not necessarily indicative of our future results of operations, financial condition or cash flows primarily because of the following factors:

•

prior to the Separation, our business has been operated by Comcast on a combined basis as part of its broader corporate organization, rather than as an independent company or distinct business unit or division. Comcast or its affiliates provided support for various corporate functions for us;

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

our combined financial results reflect the direct, indirect and allocated costs for such services historically provided by Comcast, and these costs may significantly differ from the comparable expenses we would have incurred as an independent, publicly traded company;

•

prior to the Separation, our business has been integrated with that of Comcast and we benefit from Comcast’s arrangements in terms of costs, employees and commercial relationships. Thus, costs we will incur as an independent company may exceed comparable costs we would have incurred as part of Comcast and some of our commercial relationships may be weakened or lost;

•

we have historically operated within Comcast’s corporate-wide cash management and centralized funding programs, and as an independent company our borrowing costs may significantly differ from Comcast’s borrowing costs;

•	the combined financial statements may not fully reflect the costs associated with the Separation, including the costs related to being an independent public company; and

•

our combined financial statements do not reflect our obligations under the various transitional and other agreements we will enter into with Comcast in connection with the Separation, though costs under such agreements may be more than what was charged to the Spin Business in the past.

We based the pro forma adjustments included in this information statement on available information and assumptions that we believe are reasonable and factually supportable; actual results, however, may vary. In addition, our unaudited pro forma combined financial statements included in this information statement may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial statements do not reflect what our results of operations, financial condition or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition or future results of operations.

See “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes to those statements included elsewhere in this information statement.

We have historically operated within Comcast, and there are risks associated with the Separation.

We have historically operated within Comcast, and our current relationship with Comcast, including NBCUniversal Media, LLC (“NBCUniversal”), will change as a result of the Separation. These and other changes could have an adverse effect on our business, financial condition and results of operations.

Before the Distribution, we will enter into a Separation and Distribution Agreement that provides a framework for our relationship with Comcast after the Separation. However, there can be no assurance that the provisions in the Separation and Distribution Agreement will continue to be beneficial for Versant. For example, Comcast and NBCUniversal currently provide guarantees for our benefit to third parties with respect to certain of our contractual obligations. Following the Separation, we may not be able to obtain similar terms for new contracts, or renew existing contracts on favorable terms or at all. In addition, pursuant to the Separation and Distribution Agreement, we are required to indemnify and reimburse Comcast and its subsidiaries for any payments made by Comcast or its subsidiaries and for any liabilities of Comcast or its subsidiaries arising out of their obligations under guarantees provided by them for our benefit to third parties with respect to certain of our contractual obligations, if such guarantees are not removed or replaced by the time of the Separation. Such payments are not subject to any cap.

Furthermore, when we renegotiate our carriage agreements with distributors, we will no longer have the ability to do so with the benefit of negotiating as part of NBCUniversal, which may result in less advantageous terms for Versant. Separately, we may lose the advantage of volume discounts with certain vendors that are enjoyed by large organizations like Comcast or NBCUniversal.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

In connection with the Separation, we are entering into certain commercial arrangements with Comcast. See “The Separation—Agreements with Comcast—Certain Commercial Arrangements.” Although these agreements are generally based on market terms that could be obtained from other providers and relate to ordinary course business functions, they are important to our ability to provide certain content to our viewers, provide certain services to our customers and generate portions of our revenue, and we may be required to expend significant resources to renew these commercial arrangements with Comcast, find alternative business partners to provide similar services in the future and/or develop capabilities so that we can perform certain of these functions internally. There can be no assurance that we will be able to do so on attractive terms or at all, which could adversely impact our business, financial condition and results of operations. We will also enter into commercial agreements with Comcast in connection with the Separation pursuant to which Comcast will grant us a license to use certain intellectual property rights owned by Comcast, which will contain limitations on how we may use the licensed intellectual property rights and will limit how long we may continue to use such brands. For example, our use of the CNBC brand will be subject to a trademark license agreement with Comcast that provides an initial term of five years, after which time we may need to reposition the related network and related platforms and products. Moreover, following the Separation, we will be subject to certain restrictions on our businesses that will prevent us from using certain trademarks to compete with certain Comcast businesses in certain international territories for a period after the expiration of the license. See “—Business Risk Factors—Our network rebrands may result in customer confusion and disruption, leading to lower ratings and monetization.”

In addition, following the Separation, Comcast will provide certain services to us on a transitional basis that were previously provided by Comcast to us when we were part of Comcast. Comcast may not successfully execute its obligations to us under these arrangements, and any interruption in the functions or services that will be provided to us by Comcast following the Separation could have an adverse effect on our business, financial condition and results of operations. Comcast may also allege that we have failed to perform our obligations to Comcast under these arrangements, which may subject us to claims and liability.

We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.

Comcast currently performs all or part of certain corporate functions for us, including information technology, shared services, insurance, logistics, human resources, public company reporting, finance and internal audit functions. Following the Separation, pursuant to the Transition Services Agreement, Comcast will continue to provide some of these services to us on a transitional basis, generally for a period of up to two years. See “The Separation—Agreements with Comcast—Transition Services Agreement.” Comcast may not successfully execute all of these functions during the transition period or we may have to expend significant efforts or incur costs materially in excess of those estimated to be paid to Comcast under the Transition Services Agreement in the event of any such failure. Any interruption in these services could have an adverse effect on our business, financial condition and results of operations.

In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our combined financial statements that were incurred as a business segment of Comcast. We expect to incur costs beginning in the second quarter of 2025 to establish the necessary infrastructure and create the systems and services to replace many of the systems and services that Comcast currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, and we may incur additional costs in connection with, or following, the implementation of these systems and services. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, results of operations and financial condition.

Moreover, we may be required to make substantial capital investments to establish independent physical infrastructure following the Separation. For example, we will likely need to make significant investments to develop our own offices and production sites. These efforts to build the infrastructure necessary to operate

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

independently could be costly and complex. There can be no assurance that we will be successful in implementing our own systems or in securing new facilities and services without experiencing delays or unexpected cost overruns. If we are unable to operate our business as efficiently or cost-effectively as we did as a part of Comcast’s infrastructure, our profitability may be adversely affected.

Additionally, we will have to obtain our own insurance policies after the Separation is complete. Although we expect to have insurance policies in place as of the Separation that cover certain, but not all, hazards that could arise from our operations, we can provide no assurance that we will be able to obtain such coverage, that the cost of such coverage will be similar to those incurred by Comcast or that such coverage will be adequate to protect us from costs incurred with certain events. The occurrence of an event that is not insured or not fully insured could have a material adverse effect on our results of operations, financial condition and cash flows in the future. There can be no assurance that we will be able to obtain insurance coverage following the Separation on terms that justify its purchase, and any such insurance may not be adequate to offset costs associated with certain events.

Furthermore, we may experience certain operational disruptions in connection with the Separation as we transition to operating as an independent public company, including information technology disruptions as certain data, software, information technology hardware and other information technology assets and systems are transitioned or re-allocated between us and Comcast pursuant to the Separation and Distribution Agreement and the Transition Services Agreement. Additionally, we may experience operational disruptions as we implement new systems or upgrades in connection with the Separation and also with such transition upon the expiration of the transition period under the Transition Services Agreement. In addition, the efforts related to the separation of the information technology environment will require significant resources that could impact our ability to keep pace with ongoing advancement of information technology needs of the business. Our ability to effectively manage and operate our business depends significantly on information technology systems, and any failure, disruption, interruption, malfunction or other issue with respect to such systems could have an adverse effect on our business, financial condition and results of operations.

The obligations associated with being a public company will require significant resources and management attention.

Following the effectiveness of the registration statement of which this information statement forms a part, we will be directly subject to reporting and other obligations under the Exchange Act and the rules of Nasdaq. As an independent public company, we will be required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•	have our own Board of Directors and committees thereof, which comply with federal securities laws and rules and stock exchange rules;

•	institute our own financial reporting and disclosure compliance functions;

•	establish investor relations and treasury functions;

•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and

•	comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and Nasdaq.

These reporting and other obligations will place significant demands on our management and our administrative and operational resources, including accounting resources, and we expect to face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a segment of Comcast. Our accounting and other management systems and resources may not be adequately

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

prepared to meet the financial reporting and other requirements to which we will be subject following the Separation. To comply with these requirements, we anticipate that we will need to duplicate information technology infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance, tax, treasury and information technology staff. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on our business or the market price of our securities.

In accordance with Section 404 of the Sarbanes-Oxley Act, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm may not be required to formally attest to the effectiveness of our internal controls until the year following the first annual report required to be filed with the SEC. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm, and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If management or our independent registered public accounting firm determines that our internal control over financial reporting is not effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources. In addition, if our controls are not effective, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our combined financial statements, a decline in our stock price, or suspension or delisting of our Class A common stock from Nasdaq, and could have a material adverse effect on our business, financial condition, prospects and results of operations.

Until the Separation occurs, Comcast has sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

Completion of the Separation remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of Comcast, including final approval by Comcast’s Board. Additionally, Comcast has the sole and absolute discretion to change certain terms of the Separation, including the amount of any payment we make to Comcast, the amount of our indebtedness and the allocation of contingent liabilities, which changes could be unfavorable to us. In addition, Comcast may decide at any time prior to the completion of the Separation not to proceed with the Separation.

In connection with the Separation, Comcast will indemnify us for certain liabilities, and we will indemnify Comcast for certain liabilities. If we are required to act under these indemnities to Comcast, we may need to divert cash to meet those obligations, which could adversely affect our financial results. Moreover, the Comcast indemnity may not be sufficient to insure us against the full amount of liabilities for which we will be allocated responsibility.

Pursuant to the Separation and Distribution Agreement and other agreements with Comcast, Comcast will agree to indemnify us for certain liabilities, and we will agree to indemnify Comcast for certain liabilities, as

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

discussed further in “The Separation—Agreements with Comcast.” Payments that we may be required to provide under indemnities and reimbursements to Comcast are not subject to any cap, may be significant and could negatively affect our business, particularly under indemnities relating to our actions that could affect the tax-free nature of the Separation. Third parties could also seek to hold us responsible for the liabilities that Comcast has agreed to retain, and under certain circumstances, we may be subject to continuing contingent liabilities of Comcast following the Separation that arise relating to the operations of the Spin Business during the time that it was a business segment of Comcast prior to the Separation, such as certain tax liabilities which relate to periods during which taxes of the Spin Business were reported as a part of Comcast; certain liabilities retained by Comcast which relate to contracts or other obligations entered into jointly by the Spin Business and Comcast’s retained business; certain environmental liabilities related to sites at which both Comcast and the Spin Business operated; and certain liabilities arising from third-party claims in respect of contracts in which both Comcast and the Spin Business supply goods or provide services.

Comcast has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that Comcast will not be able to support its indemnification obligations to us, we can provide no assurance that Comcast will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which Comcast has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from Comcast any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, results of operations and financial condition.

In connection with the Separation, we intend to enter into new financing arrangements that could restrict our business and adversely impact our cash flows, business, financial condition and results of operations.

In connection with the Separation, we intend to enter into new financing arrangements in anticipation of the Separation. We expect to incur approximately $    billion of new debt consisting of senior secured term loans and/or senior secured notes. We expect to use a portion of the net proceeds of such indebtedness to make the Special Cash Payment as consideration for assets that will be contributed to us in connection with the Separation, with the remainder being used for general corporate purposes. We also expect to establish a $    million revolving credit facility, which is expected to be undrawn at the time of the Separation. See “The Separation—Incurrence of Debt” and “Description of Material Indebtedness.” This level of debt could have significant consequences on our future operations, including:

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in such debt agreements, which could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations. We may also incur substantial additional indebtedness in the future.

In addition, we may be unable to service or refinance our debt or maintain compliance with restrictive covenants in our debt instruments. Our cash flow from operations will provide the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt. If we fail to comply with any covenant in the future, including any financial covenant, it could

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

result in an event of default and make the entire debt incurred thereunder immediately due and payable or we may be forced to sell assets, restructure our indebtedness or seek additional equity capital, which would dilute our shareholders’ interests.

In addition, the terms of the indebtedness we expect to incur will include, and any future indenture or credit agreements that we may enter into may include, restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, pay dividends, make certain investments, sell certain assets and enter into certain strategic transactions, including mergers and acquisitions. These covenants and restrictions could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. The Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

Transfer or assignment to us of some contracts and other assets will require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments and other assets in the future.

Transfer or assignment of some of the contracts and other assets in connection with the Separation will require the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to our business. While we anticipate that most of these contract assignments and new agreements will be obtained prior to the Separation, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, until after the Distribution Date. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the Separation. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be adversely impacted.

We cannot provide assurance that all such required third-party consents and new agreements will be procured or put in place, as applicable, prior to the Distribution. Consequently, we may not realize certain of the benefits that are intended to be allocated to us as part of the Separation.

After the Separation, some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Comcast.

Because of their current or former positions with Comcast, following the Separation, some of our directors and executive officers may continue to own shares of Comcast Class A common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Comcast or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Comcast and us regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.

The combined post-Distribution value of Comcast and Versant shares may not equal or exceed the pre-Distribution value of Comcast shares.

After the Separation, we expect that Comcast Class A common stock will continue to be traded on Nasdaq. We have applied to list the shares of Versant Class A common stock on Nasdaq. We cannot assure you that the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

combined trading prices of Comcast Class A common stock and Versant Class A common stock after the Separation, as adjusted for any changes in the combined capitalization of both companies, will be equal to or greater than the trading price of Comcast Class A common stock prior to the Separation. Until the market has fully evaluated the business of Comcast without the Spin Business and potentially thereafter, the price at which Comcast Class A common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our business and potentially thereafter, the price at which our common stock trades may fluctuate significantly.

We potentially could have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Comcast.

The agreements we will enter into with Comcast in connection with the Separation will be negotiated while we are still part of Comcast’s business. See “The Separation—Agreements with Comcast.” Accordingly, during the period in which the terms of those agreements will have been negotiated, we did not have an independent Board of Directors or a management team independent of Comcast. The terms of the agreements negotiated in the context of the Separation relate to, among other things, the allocation of assets, intellectual property, liabilities, rights and other obligations between Comcast and us, and arm’s-length negotiations between Comcast and an unaffiliated third-party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third-party.

Comcast shareholders do not have dissenters’ rights with respect to the Separation.

Comcast shareholders do not have any dissenters’ rights in connection with the Separation. Therefore, any Comcast shareholders who disagree with the Separation will be left without recourse other than selling their Versant shares. Such shareholders may be unable to subsequently sell their shares at the prices they desire or at all.

If the Transactions and Distribution, together with certain related transactions, do not qualify as transactions that are tax-free for U.S. federal income tax purposes or non-U.S. tax purposes, Comcast and/or holders of Comcast common stock could be subject to significant tax liability.

It is intended that the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code. The Distribution is conditioned upon the receipt of the opinion of Davis Polk & Wardwell LLP to the effect that such transactions will qualify for this intended tax treatment. In addition, it is intended that the Transactions generally will qualify as transactions that are tax-free for U.S. federal income tax and applicable non-U.S. tax purposes. The opinion will rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if such representations, assumptions and undertakings were incorrect. Notwithstanding the opinion, the IRS could determine that the Distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings that were relied on for the opinion are false or have been violated, if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of significant changes in the stock ownership of Comcast or us after the Distribution. For more information regarding the opinions see “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution—Tax Opinion.”

If the Transactions and Distribution fail to qualify for the intended tax treatment, for any reason, Comcast and/or holders of Comcast common stock could be subject to substantial U.S. and/or applicable non-U.S. taxes as a result of the Separation, and we could incur significant liabilities under applicable law or as a result of the Tax Matters Agreement. See “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

If the Separation is taxable to Comcast as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement (as defined below), we generally will be required to indemnify Comcast; the obligation to make payments on this indemnification obligation could have a material adverse effect on us.

As described above, it is intended that the Distribution, together with certain related transactions, will qualify as tax-free transactions to Comcast and to holders of Comcast common stock, except with respect to any cash received in lieu of fractional shares of common stock, and that the Transactions generally will qualify as tax-free transactions. If the Distribution and/or any of the Transactions are not so treated or are taxable to Comcast (see “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution”) due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the Tax Matters Agreement, we generally will be required to indemnify Comcast for all tax-related losses suffered by Comcast. In addition, we will not control the resolution of any tax contest relating to taxes suffered by Comcast in connection with the Separation, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the Tax Matters Agreement. In the event that Comcast suffers tax-related losses in connection with the Separation that must be indemnified by us under the Tax Matters Agreement, the indemnification liability could have a material adverse effect on us.

We will be subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.

The Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Distribution and certain related transactions to fail to qualify as tax-free transactions, including:

•

during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), we may not cause or permit certain business combinations or transactions to occur;

•	during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);

•

during the two-year period following the Distribution Date, we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;

•

during the two-year period following the Distribution Date, we may not redeem or otherwise acquire any of our common stock, other than pursuant to open-market repurchases of less than 20% of our common stock (in the aggregate);

•

during the two-year period following the Distribution Date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock; and

•

more generally, we may not take any action that could reasonably be expected to cause certain steps of the Separation to fail to qualify as tax-free transactions for U.S. federal income tax purposes or for non-U.S. tax purposes.

Under the Tax Matters Agreement, we may take an action described above if, prior to taking such action, we obtain an IRS letter ruling or an acceptable opinion of tax counsel, upon which Comcast may rely, to the effect that taking such action will not affect the intended tax-free treatment of the Distribution and certain related transactions. Even if we obtain such a ruling or opinion, and if we take any of the actions above and such actions result in tax-related losses to Comcast, we generally will be required to indemnify Comcast for such tax-related losses under the Tax Matters Agreement. See “The Separation—Agreements with Comcast—Tax Matters Agreement.” Due to these restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to Comcast might discourage, delay or prevent a change of control that our shareholders may consider favorable.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Common Stock Risk Factors

Because there has not been any public market for our Class A common stock, the market price and trading volume of our Class A common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Separation.

Prior to the Separation, there will have been no trading market for shares of our Class A common stock. An active trading market may not develop or be sustained for our Class A common stock after the Separation, and we cannot predict the prices at which our Class A common stock will trade after the Separation. The market price of our Class A common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

•	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

•	failures of our operating results to meet the estimates of securities analysts or the expectations of our shareholders, or changes by securities analysts in their estimates of our future earnings;

•	announcements by us or our customers, suppliers or competitors;

•	changes in market valuations or earnings of other companies in our industry;

•	changes in laws or regulations which adversely affect our industry or us;

•	general economic, industry and stock market conditions;

•	future significant sales of our Class A common stock by our shareholders or the perception in the market of such sales;

•	future issuances of our Class A common stock by us; and

•	the other factors described in these “Risk Factors” and elsewhere in this information statement.

These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have in some cases instituted securities class action litigation against the Company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

The trading market for our Class A common stock may also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

A large number of our shares are or will be eligible for future sale, which may cause the market price of our Class A common stock to decline.

Upon completion of the Separation, we estimate that we will have outstanding an aggregate of approximately     shares of our Class A common stock (based on    shares of Comcast Class A common stock outstanding on    , 2025).

All of those shares (other than those held by our “affiliates”) will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the “Securities Act”). Shares of Class A common stock held by our affiliates, which include our directors and executive officers, can be sold subject to volume,

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

manner of sale and notice provisions of Rule 144 under the Securities Act. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately    shares of our Class A common stock immediately following the Separation. We are unable to predict whether large amounts of our Class A common stock will be sold in the open market following the Separation. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. As discussed in the immediately following risk factor, certain index funds will likely be required to sell shares of our Class A common stock that they receive in the Separation. In addition, other Comcast shareholders may sell the shares of our Class A common stock they receive in the Separation for various reasons. For example, such shareholders may not believe our business profile or level of market capitalization as an independent company fits their investment objectives.

Because our Class A common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices, significant amounts of our Class A common stock will likely need to be sold in the open market where there may not be offsetting demand.

A portion of Comcast’s outstanding Class A common stock is held by index funds tied to the Standard & Poor’s 500 Index and other stock indices. Based on a review of publicly available information as of     , 2025, we believe approximately     % of outstanding Comcast Class A common stock is held by index funds. Because our Class A common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices at the time of the Separation, index funds currently holding shares of Comcast Class A common stock will likely be required to sell the shares of our Class A common stock they receive in the Separation. There may not be sufficient buying interest to offset sales by those index funds. Accordingly, our Class A common stock could experience a high level of volatility immediately following the Separation and, as a result, the price of our Class A common stock could be adversely affected.

Provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law could delay or prevent a change in control of Versant.

The existence of certain provisions of our articles of incorporation and bylaws and Pennsylvania law could discourage, delay or prevent a change in control of Versant that a shareholder may consider favorable. These include provisions:

•	providing the right to our Board of Directors to issue one or more classes or series of preferred stock without shareholder approval;

•

authorizing a large number of shares of stock that are not yet issued, which would allow our Board of Directors to issue shares to persons friendly to current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us;

•

providing for a dual class common stock structure in which holders of shares of our Class B common stock will have substantial voting rights and separate approval rights over several potentially significant transactions;

•	prohibiting shareholders from taking action by written consent; and

•

establishing advance notice and other requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted on by shareholders at the annual shareholder meetings.

We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our Board of Directors determines is not in our and our shareholders’ best interests. See “Description of Capital Stock.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Your percentage ownership in Versant may be diluted in the future.

In the future, your percentage ownership in Versant may be diluted because of equity issuances for acquisitions, strategic investments, capital market transactions or otherwise, including equity awards that we may grant to our directors, officers, employees and other service providers. Our Compensation Committee is expected to grant additional equity awards to our employees after the Separation. These awards would have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A common stock. From time to time, we may issue additional equity awards to our employees or independent contractors under our employee compensation and benefit plans.

In addition, our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions as our Board of Directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our Class A common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the Class A common stock. See “Description of Capital Stock—Preferred Stock.”

Our common stock is and will be subordinate to all of our future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any class or series of preferred stock that our Board of Directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred shareholders.

We cannot assure you that our Board will declare dividends in the foreseeable future.

The declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board of Directors deems relevant. We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein.

Our Class B common stock will have substantial voting rights and separate approval rights over certain potentially material transactions, and Brian L. Roberts, the Chairman and CEO of Comcast, will have considerable influence over Versant through his beneficial ownership of our Class B common stock.

Our Class B common stock will have a non-dilutable 33 1/3% of the combined voting power of our Class A and Class B common stock. This non-dilutable voting power will be subject to proportional decrease to the extent the number of shares of Class B common stock is reduced below 9,444,375 (which was the number of shares of Comcast Class B common stock outstanding on the date of Comcast’s 2002 acquisition of AT&T Corp.’s cable business) multiplied by the Distribution Ratio, subject to adjustment in specified situations. Stock dividends payable on the Class B common stock in the form of Class B or Class A common stock do not decrease the non-dilutable voting power of the Class B common stock. The Class B common stock also will have separate approval rights over several potentially material transactions, even if they are approved by our Board of Directors or by our other shareholders and even if they might be in the best interests of our other shareholders. These

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

potentially material transactions include mergers or consolidations, transactions (such as a sale of all or substantially all of our assets) or issuances of securities that require shareholder approval, transactions that result in any person or group owning shares representing more than 10% of the combined voting power of the resulting or surviving corporation, issuances of Class B common stock or securities exercisable or convertible into Class B common stock, and amendments to our articles of incorporation or bylaws that would limit the rights of holders of our Class B common stock. Following the Separation, Brian L. Roberts, the Chairman and CEO of Comcast, will beneficially own all of the outstanding shares of our Class B common stock and, accordingly, have considerable influence over Versant and the potential ability to transfer effective control by selling the Class B common stock, which could be at a premium. Mr. Roberts also owns all of the outstanding shares of Comcast Class B common stock and has considerable influence over Comcast. As a result, his interests could in certain cases conflict with ours and those of our other shareholders.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SEPARATION

General

On November 20, 2024, Comcast announced a plan to distribute to Comcast’s shareholders all of the shares of common stock of a newly formed company, Versant, that would hold the Spin Business. Versant is currently a wholly owned subsidiary of Comcast that, after giving effect to the Transactions, will hold, directly or indirectly through its subsidiaries, the assets, liabilities and legal entities comprising the Spin Business.

The Separation will be achieved through the transfer of the assets and liabilities comprising the Spin Business to Versant or its subsidiaries in the Transactions. After the Transactions are consummated, all of the shares of Versant Class A common stock and Versant Class B common stock owned by Comcast will be distributed to the holders of Comcast Class A common stock and holders of Comcast Class B common stock of record, respectively, as of the close of business on the record date of     , 2025. Each of Comcast’s shareholders as of the record date will be entitled to receive    share(s) of Versant Class A common stock or Versant Class B common stock for every    share(s) of Comcast Class A common stock or Comcast Class B common stock, respectively, held by such shareholder on the record date. Immediately following the Separation, holders of Comcast common stock prior to the Distribution will own 100% of the issued and outstanding shares of Versant common stock.

As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with Comcast and certain of its subsidiaries to effect the Separation and provide a framework for our relationship with Comcast after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations of Comcast and its subsidiaries, and will govern the relationship between Versant and Comcast after the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with Comcast include:

•	Tax Matters Agreement;

•	Transition Services Agreement;

•	Employee Matters Agreement; and

•	certain other commercial arrangements.

The Separation as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution” below. We cannot provide any assurances that Comcast will complete the Separation.

Reasons for the Separation

The Comcast Board believes separating the Spin Business from Comcast’s other businesses is in the best interests of Comcast and its shareholders and that the Separation will provide Comcast and Versant with a number of potential opportunities and benefits, including the following:

•

Strategic Focus. The Separation will permit each company to focus its strategy on unique sectors in the changing media landscape. Versant will seek to harness its business comprised of certain networks and complementary digital platforms to provide differentiated news, sports and entertainment content and services. As a global media and technology company, Comcast will be well-positioned to continue to invest in its strategic core growth businesses, including residential broadband, wireless, business services, streaming, studios and theme parks. The Separation will allow each of the resulting companies to focus on different areas of the media industry and, as a result, we believe each company will be able to prioritize its unique areas of strength.

•	Resource Allocation and Capital Deployment. As an independent company, Versant will be better positioned to serve its audiences and drive shareholder returns. The Spin Business generated

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

approximately $7.1 billion of revenue during the year ended December 31, 2024. Following the Separation, Versant will benefit from financial and strategic flexibility as well as the ability to use its cash flow and securities to evaluate and effect value enhancing opportunities, including acquisitions, partnerships and organic investment. Versant will also have a well-capitalized balance sheet and the capacity for an attractive capital return policy to drive shareholder value. We believe the ability to focus investment of resources to align with the specific strategic focus of each of Versant and Comcast will position both companies for success. In particular, the strategic flexibility that Versant will have as an independent company is designed to enable Versant to better navigate industry dynamics specific to the markets in which it operates, including technological advances, evolving consumer preferences, changes in how audiences are consuming content, and demand for new, complementary services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Our Business.”

•

Management and Employee Incentives. Versant will be led by an experienced, well-respected and dedicated management team with deep sector expertise and a dedicated Board. Meanwhile, each company will be able to better incentivize, attract and retain key employees by designing incentive programs that are closely tied to the performance of each company’s business. The Separation allows such incentive programs to be focused on the core strategies of each company, encouraging management and employees toward executing on the key drivers of success for the specific businesses.

•

Investor Choice and Value Creation. The Separation permits investors to value each company based on their distinct business characteristics and make more targeted investment decisions based on those characteristics. Investors will be provided with a more targeted investment opportunity so that investors interested in the business of Versant and its strategies, such as capital deployment, will have the opportunity to increase their ownership thereof directly by purchasing its Class A common stock. This differentiated investment profile will also provide investors with the opportunity to assess the evolving market environment and dynamics in the media and entertainment industry, which continue to reshape the competitive landscape and create distinct investment opportunities for Versant.

While a number of potential costs and risks were also considered, including, among others, risks relating to the creation of a new public company, the increased costs from operating as a separate public company, potential volatility in our stock price immediately following the Distribution due to sales by Comcast’s shareholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal shareholder base, potential disruptions to each business, failure to retain existing customers and realize growth potential, the loss of synergies and scale, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation, and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential costs and risks in connection therewith and provided the best opportunity to achieve the above benefits and enhance shareholder value.

The financial terms of the Separation, including the new indebtedness expected to be incurred by Versant or entities that are, or will become, prior to the completion of the Separation, subsidiaries of Versant, has been, or will be, determined by the Comcast Board based on a variety of factors, including establishing an appropriate pro forma capitalization for Versant as a stand-alone company considering the historical earnings of the Spin Business and the level of indebtedness relative to earnings of various comparable companies. All or a portion of the proceeds from the Versant indebtedness may be distributed to Comcast in exchange for the contribution of Versant assets in the Special Cash Payment, and are expected be used by Comcast to repay existing Comcast indebtedness.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock to Comcast shareholders. Instead, as soon as practicable on or after the Distribution Date, the distribution agent will aggregate fractional shares of Versant Class A common stock into whole shares, sell the whole shares (or cause

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

the whole shares to be sold) in the open market at prevailing prices and distribute the net cash proceeds, after deducting any applicable taxes, brokerage charges and commissions, on a pro-rata basis to each holder who would otherwise have been entitled to receive a fractional share in the Distribution. The distribution agent will, in its sole discretion, without any influence by Comcast or us, determine when, how, through which broker-dealers and at what price to sell the whole shares.

Each registered holder of Comcast common stock entitled to a fractional share will receive a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take approximately two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to holders of Comcast Class A common stock. If a holder holds shares through a bank, broker, or other nominee, the bank, broker, or nominee will receive, on the holder’s behalf, a pro rata share of the aggregate net cash proceeds of the sales. Recipients of cash in lieu of fractional shares of Versant common stock will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described below in “The Separation—Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution.”

When and How You Will Receive the Distribution of Versant Shares

Comcast will distribute the shares of our common stock on    , 2025 to holders of record as of the close of business on the record date for the Distribution. The Distribution is expected to be completed following the market closing on the Distribution Date. Comcast’s transfer agent and registrar,    , will serve as transfer agent and registrar for the Versant Class A common stock and as distribution agent in connection with the Distribution with respect to the Versant Class A common stock.

If you own Comcast Class A common stock or Comcast Class B common stock as of the close of business on the record date for the Distribution, the shares of Versant Class A common stock or Versant Class B common stock that you are entitled to receive in the Distribution, respectively, will be issued, as of the Distribution Date, as follows:

•

Registered Shareholders. If you own your shares of Comcast Class A common stock directly in book-entry form through an account at Equiniti, you will receive your shares of Versant Class A common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to shareholders, as is the case with respect to the Versant Class A common stock that will be distributed as part of the Distribution.

On or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of Versant Class A common stock that have been registered in book-entry form in your name.

Registered holders of Comcast Class A common stock having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact Equiniti at the address set forth in “Summary—Questions and Answers About the Separation” in this information statement.

Registered holders of Comcast Class B common stock will be issued share certificates representing shares of Versant Class B common stock that such holders are entitled to receive.

•

Beneficial Shareholders. Many Comcast shareholders hold their shares of Comcast Class A common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Comcast Class A common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Versant Class A common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

having shares of Versant Class A common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Equity Compensation Awards

In connection with the Separation, outstanding Comcast Equity Awards will generally be equitably adjusted in accordance with the terms of the Comcast equity incentive plans. For details on the equitable adjustments intended to be made to Comcast Equity Awards in connection with Separation (including the related adjustment methodologies), see “Compensation Discussion and Analysis—Equity Compensation—Treatment of Equity Awards Upon Separation.”

Results of the Separation

After the Separation, we will be an independent, publicly traded company that directly or indirectly holds the assets and liabilities comprising the Spin Business. Upon completion of the Separation, we estimate that we will have outstanding an aggregate of approximately    shares of our Class A common stock and     shares of our Class B common stock (based on    shares of Comcast Class A common stock and      shares of Comcast Class B common stock outstanding on    , 2025). Additionally, we expect to have approximately    Class A shareholders of record and    Class B shareholders of record, based on the number of registered shareholders of Comcast Class A common stock and Comcast Class B common stock outstanding, respectively, on    , 2025. The actual number of shares to be distributed will be determined on the record date.

Before the completion of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with Comcast to effect the Separation and provide a framework for our relationship with Comcast after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations subsequent to the Separation between Versant and Comcast (including with respect to transition services, employee matters, tax matters, intellectual property matters and certain commercial arrangements). For a more detailed description of these agreements, see “ —Agreements with Comcast” below. The Separation will not affect the number of outstanding shares of Comcast common stock or any rights of Comcast shareholders.

Incurrence of Debt

We intend to enter into new financing arrangements in anticipation of the Separation consisting of a $    million revolving credit facility (which is expected to be undrawn at the Separation) and approximately $    billion aggregate principal amount of new debt in the form of senior secured term loans and/or senior secured notes. We intend to use a portion of the net proceeds of such indebtedness to make the Special Cash Payment of approximately $    as consideration for assets that will be contributed to us in connection with the Separation, with the remainder being used for general corporate purposes. See “Description of Material Indebtedness.”

Following the Separation, our debt obligations could restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, the Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors—Spin-Related Risk Factor— In anticipation of the Separation, we intend to enter into new financing arrangements that could restrict our business and adversely impact our results of operations, financial condition or cash flows.”

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a discussion of the material U.S. federal income tax consequences of the Distribution to U.S. Holders (as defined below) of Comcast common stock. This discussion is based on the Code, applicable

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this information statement, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Comcast common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion addresses only the consequences of the Distribution to U.S. Holders that hold Comcast common stock as a capital asset. It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that shareholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•	a financial institution, regulated investment company or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a shareholder that holds Comcast common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction;

•	a shareholder that holds Comcast common stock in a tax-deferred account, such as an individual retirement account; or

•	a shareholder that acquired Comcast common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds Comcast common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Comcast common stock should consult its tax adviser.

A U.S. Holder who acquired different blocks of Comcast common stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of Comcast common stock. A U.S. Holder who holds Comcast common stock with differing bases or holding periods should consult its tax adviser.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift or other non-income tax or any non-U.S., state or local tax consequences of the Distribution. Accordingly, each holder of Comcast common stock should consult his, her or its tax adviser to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Distribution to such holder.

Tax Opinion

The Distribution is conditioned upon the receipt of the opinion of Davis Polk & Wardwell LLP substantially to the effect that the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code, which we refer to as the “Tax Opinion.” In rendering the Tax Opinion to be given as of the closing of the Separation, which we

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

refer to as the “Closing Tax Opinion,” Davis Polk & Wardwell LLP will rely on (i) customary representations and covenants made by us and Comcast, including those contained in certificates of officers of us and Comcast, and (ii) specified assumptions, including an assumption regarding the completion of the Separation and certain related transactions in the manner contemplated by the transaction agreements. In addition, Davis Polk & Wardwell LLP’s ability to provide the Closing Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the Distribution. If any of the representations, covenants or assumptions on which Davis Polk & Wardwell LLP will rely is inaccurate, Davis Polk & Wardwell LLP may not be able to provide the Closing Tax Opinion or the tax consequences of the Distribution could differ from those described below. The opinions of Davis Polk & Wardwell LLP do not preclude the Internal Revenue Service (the “IRS”) or the courts from adopting a contrary position.

The Distribution

Assuming that the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and that the Transactions will qualify as transactions that are tax-free for U.S. federal income tax purposes, in general, for U.S. federal income tax purposes:

•	subject to limited exceptions, the Distribution will not result in the recognition of income, gain or loss to Comcast or us;

•	no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of Comcast common stock upon the receipt of our common stock in the Distribution;

•

the aggregate tax basis of the shares of our common stock distributed in the Distribution to a U.S. Holder of Comcast common stock will be determined by allocating the aggregate tax basis such U.S. Holder has in the shares of Comcast common stock immediately before such Distribution between such Comcast common stock and our common stock in proportion to the relative fair market value of each immediately following the Distribution;

•

the holding period of any shares of our common stock received by a U.S. Holder of Comcast common stock in the Distribution will include the holding period of the shares of Comcast common stock held by a U.S. Holder prior to the Distribution; and

•

a U.S. Holder of Comcast common stock that receives cash in lieu of a fractional share of our common stock will recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Comcast common stock is more than one year as of the closing date of the Distribution.

In general, if the Distribution, together with certain related transactions, does not qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, the Distribution will be treated as a taxable dividend to holders of Comcast common stock in an amount equal to the fair market value of our common stock received, to the extent of such holder’s ratable share of Comcast’s earnings and profits. In addition, if the Separation does not qualify as a distribution to which Section 355 of the Code applies, Comcast will recognize significant taxable gain, which could result in significant tax to Comcast.

Even if the Distribution were otherwise to qualify as a distribution to which Section 355 of the Code applies, the Distribution will be taxable to Comcast under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the stock of Comcast or our common stock is acquired as part of a plan or series of related transactions that includes the Distribution. If Section 355(e) applies as a result of such an acquisition, Comcast would recognize taxable gain as described above, but the Distribution would generally be tax-free to U.S. Holders of Comcast common stock. Under some circumstances, the Tax Matters Agreement would require us to indemnify Comcast for the tax liability associated with the taxable gain. See “—Agreements with Comcast—Tax Matters Agreement.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Under the Tax Matters Agreement, we will generally be required to indemnify Comcast for the resulting taxes in the event that certain steps of the Separation fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries (see “—Agreements with Comcast—Tax Matters Agreement”). If the Separation were to be taxable to Comcast, the liability for payment of such tax by Comcast or by us under the Tax Matters Agreement could have a material adverse effect on Comcast or us, as the case may be.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require holders who own at least 5% of the total outstanding stock of Comcast (by vote or value) and who receive our common stock pursuant to the Distribution to attach to their U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Distribution. Comcast and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of Comcast common stock in lieu of fractional shares of our common stock in the Distribution may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Dissenters’ Rights

No Comcast shareholder will have any dissenters’ rights in connection with the Separation.

Listing and Trading of Our Class A Common Stock

As of the date of this information statement, there is no public market for our Class A common stock. Versant has applied to have its shares of Class A common stock listed on Nasdaq under the ticker symbol “VSNT.”

Trading Between Record Date and Distribution Date

Beginning on or about the record date and continuing up to and including the Distribution Date, we expect that there will be two markets in Comcast Class A common stock: a “regular-way” market and an “ex-distribution” market. Shares of Comcast Class A common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of Versant Class A common stock to be distributed in the Distribution regardless of whether such trades are made before or after the record date. Shares that trade on the “ex-distribution” market after the record date will trade without an entitlement to receive shares of Versant Class A common stock to be distributed in the Distribution. If you own shares of Comcast Class A common stock on the record date and sell those shares on the “regular-way” market before the Distribution Date, you will also be selling the right to receive shares of Versant Class A common stock that would have been distributed to you in the Distribution. By contrast, if you own shares of Comcast Class A common stock on the record date and sell those shares on the “ex-distribution” market after the record date and on or before the Distribution Date, you will retain the right to receive shares of Versant Class A common stock in the Distribution.

Furthermore, beginning on    , 2025 and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our Class A common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Versant Class A common stock that will be distributed to Comcast shareholders on the Distribution Date. If you own shares of Comcast Class A common stock as of the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

close of business on the record date, you would be entitled to receive shares of our Class A common stock in the Distribution. You may trade this entitlement to receive shares of Versant Class A common stock, without trading the shares of Comcast Class A common stock you own, in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to Versant Class A common stock will end and “regular-way” trading in Versant Class A common stock will begin.

Conditions to the Distribution

We expect the Distribution will be effective on    , 2025, the Distribution Date, provided that, among other conditions described in the Separation and Distribution Agreement, the following conditions will have been satisfied or waived by Comcast in its sole discretion:

•	the Separation-related restructuring and financing transactions contemplated by the Separation and Distribution Agreement will each have been completed;

•	the Comcast Board will have approved the Distribution and will not have abandoned the Distribution or terminated the Separation and Distribution Agreement at any time prior to the Distribution;

•

the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC, and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of Comcast common stock as of the record date for the Distribution;

•

all actions and filings necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken or made and, where applicable, become effective or accepted;

•	our Class A common stock to be delivered in the Distribution will have been approved for listing on Nasdaq subject to official notice of issuance;

•

our Board, as named in this information statement, will have been duly elected, and the amended and restated articles of incorporation and the amended and restated bylaws of Versant, in substantially the form attached as exhibits to the registration statement of which this information statement is a part, will be in effect;

•	each of the ancillary agreements contemplated by the Separation and Distribution Agreement will have been executed and delivered by the parties thereto;

•

Comcast will have received the opinion of Davis Polk & Wardwell LLP (which will not have been revoked or modified in any material respect), reasonably satisfactory to Comcast, dated as of the Distribution Date and to the effect that, for U.S. federal income tax purposes, the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, and the Comcast Cash Distribution will qualify as money distributed to Comcast creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code (the “Tax Opinion Condition”);

•

no applicable law will have been adopted, promulgated or issued that prohibits the consummation of the Distribution or any of the other transactions contemplated by the Separation and Distribution Agreement or an ancillary agreement contemplated by the Separation and Distribution Agreement;

•

any material governmental approvals and consents and any material permits, registrations and consents from third parties, in each case, necessary to effect the Transactions or the Distribution, will have been obtained; and

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

no event or development will have occurred or exist that, in the judgment of the Comcast Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or any of the other transactions contemplated by the Separation and Distribution Agreement or an ancillary agreement contemplated by the Separation and Distribution Agreement.

The fulfillment of the foregoing conditions will not create any obligations on Comcast’s part to effect the Distribution, and Comcast has the right to abandon, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution.

We cannot assure you that all of the conditions will be satisfied or waived. In addition, if the Distribution is completed and the Comcast Board waived any such condition, such waiver could have a material adverse effect on Comcast’s and Versant’s respective business, financial condition or results of operations, the trading price of Versant Class A common stock, or the ability of shareholders to sell their shares after the Distribution, including, without limitation, as a result of illiquid trading due to the failure of Versant Class A common stock to be accepted for listing or litigation relating to any preliminary or permanent injunctions sought to prevent the consummation of the Distribution. See “—Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution” above for a discussion of the U.S. federal income tax consequences for Comcast and its shareholders that may arise if Comcast waives the Tax Opinion Condition and the Distribution is treated as a taxable transaction for U.S. federal income tax purposes.

Agreements with Comcast

As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with Comcast and certain of its subsidiaries to effect the Separation and provide a framework for our relationship with Comcast after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations of Comcast and its subsidiaries, and will govern the relationship between Versant and Comcast subsequent to the Separation.

In addition to the Separation and Distribution Agreement (which will contain many of the key provisions related to the Separation and the distribution of our shares of common stock to Comcast shareholders), these agreements include, among others:

•	Tax Matters Agreement;

•	Transition Services Agreement;

•	Employee Matters Agreement; and

•	certain commercial arrangements.

The forms of the principal agreements described below are expected to be filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.

The Separation and Distribution Agreement

The Separation and Distribution Agreement will govern the overall terms of the Separation. Generally, the Separation and Distribution Agreement will include Comcast’s and our agreements relating to the restructuring steps to be taken to complete the Separation, including the assets and rights to be transferred to Versant and its subsidiaries, the liabilities and obligations to be assumed by Versant and its subsidiaries and related matters.

Subject to the receipt of required governmental and other consents and approvals and the satisfaction of other closing conditions, in order to accomplish the Separation, the Separation and Distribution Agreement will

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

provide for Comcast and us to transfer specified assets between the companies that will operate the Spin Business after the Distribution, on the one hand, and Comcast’s remaining businesses, on the other hand. The Separation and Distribution Agreement will require Comcast and us to use commercially reasonable efforts to obtain consents required to assign the assets and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement, provided that, as long as a party is using such commercially reasonable efforts to obtain such consents, such party will not have any liability to the other party for any failure to obtain any such consents; provided, further that such efforts will not require Comcast or Versant to expend any money, commence any litigation or offer or grant any accommodation to any other person.

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder, or assumption of any liability, would result in a breach of any contract, would otherwise adversely affect the rights of Comcast or its subsidiaries or Versant or its subsidiaries thereunder or would violate applicable law, in each case, without obtaining a consent that will not be obtained before the Distribution, the Separation and Distribution Agreement will not constitute an agreement to effect such transfer and the party retaining any such asset that otherwise would have been transferred shall hold such asset for the use and benefit of the party entitled thereto and the party intended to assume such liability will pay the party retaining such liability for all amounts paid in connection with the retention of such liability. In addition, the party retaining such asset, claim or right, or such liability will, insofar as reasonably possible and to the extent permitted by applicable law, take such actions as may be reasonably requested by the party to which such asset, claim or right, or such liability, is to be transferred or assumed in order to place such party, insofar as reasonably possible, in the same position as if such asset, claim or right, or such liability, had been transferred or assumed on or prior to the Distribution.

In addition, we will also grant and receive licenses under certain patents and trade secrets in connection with the Separation and Distribution Agreement, which will generally provide us and Comcast the freedom to continue operating our respective businesses following the Distribution, including as follows:

•

We will grant Comcast a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up and royalty-free license to the patents and trade secrets transferred to us in connection with the Separation in order for Comcast to continue operating its business.

•

We will receive from Comcast a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up and royalty-free license to certain patents and trade secrets retained by Comcast, including those that were used in the Spin Business as of the Distribution, in order for us to continue operating the Spin Business.

The Separation and Distribution Agreement also provides that Versant will be required to cease any consumer-facing use of the brands and trademarks that are being retained by Comcast, but will have up to 12 months following the Separation to cease the internal use of those brands and trademarks. These limitations do not apply to any brands or trademarks licensed to us from Comcast for a longer duration under a separate agreement, such as our license to the CNBC brand as described in “Risk Factors—Spin-Related Risk Factors—We have historically operated within Comcast, and there are risks associated with the Separation.”

In addition, for so long as any person has an “attributable” interest in Comcast and Versant under the Communications Act, the Separation and Distribution Agreement restricts Versant’s ability, without the prior written consent of Comcast (which shall not be unreasonably withheld, conditioned, or delayed and for which Comcast shall undertake commercially reasonable efforts to enable it to provide such consent), to (i) acquire certain FCC-issued licenses or ownership interests that would be subject to an ownership restriction or spectrum screen under the Communications Act or that would otherwise be subject to a foreign ownership restriction or review by applicable regulatory authorities and (ii) enter into agreements with television broadcast stations relating to time brokerage, local marketing, joint sales or other shared services agreements, in each case if such actions would reasonably be expected to result in a violation of the Communications Act or subject Comcast, its affiliates or any person deemed to have an attributable interest in Comcast to additional non-de minimis restrictions or compliance burdens under the Communications Act.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Separation and Distribution Agreement will specify those conditions that must be satisfied or waived by Comcast prior to the completion of the Separation, which are described further above in “—Conditions to the Distribution.” In addition, Comcast will have the right to determine the date and terms of the Separation, and will have the right, at any time until completion of the Distribution, to determine to abandon or modify the Distribution and to terminate the Separation and Distribution Agreement.

In addition, the Separation and Distribution Agreement will govern the treatment of indemnification, insurance and litigation responsibility and management. Generally, the Separation and Distribution Agreement will provide for uncapped cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the Spin Business with us and financial responsibility for the obligations and liabilities of Comcast’s retained businesses with Comcast. The Separation and Distribution Agreement will also establish procedures for handling claims subject to indemnification and related matters.

Tax Matters Agreement

In connection with the Separation, we and Comcast will enter into a tax matters agreement (the “Tax Matters Agreement”) that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of the Separation to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

In general, the Tax Matters Agreement will govern the rights and obligations that we and Comcast have after the Separation with respect to taxes for both pre- and post-closing periods. Under the Tax Matters Agreement, Comcast generally will be responsible for all of our pre-closing taxes that are reported on combined tax returns with Comcast or any of its affiliates and all pre-closing non-income taxes attributable to the businesses and assets retained by Comcast. We will generally be responsible for all of our pre-closing income taxes that are reported on tax returns that include only us and/or our subsidiaries (“separate tax returns”) and all pre-closing non-income taxes attributable to our business or assets.

In the Tax Matters Agreement, we will also agree to certain covenants that contain restrictions intended to preserve the tax-free treatment of the Separation. We may take certain actions prohibited by these covenants only if we obtain and provide to Comcast a ruling from the IRS or an opinion from a tax adviser acceptable to Comcast in its sole discretion, in each case, to the effect that such action will not jeopardize the tax-free treatment of these transactions, or if we obtain prior written consent of Comcast, in its sole and absolute discretion, waiving such requirement. We will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free treatment of the Separation, for all relevant time periods. In addition, these covenants will include specific restrictions on our:

•	discontinuing the active conduct of our trade or business;

•	issuing or selling our stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements);

•

amending our articles of incorporation (or other organizational documents) or taking any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock; and

•	entering into certain corporate transactions that could jeopardize the tax-free treatment of the Distribution.

We will generally agree to indemnify Comcast against any and all tax-related liabilities incurred by Comcast or its subsidiaries relating to the Distribution to the extent caused by any action undertaken by us or in respect of our shares. The indemnification will apply even if Comcast has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Transition Services Agreement

The Transition Services Agreement will set forth the terms on which Comcast will provide to Versant, on a transitional basis, certain services or functions that the companies historically have shared. The transition services will include various services and functions, generally for a period of up to two years following the Distribution for all such services. Compensation for the transition services will be determined using billing methodologies which are described in the agreement. The Transition Services Agreement will provide that Versant may, subject to certain conditions, terminate any or all of the services, or any part of a service, upon prior written notice to Comcast. Versant will indemnify Comcast from liabilities for claims arising from Comcast’s provision of the services, Versant’s use of the services or breach of the agreement, or from Versant’s gross negligence, fraud or willful misconduct. Comcast will indemnify Versant from liabilities for claims arising from Comcast’s breach of the agreement or from Comcast’s gross negligence, fraud or willful misconduct. Subject to certain customary exceptions, Comcast’s maximum aggregate liability under the Transition Services Agreement will be limited to the fees actually received by Comcast under the agreement.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Comcast prior to the Separation that will govern the respective rights, responsibilities and obligations of the parties from and after the Separation with respect to employee-related assets and liabilities and our respective compensation, retirement and benefit plans. Except as specifically provided in the Employee Matters Agreement, we will generally assume responsibility for all employment-related liabilities relating to our employees, former employees and other service providers. Generally, the Employee Matters Agreement will provide that, except as may be provided in the Transition Services Agreement, each of our employees will cease active participation in Comcast compensation and benefit plans on or before the Separation and will commence participation in compensation and benefit plans sponsored and maintained by us. The Employee Matters Agreement will also set forth general principles relating to employee matters in connection with the Separation.

Certain Commercial Arrangements

We have certain commercial arrangements, and in connection with the Separation, we will enter into certain additional commercial arrangements or amendments to existing arrangements, with Comcast, NBCUniversal or certain of their affiliates relating to the Spin Business. These commercial arrangements relate to a variety of ordinary course business functions, including, but not limited to:

•	the sale and use of our advertising and promotional inventory;

•

the distribution or use, as applicable, by Comcast and NBCUniversal of certain of our networks, content, trademarks and applications on their own and certain third-party platforms and networks, along with certain related sales, marketing and other support services;

•

certain ancillary services, including the use of personnel, as well as studio and production-related services, for the production of sports content and the use of personnel and hospitality support services for certain advertising and sports industry events;

•	time purchase agreements for each party to exhibit certain sports programming on the other party’s networks and platforms; and

•

licensing and similar arrangements relating to our use of certain entertainment and news content and trademark rights owned by NBCUniversal and its affiliates, as well as the use by Comcast and its affiliates of certain of our content, data and trademarks.

These commercial agreements are generally for multiyear terms, with pricing and other terms and conditions that are customary for these types of agreements among unrelated parties. For additional information, see “Risk Factors—Spin-Related Risk Factors—We have historically operated within Comcast, and there are risks associated with the Separation” and “—Business Risk Factors—Our network rebrands may result in customer confusion and disruption, leading to lower ratings and monetization.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Transferability of Shares of Our Class A Common Stock

The shares of our Class A common stock that you will receive in the Distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the Separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of Comcast on the Distribution Date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately    shares of our Class A common stock immediately following the Separation. See “Ownership of Common Stock by Certain Beneficial Owners and Management” included elsewhere in this information statement. Our affiliates may sell shares of our Class A common stock received in the Distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our Class A common stock that does not exceed the greater of:

•	one percent of our Class A common stock then outstanding; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Comcast shareholders who are entitled to receive shares of our common stock in the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Comcast nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

While we expect to have the capacity to return capital to our shareholders following the Separation, the declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors our Board deems relevant. In addition, our ability to pay cash dividends on our capital stock may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into. See “Risk Factors—Common Stock Risk Factors.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025 on a historical and pro forma basis to give effect to the Separation and other matters, as discussed in “The Separation.”

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the finalization of the terms of the Separation and the agreements which define our relationship with Comcast after the completion of the Separation. In addition, such adjustments are estimates and may not prove to be accurate.

You should read the information in the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and our combined financial statements and the related notes included elsewhere in this information statement.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company on June 30, 2025 and is not necessarily indicative of our future capitalization or financial condition.

We have not yet finalized our post-Distribution capitalization. We will have cash on hand in an amount to be determined at or prior to the time of the Distribution. We expect that at the time of the Distribution, we will have significant third-party indebtedness. We intend to update our financial information to reflect our post-Distribution capitalization in a subsequent amendment to this information statement.

	As of June 30, 2025
	Actual	Pro Forma
	(in millions, except share amounts)
Cash and cash equivalents(1)	$4	$

Indebtedness:
Long-term debt(2)	—

Total indebtedness	—

Equity:
Class A common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual, shares authorized, shares issued and outstanding, pro forma(3)
Class B common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual, shares authorized, shares issued and outstanding, pro forma(3)
Net investment by Comcast(3)	10,463		—
Additional paid-in capital(3)	—		10,586
Accumulated other comprehensive income (loss)	(5)		(5)
Total Versant parent and shareholders’ equity	10,457		10,580

Noncontrolling interest	120		120

Total equity	10,577		10,700

Total capitalization	$10,577	$

(1)	Reflects an expected cash amount of $ at Separation following receipt of debt proceeds.
(2)

Reflects an estimated $    million of new long-term debt from senior secured term loans and/or senior secured notes we expect to incur in connection with the Separation, less $    million of estimated debt issuance costs.

(3)	At Separation, Comcast’s net investment in us will be eliminated to reflect the distribution of our common stock to Comcast’s shareholders.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements (the “pro forma financial statements”) were prepared in accordance with Article 11 of Regulation S-X and consist of unaudited pro forma combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024 (collectively, the “pro forma statements of income”), an unaudited pro forma combined balance sheet (the “pro forma balance sheet”) as of June 30, 2025 and related notes. The pro forma financial statements reflect adjustments to our unaudited condensed combined statement of income for the six months ended June 30, 2025, our audited combined statement of income for the year ended December 31, 2024 and our unaudited condensed combined balance sheet as of June 30, 2025 (collectively, the “combined financial statements”).

The pro forma statements of income give effect to the Separation and related transactions, described below, as if they had occurred on January 1, 2024, the beginning of our most recently completed fiscal year. The pro forma balance sheet gives effect to the Separation and related transactions as if they occurred as of June 30, 2025, our latest balance sheet date.

The pro forma financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present our results of operations and financial condition as if we were a separate stand-alone entity. In addition, we have provided a presentation of management adjustments that management believes are useful to enhance an understanding of the pro forma effects of the transactions. The pro forma financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):

•

the contribution of assets and liabilities that comprise our business by Comcast pursuant to the Separation and Distribution Agreement, including the expected transfer to us, prior to or concurrent with the Separation of various Comcast assets and liabilities not included in the combined financial statements;

•

the anticipated post-Distribution capital structure, including (i) the issuance of approximately    shares of our Class A common stock and    shares of our Class B common stock to holders of Comcast common stock in connection with the Separation and (ii) the Debt Financing Transactions (as defined below);

•	the impact of the Tax Matters Agreement and Employee Matters Agreement, both to be entered into with Comcast in connection with the Separation;

•

the impact of the Transition Services Agreement and certain other commercial agreements to be entered into with Comcast in connection with the Separation (see “The Separation—Agreements with Comcast”); and

•

transaction costs and other amounts expected to be incurred as an autonomous entity and specifically related to the Separation and other adjustments described in the notes to the unaudited pro forma financial statements.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what our results of operations and financial position actually would have been had the Pro Forma Transactions occurred on the dates indicated, or to project our financial performance for any future period. The pro forma financial statements are based on available information, estimates and assumptions, which we believe are reasonable and are described in the accompanying notes. Actual future results will differ from the amounts presented.

Our combined financial statements, which were the basis for the pro forma financial statements, were prepared on a carve-out basis as we did not operate as a stand-alone entity for the periods presented. Accordingly, such financial statements reflect allocations related to shared services and assets (including

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

expenses primarily related to personnel, advertising and marketing, facilities, information technology and network communications support and other overhead functions) and certain corporate administrative services (including charges for services such as accounting, tax, treasury and cash management, insurance, legal and risk management) that were provided to us by Comcast. See Note 5 to the unaudited condensed combined financial statements and Note 10 to the audited combined financial statements included elsewhere in this information statement for further information.

The pro forma financial statements should be read in conjunction with the sections herein entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Person Transactions” and “The Separation” as well as the combined financial statements, and the corresponding notes included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma combined financial statements, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2025

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
	(in millions, except per share data)
Revenue	$3,415	$—		$—		$3,415
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)	1,354	—		(5)	g	1,349
Selling, general and administrative	662	(45)	b	90	g,h,j	706
Depreciation and amortization	489	9	b	—		498

Total costs and expenses	2,505	(36)		84		2,553

Operating income	910	36		(84)		862
Interest expense	—		c	—
Investment and other income (loss), net	(1)	—		—		(1)
Income before income taxes	908	36		(84)		861
Income tax expense	(238)	(9)	d	22	i	(226)
Net income	670	27		(63)		635
Less: Net income (loss) attributable to noncontrolling interest	1	—		—		1

Net income attributable to Versant	$669	$27		$(63)		$634

Pro forma earnings per share of common stock
Basic					k	$
Diluted					k	$
Weighted average number of common shares outstanding
Basic					k
Diluted					k

See accompanying notes to pro forma financial statements.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2024

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
	(in millions, except per share data)
Revenue	$7,062	$—		$—		$7,062
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)	3,064	11	b	(7)	g	3,069
Selling, general and administrative	1,167	(74)	a,b	231	g,h,j	1,323
Depreciation and amortization	989	18	b	—		1,007

Total costs and expenses	5,220	(45)		224		5,399

Operating income	1,841	45		(224)		1,663
Interest expense	—		c	—
Investment and other income (loss), net	1	—		—		1
Income before income taxes	1,843	45		(224)		1,664
Income tax expense	(478)	(11)	d	57	i	(432)
Net income	1,365	33		(166)		1,232
Less: Net income (loss) attributable to noncontrolling interest	2	—		—		2

Net income attributable to Versant	$1,363	$33		$(166)		$1,230

Pro forma earnings per share of common stock
Basic					k	$
Diluted					k	$
Weighted average number of common shares outstanding
Basic					k
Diluted					k

See accompanying notes to pro forma financial statements.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2025

	Historical	Transaction Accounting Adjustments			Autonomous Entity Adjustments		Pro Forma
	(in millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$4	$		c	$—		$
Receivables, net	1,265		—		—			1,265
Other current assets	92		—		—			92

Total current assets	1,361		—		—			1,361
Content costs	574			b	—
Investments	254		—		—			254
Property and equipment, net	182		228	b	—			411
Intangible assets, net	1,411		(76)	b	—			1,335
Goodwill	7,732		—		—			7,732
Other noncurrent assets, net	94		13	b	11	j		119

Total assets	$11,610		$165		$11			$11,787

Liabilities and Equity
Current Liabilities:
Accounts payable	$89		$—		$—			$89
Deferred revenue	166		—		—			166
Current portion of debt	—			c	—
Accrued content obligations	195		—		—			195
Accrued employee costs	47		13	e	—			61
Accrued expenses and other current liabilities	97		16	a,b	19	h,j		132

Total current liabilities	595		29		19			644
Deferred income taxes	360		(9)	d	—			351
Noncurrent portion of debt	—			c	—
Noncurrent content obligations	38			b	—
Other noncurrent liabilities	39		7	b	7	j		53
Commitments and contingencies
Equity:
Net investment by Comcast	10,463		(10,463)	c,f	—			—
Class A common stock, $0.01 par value				f
Class B common stock, $0.01 par value				f
Additional paid-in capital	—		10,600	a,b,d,e,f	(14)	h,j		10,586
Accumulated other comprehensive income (loss)	(5)		—		—			(5)

Total Versant parent and shareholders’ equity	10,457		138		(14)			10,580
Noncontrolling interests	120		—		—			120

Total equity	10,577		138		(14)			10,700

Total liabilities and equity	$11,610		$165		$11			$11,787

See accompanying notes to pro forma financial statements.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Notes to Pro Forma Financial Statements

(In millions, unless stated otherwise)

The unaudited pro forma combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024 and the unaudited pro forma combined balance sheet as of June 30, 2025 include the following adjustments:

Transaction Accounting Adjustments

(a)

Reflects estimates for additional separation charges we expect to incur through the closing of the Separation. These adjustments include estimated non-recurring expenses of $10 million recorded in selling, general and administrative expenses for the year ended December 31, 2024, and the related accrual of $10 million as of June 30, 2025 recorded in accrued expenses and other current liabilities. Actual charges that will be incurred could be different from these estimates.

(b)

Reflects the impacts of assets, and related liabilities and expenses, that, pursuant to the terms of the Separation and Distribution Agreement, are expected to be contributed to Versant, but were shared assets for the periods presented in the combined financial statements and therefore were excluded from the combined financial statements. These adjustments primarily relate to owned or leased operating facilities and related equipment (including the key operational hub located in Englewood Cliffs, New Jersey) and third-party agreements for content. The unaudited pro forma combined statements of income include adjustments to add related depreciation expense and costs of revenue, and remove amounts previously allocated to selling, general and administrative expenses for such shared assets. These adjustments also reflect the impact of assets and related liabilities and expenses that were historically dedicated to the Versant businesses and included in our combined financial statements, but which are expected to remain with Comcast. These adjustments primarily relate to the MSNBC and CNBC trademarks, and include adjustments to the unaudited pro forma combined statements of income to remove related depreciation and amortization expenses and add estimated costs associated with trademark license agreements between Comcast and Versant pertaining to such assets that are expected to be in place following the Separation. There may be additional assets, liabilities or related expenses transferred to Versant or to Comcast in the Separation for which the transfer has not yet been finalized. Accordingly, these pro forma financial statements may be further updated prior to the effectiveness of the Form 10 of which this information statement forms a part.

(c)

The unaudited pro forma condensed combined balance sheet reflects anticipated financing arrangements (the “Debt Financing Transactions”) of approximately $    million, consisting of a $     million revolving credit facility (which is expected to be undrawn at the Separation) and approximately $     billion aggregate principal amount of new debt in the form of senior secured term loans and/or senior secured notes, which are expected to be entered into prior to the Separation. A portion of the net proceeds of such indebtedness is expected to be used to fund the Special Cash Payment of approximately $     as consideration for assets that will be contributed to us in connection with the Separation, with the remainder being used for general corporate purposes. As a result of the Debt Financing Transactions, and in connection with the terms of the Separation and Distribution Agreement, Versant is expected to have approximately $    million in cash and cash equivalents upon completion of the Distribution.

The initial interest rate on the issued debt is expected to range from approximately    % to    % and pro forma interest was calculated using a rate of    %, which represents the midpoint of the range. The unaudited pro forma combined statements of income reflect estimated interest expense of $    million and $     million, for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. Interest expense was calculated assuming constant debt levels throughout the periods. A hypothetical 1/8% change to the interest rate would change interest expense by $    million and $     million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.

(d)

Reflects the tax effects of the Pro Forma Transactions and the pro forma adjustments using an estimated income tax rate of 26% for the six months ended June 30, 2025 and the year ended December 31, 2024,

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

based on the statutory rate for the jurisdictions in which we operate. Management believes the statutory tax rate provides a reasonable basis for the pro forma adjustment. However, the effective tax rate of Versant could be significantly different depending on actual operating results and the application of enacted tax laws applicable to those results.

(e)

Reflects $58 million of obligations related to certain employee plans expected to be transferred from Comcast to Versant prior to the Separation pursuant to the terms of the Employee Matters Agreement. This adjustment also reflects $45 million of employee-related obligations included in our combined financial statements, but which are expected to be retained by Comcast pursuant to the terms of the Employee Matters Agreement.

(f)

Reflects the issuance of shares of our Class A common stock with a par value of $0.01 per share and Class B common stock with a par value of $0.01 per share pursuant to the Separation and Distribution Agreement and the related reclassification of Comcast’s net investment in our Company. We have assumed the number of outstanding shares of our Class A common stock and Class B common stock based on shares of Comcast common stock outstanding, on the basis of the distribution ratio of    share(s) of our common stock distributed for every share of Comcast common stock, and using approximately     shares of Comcast Class A common stock and    shares of Comcast Class B common stock outstanding as of     , 2025. The actual number of shares issued will not be known until the record date for the distribution.

Autonomous Entity Adjustments

(g)

Reflects the effects of commercial arrangements that Versant and Comcast will enter into in connection with the Separation described under “The Separation—Agreements with Comcast—Certain Commercial Arrangements.” Included in the pro forma combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024 are adjustments for the differences in costs for these agreements, primarily related to the commercial services agreement for the sale and use of our advertising and promotional inventory compared to previously allocated costs, including adjustments to costs of revenue of $(5) million and $(7) million, respectively, and selling, general, and administrative expenses of $87 million and $208 million, respectively.

(h)

Reflects estimates for additional charges we expect to incur within one year of the Separation to establish Versant as an independent standalone company. These charges primarily relate to systems costs and vendor fees totaling $1 million and $19 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, recorded in selling, general and administrative expenses, and the related accrual of $15 million, as of June 30, 2025, recorded in accrued expenses and other current liabilities. Actual charges that will be incurred could be different from these estimates.

(i)	Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rates as described above (d).

(j)	Reflects the net impact of lease agreements for facilities that have been entered into or will be entered into prior to the Separation.

Pro Forma Earnings Per Share

(k)

Versant did not have common shares outstanding in the combined financial statements. The weighted average number of shares used to compute pro forma basic earnings per share for the six months ended June 30, 2025 is based on the distribution ratio of     share(s) of our common stock distributed for every share of Comcast common stock, and using approximately     shares of Comcast Class A common stock and     shares of Comcast Class B common stock outstanding as of June 30, 2025. The weighted average number of shares used to compute pro forma basic earnings per share for the year ended December 31, 2024 is based on the distribution ratio of    share(s) of our common stock distributed for every share of Comcast common stock, and using approximately    shares of Comcast Class A common stock and    shares of Comcast Class B common stock outstanding as of December 31, 2024.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The weighted average number of shares used to compute pro forma diluted earnings per share is based on the number of basic shares of our Class A common stock and Class B common stock as described above. The actual dilutive effect following the completion of the Separation will depend on various factors, including employees who may change employment between Versant and Comcast and the impact of equity-based compensation arrangements. We cannot fully estimate the dilutive effects at this time.

Management Adjustments

We have elected to present management adjustments to the pro forma financial statements and have included all adjustments necessary for a fair statement of such information. Following the Separation, we expect to incur additional costs as a stand-alone entity in certain of our corporate administrative and support functions. We received the benefit of economies of scale as a business unit or division as part of Comcast’s broader corporate organization and our combined financial statements included allocations related to the costs of these functions; however, in establishing these independent support functions, the expenses may significantly differ from the prior amounts allocated.

As a stand-alone public company, we expect to incur certain dis-synergies and incremental public company costs, or higher costs in addition to those included as transaction accounting and autonomous entity adjustments noted above. These costs primarily include the recurring and ongoing costs required to operate new functions required for a public company such as external reporting, internal audit, treasury, investor relations, board of directors, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding, security, government relations, community outreach and insurance.

We estimated that we would have incurred approximately $87 million of additional expenses (including costs related to personnel of approximately $27 million and vendor and other costs of approximately $60 million) for the six months ended June 30, 2025 and approximately $233 million of additional expenses (including costs related to personnel of approximately $100 million and vendor and other costs of $134 million) for the year ended December 31, 2024.

We estimated these additional expenses by assessing the resources and associated costs each function will require to operate Versant as a stand-alone public company as compared to the relevant allocated costs recorded within the combined financial statements.

These estimates are based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third party vendors, ability to execute on proposed separation plans, and strategic decisions made in our operations. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred. We may also decide to increase or reduce resources or invest more heavily in certain areas in the future, which may differentiate the management adjustments even further from actual costs incurred in the future.

These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. The tax effect has been determined by applying the respective statutory tax rates to the aforementioned adjustments in jurisdictions where valuation allowances were not required.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

For the six months ended June 30, 2025

(in millions, except per share data)
Pro forma combined net income attributable to Versant*		$634
Management’s adjustments		(87)
Tax effect of management’s adjustments		22

Pro forma combined net income attributable to Versant after management’s adjustments		$569

Basic earnings per share of common stock after management’s adjustments	$
Diluted earnings per share of common stock after management’s adjustments	$

*	As shown in the Unaudited Pro Forma Combined Statement of Income.

For the year ended December 31, 2024

(in millions, except per share data)
Pro forma combined net income attributable to Versant*		$1,230
Management’s adjustments		(233)
Tax effect of management’s adjustments		60

Pro forma combined net income attributable to Versant after management’s adjustments		$1,056

Basic earnings per share of common stock after management’s adjustments	$
Diluted earnings per share of common stock after management’s adjustments	$

*	As shown in the Unaudited Pro Forma Combined Statement of Income

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our combined financial statements and the notes thereto, included elsewhere in this information statement, as well as the information presented under “Unaudited Pro Forma Combined Financial Statements,” “Summary—Summary Combined Financial and Other Data” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this information statement. See in particular “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are an industry-leading media and entertainment business that operates in four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. We serve these markets primarily through a strong portfolio of brands comprised of renowned networks and complementary digital platforms.

Over the past 45 years, we have developed and operated iconic and award-winning brands, including MSNBC, CNBC, USA Network, Golf Channel, E!, SYFY and Oxygen. Our networks have achieved significant scale, with over 10 billion hours watched during 2024 according to Nielsen. Additionally, our digital platforms, led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, are leaders within their industries and complement our networks.

We produce, license and acquire content that we distribute through a variety of outlets, including our networks and digital platforms, delivering value to key constituents: the viewing audience, paying subscribers, advertisers, distributors and licensing counterparties. We generate revenue primarily through distributing our networks, selling advertising across our brands, providing services through our digital platforms and content licensing. For the six months ended June 30, 2025, we had revenue of $3.4 billion, net income attributable to Versant of $0.7 billion and Adjusted EBITDA of $1.4 billion. For the year ended December 31, 2024, we had revenue of $7.1 billion, net income attributable to Versant of $1.4 billion and Adjusted EBITDA of $2.8 billion. For reconciliations of Adjusted EBITDA to net income attributable to Versant, the most directly comparable financial measure prepared in accordance with GAAP, see “—Non-GAAP Financial Measures.”

We are currently a wholly owned subsidiary of Comcast that, after giving effect to the Transactions, will hold, directly or indirectly through its subsidiaries, the assets, liabilities and legal entities comprising the Spin Business. Following the Separation, we will be a publicly traded company independent from Comcast, and Comcast will not retain any ownership interest in us. Immediately following the Separation, holders of Comcast common stock prior to the Distribution will own 100% of the issued and outstanding shares of Versant common stock. For more information, see “The Separation.”

Key Factors Affecting Our Business

We believe the key factors that impact our business include the following:

•

Consumer Demand for Cable Television. The amount of revenue we earn from MVPD distribution has declined in recent years, primarily reflecting ongoing declines in MVPD subscriber levels due to evolving consumer preferences for consuming video content, and is expected to continue to decline in the future. As a result of these trends, we expect that our future success will depend on, among other things, our ability to compete with alternative content distribution platforms, our success in reaching new audiences by extending our content offerings through new distribution outlets, and our continued ability to distribute our networks on MVPDs.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Advertising. We derive significant revenue from selling advertising on our networks, and have experienced in recent years, and expect to continue to experience, declines in advertising revenue caused by shifts in advertiser priorities primarily due to increased competition for the leisure time of viewers, increased audience fragmentation and increased use of streaming and digital platforms (all of which we expect will continue in the foreseeable future), as well as by cyclical factors, such as election cycles and the timing of major sporting events, the availability of advertising-blocking technologies and macroeconomic conditions. In addition, lower audience ratings and reduced viewership, which our networks have experienced, and likely will continue to experience, affect pricing and the willingness of advertisers to purchase advertising.

•

Growth of Digital Platforms. Our digital platforms generate revenue from selling advertising, providing services directly to consumers and selling cloud-based technology and related services. The growth of digital platforms continues to be shaped by evolving consumer behavior and broader macroeconomic conditions, including changes in consumer spending patterns, concerns about data privacy and evolving preferences for digital engagement through websites and mobile applications. Our revenue from our digital platforms has grown in recent years, and we expect that it will continue to grow as we invest in this growing portion of our business.

•

Competition for Programming. The market for programming has been, and we expect will continue to be, very competitive. In recent years, sports programming in particular has become significantly more competitive and expensive. We expect to continue to devote significant resources to acquire sports programming in the future, and our ability to continue to provide compelling content will be vital to our success.

•

Impact of Macroeconomic Conditions. A substantial portion of our revenue is impacted by consumer spending patterns, which are affected by prevailing economic conditions. Downturns in global economic conditions have in the past, and may in the future, negatively affect the spending patterns of consumers and, as a result, our current and potential customers, advertisers, vendors and others with whom we do business.

•

Brand Value and Reputation. Our brand image, awareness and reputation strengthen our relationship with our audiences and can be important drivers of consumer and advertiser engagement. Following the Separation, we will need to establish the Versant brand, while elevated public scrutiny, geopolitical tensions and rapid consumer reaction have heightened reputational concerns.

•

Public Company Costs. As a result of the Separation and costs associated with running an independent, publicly traded company, we expect to incur expenditures that are higher than historical allocations that were allocated pro rata based on revenue, which may have an impact on our profitability and operating cash flows.

We evaluate these and other factors as we develop and execute our strategies. For more information on the risk factors affecting our business, see “Risk Factors” in this information statement.

Basis of Presentation

For the periods presented in the combined financial statements included elsewhere in this information statement, the Versant businesses were operated as part of Comcast’s Media segment. The combined financial statements have been derived from Comcast’s historical accounting records as if Versant operations had been conducted independently from Comcast, and reflect the assets, liabilities, revenues and expenses of the Company on a historical cost basis. The combined financial statements were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC.

The combined balance sheets include assets and liabilities specifically attributable to the Company and certain assets and liabilities held by Comcast but specifically identifiable or otherwise attributable to our business. Assets and liabilities included in our audited combined balance sheets were based on assessments as of

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

December 31, 2024. For periods subsequent to December 31, 2024, the condensed combined balance sheets include new assets and liabilities resulting from transactions occurring during that period that were held by Comcast but specifically identifiable or otherwise attributable to our business or in subsidiaries that are included in the condensed combined financial statements, or related to employees that have been determined to be specifically identifiable to Versant during the period. Accordingly, our condensed combined balance sheets may not reflect the assets and liabilities that will be included in Versant following the Separation. For example, certain shared facilities not included in the combined balance sheets may be included in the Separation. Comcast’s third-party debt and related interest expense have not been attributed to the Company because the borrowings are not specifically identifiable to the Company and the Company is not the legal obligor. The combined financial statements reflect noncontrolling interests for certain subsidiaries included in the combined financial statements, in which a third party has a minority ownership interest.

The combined statements of income include all revenues and costs directly attributable to our business, including costs related to production activities that use centralized Comcast operations and directly charged to us based on usage. The combined statements of income also include allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast and allocations of costs for the use of shared assets (see Note 5 to the unaudited condensed combined financial statements and Note 10 to the audited combined financial statements included elsewhere in this information statement). These expenses have been allocated on a pro rata basis using an applicable measure of revenue. All allocations and estimates reflected in the combined financial statements are based on assumptions that management believes are reasonable. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, standalone entity, nor are they necessarily indicative of our future expenses. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organization structure and strategic decisions made in various areas, including information technology, infrastructure and outsourcing of corporate functions.

All intercompany transactions and balances within our business have been eliminated. Certain transactions are handled through Comcast’s centralized cash management process or allocated to us and will generally be deemed settled for cash at the time the transactions are recorded in the combined financial statements. The total net effect of the deemed settlement of these transactions is included in net parent investment and the net effect of changes in net parent investment is presented in financing activities in the combined statements of cash flows. Centralized cash management balances related to certain of our operations are executed through formal loan agreements and are therefore presented in assets or liabilities as applicable. These and other transactions between the Company and Comcast and included in the combined financial statements are considered related party transactions. See Note 5 to the unaudited condensed combined financial statements and Note 10 to the audited combined financial statements included elsewhere in this information statement.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Operating Results

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2025	2024	%	2025	2024	%
	(in millions)
Revenue	$1,708	$1,808	(5.5)%	$3,415	$3,626	(5.8)%
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)	700	747	(6.3)	1,354	1,436	(5.7)
Selling, general and administrative	355	313	13.3	662	616	7.5
Depreciation and amortization	244	245	(0.4)	489	494	(1.0)

Total costs and expenses	1,298	1,305	(0.5)	2,505	2,546	(1.6)

Operating income	410	502	(18.4)	910	1,081	(15.8)
Investment and other income (loss), net	(1)	—	NM	(1)	—	NM

Income before income taxes	409	503	(18.6)	908	1,081	(16.0)
Income tax expense	(106)	(131)	(18.5)	(238)	(281)	(15.2)

Net income	303	372	(18.6)	670	801	(16.3)
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	NM	1	(2)	NM

Net income attributable to Versant	$302	$373	(19.1)%	669	803	(16.7)%

Adjusted EBITDA(a)	$685	$747	(8.2)%	$1,442	$1,575	(8.4)%

Percentage changes that are considered not meaningful are denoted with NM.

(a)

Adjusted EBITDA is a non-GAAP financial measure. Refer to “—Non-GAAP Financial Measures” for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income attributable to Versant to Adjusted EBITDA.

	Year ended December 31
	2024	2023	2022	Change 2023 to 2024	Change 2022 to 2023
	(in millions)
Revenue	$7,062	$7,445	$7,834	(5.1)%	(5.0)%
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)	3,064	3,154	3,161	(2.8)	(0.2)
Selling, general and administrative	1,167	1,231	1,271	(5.1)	(3.2)
Depreciation and amortization	989	991	992	(0.2)	(0.1)

Total costs and expenses	5,220	5,375	5,424	(2.9)	(0.9)

Operating income	1,841	2,069	2,410	(11.0)	(14.2)
Investment and other income (loss), net	1	—	(61)	NM	NM

Income before income taxes	1,843	2,069	2,349	(11.0)	(11.9)
Income tax expense	(478)	(530)	(591)	(9.8)	(10.4)

Net income	1,365	1,540	1,758	(11.4)	(12.4)
Less: Net income (loss) attributable to noncontrolling interests	2	—	(6)	NM	NM

Net income attributable to Versant	$1,363	$1,539	$1,764	(11.4)%	(12.8)%

Adjusted EBITDA(a)	$2,837	$3,060	$3,402	(7.3)%	(10.1)%

Percentage changes that are considered not meaningful are denoted with NM.

(a)

Adjusted EBITDA is a non-GAAP financial measure. Refer to “—Non-GAAP Financial Measures” for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income attributable to Versant to Adjusted EBITDA.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Revenue

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2025	2024	%	2025	2024	%
		(in millions)
Revenue
Linear distribution	$1,017	$1,066	(4.6)%	$2,103	$2,227	(5.6)%
Advertising	425	489	(13.1)	814	931	(12.6)
Platforms	223	202	10.6	398	370	7.4
Content licensing and other	43	51	(15.1)	100	99	1.8

Total revenue	$1,708	$1,808	(5.5)%	$3,415	$3,626	(5.8)%

	Year ended December 31
	2024	2023	2022		Change 2023 to 2024	Change 2022 to 2023
	(in millions)
Revenue
Linear distribution	$4,325	$4,632	$4,802		(6.6)%	(3.5)%
Advertising	1,731	1,865	2,156		(7.2)	(13.5)
Platforms	795	734	662		8.3	10.9
Content licensing and other	211	213	214		(1.0)	(0.4)

Total revenue	$7,062	$7,445	$7,834		(5.1)%	(5.0)%

Linear distribution revenue primarily consists of revenue generated from the distribution of our television networks to traditional MVPDs, who offer video services over cable, fiber and satellite transmission, and virtual MVPDs, who offer video services through digital streaming. Our revenue from distribution agreements is generally based on the number of subscribers receiving our television networks through the provider and a per subscriber fee.

Linear distribution revenue continued to decrease for the three and six months ended June 30, 2025 due to declines in the number of subscribers of 8% for both periods, partially offset by contractual rate increases.

Linear distribution revenue decreased in 2024 and 2023 due to declines in the number of subscribers of 8% for both periods, partially offset by contractual rate increases. We expect to experience continued declines in the number of subscribers and linear distribution revenue, as further discussed in “—Key Factors Affecting Our Business.”

Advertising revenue consists of revenue generated from sales of advertising on our networks and digital platforms. The price charged for each advertising unit on our networks is generally based on audience ratings, the value of our audiences to advertisers, the quality of our programming and brand building capabilities, any viewer targeting and addressability capabilities and the number of advertising units we can place in our networks’ programming schedules. Advertising revenue is also generated based on website page or application visits.

Advertising revenue decreased for the three and six months ended June 30, 2025 primarily due to decreases at our networks as a result of ratings declines of 16% and 18%, respectively. Ratings in 2025 continued to be negatively impacted by trends in linear advertising, and experienced further declines following the presidential inauguration.

Advertising revenue decreased in 2024 and 2023 primarily due to decreases at our networks as a result of ratings declines of 8% and 5%, respectively. In 2023, advertising revenue was also impacted by negative market conditions compared to 2022, which included advertisers’ shifts in spending from linear to digital advertising.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We expect to experience continued ratings declines at our networks and continued shifts toward digital advertising in future periods, and these trends are further discussed in “—Key Factors Affecting Our Business.”

Platforms revenue primarily consists of revenue generated from services provided through our digital platforms. The GolfNow, Fandango and SportsEngine platforms facilitate consumer transactions with golf courses, movie theaters and studios, and youth sports leagues, respectively. Our GolfNow and SportsEngine offerings also include cloud-based technology solutions and related services to golf courses and youth sports organizations, respectively. We also offer subscription services, including CNBC branded offerings providing live and on-demand personal finance programming and GolfPass, offering instructional videos and other golf-related content. Our revenue related to these platforms is generally transaction-based, and depending on the service, generally consists of an agreed share based on the value of underlying transactions, transaction-based fees paid by the consumer or fixed amounts for individual transactions or services provided. We have generally concluded that we are the agent for the underlying transactions being executed through our platforms, and we therefore do not recognize revenue for each tee time booked, movie ticket sold, television or movie title rented or purchased, or sports registration.

Platforms revenue increased for the three and six months ended June 30, 2025 primarily due to increased transactional volumes, primarily related to services provided to golf courses, including an increased number of courses using our on-site payment facilitation services. Revenue for the three months ended June 30, 2025 also increased due to an increase in movie tickets purchases through our platform resulting from underlying box office performance.

Platforms revenue increased in 2024 and 2023 primarily due to increased transactional volumes, primarily related to services provided to golf courses, including an increased number of courses using our on-site payment facilitation services.

Content licensing and other revenue consists of revenue generated from licensing our owned content to third parties, including television networks, streaming services and other platforms, licensing audio feeds of our programming and original podcasts to digital platforms and other products and services.

Content licensing and other revenue decreased for the three months ended June 30, 2025 primarily due to timing of content licensing agreements.

Costs and Expenses

Costs of Revenue

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2025	2024	%	2025	2024	%
	(in millions)
Costs of Revenue
Programming and production	$573	$633	(9.5)%	$1,120	$1,218	(8.0)%
Other	127	114	10.9	234	218	7.5

Total costs of revenue	$700	$747	(6.3)%	$1,354	$1,436	(5.7)%

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Costs of Revenue

	Year ended December 31
	2024	2023	2022	Change 2023 to 2024	Change 2022 to 2023
	(in millions)
Costs of Revenue
Programming and production	$2,606	$2,724	$2,749	(4.3)%	(0.9)%
Other	458	430	412	6.5	4.3

Total costs of revenue	$3,064	$3,154	$3,161	(2.8)%	(0.2)%

Programming and production costs primarily consist of the amortization of licensed and owned content, including sports rights, direct production costs, production overhead and on-air talent costs.

Programming and production costs decreased for the three and six months ended June 30, 2025 primarily due to lower costs associated with sports programming.

Programming and production costs decreased in 2024 primarily due to a production tax incentive recognized in 2024 and resulting in a benefit of $58 million (see Note 4 to the audited combined financial statements) as well as lower costs associated with sports programming driven by timing of events and lower costs associated with entertainment content. Programming and production costs were generally consistent in 2023 compared to the prior year period. Programming and production costs are our most significant costs of revenue and are further discussed in “—Key Factors Affecting Our Business” above.

Other costs of revenue primarily include direct costs associated with transactions supported by our platforms, such as fees for data related to transactions available to consumers and payment processing fees, and other platform and customer support costs.

Other costs of revenue increased for the three and six months ended June 30, 2025 primarily due to higher transactional volumes related to our digital platforms.

Other costs of revenue increased in 2024 and 2023 primarily due to higher transactional volumes related to our digital platforms.

Selling, General and Administrative Expense

Selling, general and administrative expense primarily consists of salaries, employee benefits, rent and other overhead expenses, including allocations of costs from Comcast related to shared functions and infrastructure.

Selling, general and administrative expense increased for the three and six months ended June 30, 2025 primarily due to transaction and transaction-related costs associated with the Separation, which totaled $32 million and $44 million for the three and six months ended June 30, 2025, respectively. Transaction costs are incremental costs directly related to effectuating the Separation and primarily include legal, audit and advisory fees. Transaction-related costs are incremental costs incurred in anticipation of the Separation and primarily include IT separation and implementation costs, advisory fees and other one-time costs.

Selling, general and administrative expense decreased in 2024 and 2023 primarily due to a decrease in allocated costs from Comcast. As discussed in “—Key Factors Affecting Our Business,” Note 5 to the unaudited condensed combined financial statements and Note 10 to the audited combined financial statements, these costs were generally allocated on a pro rata basis using a measure based on revenue applied to the relevant pool of costs and may not be representative of our operating costs as a stand-alone company following the Separation.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Depreciation and Amortization Expense

Depreciation and amortization expense includes amortization of certain acquisition-related intangible assets, which primarily relate to our television networks, as well as depreciation of property and equipment. Depreciation and amortization expense remained consistent for the three and six months ended June 30, 2025 and 2024, as well as in 2024 and 2023. See Note 7 to the audited combined financial statements for additional information on our intangible assets.

Investment and other income (loss), net

Investment and other income (loss), net in 2022 resulted primarily from an impairment of a nonmarketable equity security. See Note 5 to the audited combined financial statements for additional information on our investments.

Income Tax Expense

Our effective income tax rate was 26.2% for both the three and six months ended June 30, 2025 and 25.9% for both the three and six months ended June 30, 2024. Our effective income tax rate was 25.9%, 25.6% and 25.2% in 2024, 2023 and 2022, respectively.

The decreases in income tax expense for the three and six months ended 2025, and the years ended December 31, 2024 and 2023 were primarily due to decreases in income before income taxes.

See Note 8 to the audited combined financial statements for additional information on our income taxes.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of noncash depreciation and amortization expense that results from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, and by our investment activities, as our management excludes these results when evaluating our operating performance. Our management uses this financial measure to evaluate our operating performance. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

We define Adjusted EBITDA as net income attributable to Versant before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance.

We reconcile Adjusted EBITDA to net income attributable to Versant. This measure should not be considered a substitute for operating income (loss), net income (loss), net income (loss) attributable to Versant, or net cash provided by operating activities that we have reported in accordance with GAAP.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Reconciliation from Net Income Attributable to Versant to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Net income attributable to Versant	$302	$373	$669	$803
Net income (loss) attributable to noncontrolling interests	1	(1)	1	(2)
Income tax expense	106	131	238	281
Investment and other (income) loss, net	1	—	1	—
Depreciation and amortization	244	245	489	494
Adjustments(a)	32	—	44	—

Adjusted EBITDA	$685	$747	$1,442	$1,575

(a)

Amounts represent the impact of certain events, gains, losses or other charges that are excluded from Adjusted EBITDA. For the periods presented, Adjusted EBITDA excludes transaction and transaction-related costs associated with the Separation. Transaction costs are incremental costs directly related to effectuating the Separation and primarily include legal, audit and advisory fees. Transaction-related costs are incremental costs incurred in anticipation of the Separation and primarily include IT separation and implementation costs, advisory fees and other one-time costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Transaction costs	$16	$—	$27	$—
Transaction-related costs	16	—	17	—

Total Adjustments	$32	$—	$44	$—

	Year ended December 31
	2024	2023	2022
	(in millions)
Net income attributable to Versant	$1,363	$1,539	$1,764
Net income (loss) attributable to noncontrolling interests	2	—	(6)
Income tax expense	478	530	591
Investment and other (income) loss, net	(1)	—	61
Depreciation and amortization	989	991	992
Adjustments(a)	6	—	—

Adjusted EBITDA	$2,837	$3,060	$3,402

(a)

Amounts represent the impact of certain events, gains, losses or other charges that are excluded from Adjusted EBITDA, which are related to certain transaction costs associated with the Separation in 2024. See Note 2 to the audited combined financial statements.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Liquidity and Capital Resources

	Six Months Ended June 30,		Year Ended December 31
	2025	2024	2024	2023	2022
	(in millions)
Cash provided by operating activities	$1,113	$1,084	$2,211	$2,428	$2,509
Cash used in investing activities	$(77)	$(28)	$(71)	$(60)	$(39)
Cash used in financing activities	$(1,040)	$(1,059)	$(2,155)	$(2,355)	$(2,486)

	As of
	June 30, 2025	December 31, 2024	December 31, 2023	December 31, 2022
	(in millions)
Cash and cash equivalents	$3.9	$7.8	$23.4	$10.7

Historically, we have generated significant cash flows from operating activities. However, we have operated within Comcast’s cash management structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented.

Following the Separation, our capital structure and sources of liquidity will change from the historical capital structure because we will no longer participate in Comcast’s centralized cash management program. Our ability to fund our operating needs will depend on our future ability to continue to generate positive cash flow from operations, and on our ability to obtain debt financing on acceptable terms. Management believes that our cash balances and funds provided by operating activities, along with expected borrowing capacity and access to capital markets, taken as a whole, will provide adequate liquidity to meet all of our current and long-term obligations when due, including third-party debt that we expect to incur in connection with the Separation, adequate liquidity to fund capital expenditures, and flexibility to fund investment opportunities that may arise. However, there can be no assurances that we will be able to obtain debt or equity financing on acceptable terms in the future.

We intend to enter into new financing arrangements in anticipation of the Separation. We expect to incur approximately $    of new debt. See “Description of Material Indebtedness.” The debt may also restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, the Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

We expect to utilize our cash flows to continue to invest across our business, whether through organic or inorganic growth strategies, as well as to repay our indebtedness over time.

Cash Provided by Operating Activities

Net cash provided by operating activities increased for the six months ended June 30, 2025 primarily due to an increase from changes in operating assets and liabilities, partially offset by a decline in net income caused by decreasing revenue as described above. The increase resulting from changes in operating assets and liabilities was primarily due to decreases in current and noncurrent receivables, net and other operating assets and liabilities. Operating assets and liabilities in our combined statements of cash flows generally fluctuate based on the timing of amortization and related payments for our content costs and the timing of collections of receivables.

Net cash provided by operating activities decreased in 2024 and 2023, primarily due to a decline in net income caused by decreasing revenue as described above. In 2023, net cash provided by operating activities was also negatively impacted by a decrease in net gain on investment activity. The decrease resulting from changes in

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

operating assets and liabilities in 2024 was primarily due to a decrease in content costs, net, partially offset by an increase in current and noncurrent receivables, net. The increase resulting from changes in operating assets and liabilities in 2023 was primarily due to increases in content costs, net and current and noncurrent receivables, net, partially offset by a decrease in other operating assets and liabilities.

As described in Notes 1 and 5 to the unaudited condensed combined financial statements, Notes 1 and 10 to the audited combined financial statements and above in “—Liquidity and Capital Resources,” we have historically participated in Comcast’s centralized cash management process, and as a result, the amounts and timing of operating receipts and payments may not be indicative of our results as a stand-alone company.

Cash Used in Investing Activities

Net cash used in investing activities primarily relates to capital expenditures, which increased for the six months ended June 30, 2025 as a result of transaction-related capital spending for facilities and IT systems, and were consistent for the years ended December 31, 2024, 2023 and 2022. Other investing activities included net payments to Comcast pursuant to loans associated with its centralized cash management programs, and net loan receipts in 2022. See Note 5 to our unaudited condensed combined financial statements and Note 10 to our audited combined financial statements for additional information on these related party loans.

Cash Used in Financing Activities

Cash used in financing activities for the six months ended June 30, 2025 decreased primarily due to changes in net parent investment, which primarily resulted from increased cash generated from operating activities and swept to Comcast during the periods, partially offset by increased capital expenditures funded through Comcast’s centralized cash management program.

The reduction in cash used in financing activities in 2024 and 2023 was primarily due to changes in net parent investment, which primarily resulted from lower cash generated from operating activities and swept to Comcast during the periods. See Note 2 to our audited combined financial statements for additional information on net parent investment.

Contractual Obligations

The following table summarizes our most significant contractual obligations as of December 31, 2024:

	As of December 31, 2024
	Total	Within the next 12 months	Beyond the next 12 months
	(in millions)
Programming and production obligations	$2,016	$705	$1,312

Our largest contractual obligations are associated with our programming and production expenses. We have multiyear agreements for broadcast rights of sporting events, which represent the majority of our programming and production obligations. As of December 31, 2024, all cash payments related to our programming and production obligations are due within five years. Our programming and production costs include significant amounts related to content contracts shared with Comcast. These contracts, which primarily related to multiyear sports rights agreements, are not included in the amounts presented above as we are not the primary obligor under the contract. As a result, following the Separation we expect to have significant additional contractual obligations. See Note 4 and Note 10 to our audited combined financial statements for additional information on programming and production costs and related party transactions, respectively.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We expect to enter into new financing arrangements in anticipation of the Separation. As a result, we will be exposed to market risk of adverse changes in interest rates related to these arrangements. To help manage our exposure to changes in interest rates, we may enter into interest rate risk management derivative transactions in accordance with our policy. There were no such instruments outstanding for the periods presented in the combined financial statements.

Concentration of Credit Risk

As discussed in Note 2 to the unaudited condensed combined financial statements and Note 3 to the audited combined financial statements, a significant portion of our accounts receivable balances relate to our linear distribution agreements with large multichannel video providers. These receivables have short term maturities and we actively monitor the creditworthiness of our counterparties. Although we may be exposed to losses in the event of nonperformance by counterparties, we do not expect such losses, if any, to be material.

Critical Accounting Policies and Estimates

The preparation of our combined financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and contingent liabilities. We base our judgments on our historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making estimates about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe our estimates associated with the valuation and impairment testing of goodwill and the accounting for content costs are critical in the preparation of our combined financial statements.

Valuation and Impairment Testing of Goodwill

Goodwill results from business combinations and represents the excess amount of the consideration paid over the identifiable assets and liabilities recorded in the acquisition. Because Versant’s businesses were operated as a part of Comcast’s Media segment, our combined balance sheets include an allocated amount of goodwill from Comcast’s Media segment, which was determined using a relative fair value analysis as of July 1, 2024, the date of Comcast’s most recent annual goodwill impairment assessment. This relative fair value analysis resulted in the allocation of approximately 40% of Comcast’s Media segment goodwill to Versant. The fair values utilized in the relative fair value analysis were estimated using a discounted cash flow analysis based on Level 3 inputs. When performing this analysis, we also considered multiples of earnings from comparable public companies and recent market transactions. We test goodwill for impairment at the reporting unit level. Impairment analysis was performed at the Comcast level as of July 1, 2024 and in prior periods. Based on Comcast’s 2024 assessment, the estimated fair value of the Media reporting unit, and therefore the estimated fair value of the Versant reporting unit, substantially exceeded its carrying value and no impairment was required. Following Versant’s change in chief operating decision maker in 2025 (see Note 1 to our unaudited combined financial statements), we reassessed our reporting units and concluded that the estimated fair value of the Versant reporting units substantially exceeded their carrying value and no impairment was required.

For periods after the initial allocation, we will assess the recoverability of our goodwill annually as of July 1, or more frequently whenever events or substantive changes in circumstances indicate that the assets might be impaired. The assessment of recoverability may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A quantitative assessment is performed if the qualitative

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. In connection with our impairment assessment process, from time to time, we may perform quantitative assessments in order to support our qualitative assessments.

When performing a quantitative assessment, we estimate the fair values of a reporting unit primarily based on a discounted cash flow analysis that involves significant judgment, including market participant estimates of future cash flows expected to be generated by the business and the selection of discount rates. When performing this analysis, we also consider multiples of earnings from comparable public companies and recent market transactions.

Changes in market conditions, laws and regulations and key assumptions made in future quantitative assessments, such as expected cash flows, competitive factors, discount rates and value indications from market transactions, including the market price of our Class A common stock following the Separation, could negatively impact the results of future impairment testing and could result in the recognition of an impairment charge.

Content Costs

We capitalize the costs of licensed content when the license period begins, the content is made available for use and the costs of the licenses are known. Licensed content is amortized as the associated programs are used, incorporating estimated viewing patterns.

We capitalize costs for owned film and television content, including direct costs, production overhead, print costs, development costs and interest, as well as acquired libraries. Amortization for content predominantly monetized with other owned or licensed content is recorded based on estimated usage. Amortization for owned content predominantly monetized on an individual basis and accrued costs associated with participations and residuals payments are recorded using the individual film forecast computation method, which recognizes the costs in the same ratio as the associated ultimate revenue. The most sensitive factor affecting our estimate of ultimate revenue is whether the television series can be successfully licensed beyond its initial window. Estimates of ultimate revenue generally are limited to the amount of revenue attributed to the initial window unless and until it is determined that the content can be licensed beyond the initial license window.

Capitalized content costs are subject to impairment testing when certain triggering events are identified. The substantial majority of our owned content is evaluated for impairment on a group basis. Our licensed and owned content are generally assessed on a channel, network or platform basis. Sports rights are accounted for as executory contracts and are not subject to impairment. When performing an impairment assessment, we estimate fair value primarily based on a discounted cash flow analysis that involves significant judgment, including market participant estimates of future cash flows, which are supported by internal forecasts. Impairments of capitalized content costs were not material in any of the periods presented.

We recognize the costs of multiyear, live-event sports rights as the rights are utilized over the contract term based on estimated relative value. Estimated relative value is generally based on terms of the contract and the nature of and potential revenue generation of the deliverables within the contract.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

BUSINESS

Overview

We are an industry-leading media and entertainment business that operates in four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. We serve these markets primarily through a strong portfolio of brands comprised of renowned networks and complementary digital platforms.

Over the past 45 years, we have developed and operated iconic and award-winning brands, including MSNBC, CNBC, USA Network, Golf Channel, E!, SYFY and Oxygen. Our networks have achieved significant scale, with over 10 billion hours watched during 2024 according to Nielsen. Additionally, our digital platforms, led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, are leaders within their industries and complement our networks.

We produce, license and acquire content that we distribute through a variety of outlets, including our networks and digital platforms, delivering value to key constituents: the viewing audience, paying subscribers, advertisers, distributors and licensing counterparties. We generate revenue primarily through distributing our networks, selling advertising across our brands, providing services through our digital platforms and content licensing.

For the year ended December 31, 2024, we had revenue of $7.1 billion, net income attributable to Versant of $1.4 billion and Adjusted EBITDA of $2.8 billion. For a reconciliation of Adjusted EBITDA to net income attributable to Versant, the most directly comparable financial measure prepared in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.”

Versant is headquartered in New York City. Prior to the Separation, we have operated as a part of Comcast’s Media Segment within its Content & Experiences business. Following the completion of the Separation, Versant will be an independent, publicly traded company led by a highly experienced management team dedicated to driving value through our leading asset portfolio. Comcast will provide transition services to us for certain functions, which are expected to be temporary in nature, and we will enter into certain other commercial agreements with Comcast. See “The Separation—Agreements with Comcast” for additional information regarding these agreements.

Our Brands

Our strong portfolio of brands delivers compelling news, sports and entertainment content that we distribute through our networks and digital platforms. Our networks were collectively watched by an average audience of over 60 million unique viewers each week in 2024, with MSNBC and USA Network representing two of the eight most watched cable networks domestically in 2024 and many of our other networks also being leaders in their respective categories. Our digital platforms offer complementary news, sports and entertainment offerings to consumers online. Through our scale and compelling news, sports and entertainment offerings, we believe our brands offer significant value for our stakeholders.

MSNBC, to be rebranded as My Source News Opinion World (MS NOW)

•

MSNBC is a premier destination for politics, news and opinion through informed, distinct perspectives and analysis. MSNBC operates across multiple media platforms: MVPDs, digital, social platforms, podcasts and live events. With highly loyal and engaged audiences representing over 14 million viewers weekly in 2024 according to Nielsen, MSNBC is home to many of the country’s most influential political news programs that shape daily public discourse. In August 2025, we announced the rebranding of MSNBC as My Source News Opinion World (MS NOW). This gives us the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

opportunity to create a distinct brand that underscores our mission to serve as the destination for domestic and international breaking news and best-in-class opinion journalism. The rebranding will become effective towards the end of 2025, at which time we expect to discontinue use of the MSNBC brand and begin using My Source News Opinion World (MS NOW) for the network and all related platforms and products.

•

MSNBC saw one of its largest audiences on record in 2024, finishing the year as the number two network across all cable television networks according to Nielsen for the seventh consecutive year. For 2022-2024, MSNBC was the only top-20 cable network with two consecutive years of audience gains.

•

MSNBC has rapidly grown its digital audience in recent years, including through MSNBC.com and the MSNBC mobile app, averaging 30 million monthly unique visitors in 2024. Additionally, in 2024, MSNBC was the number one news brand across all of YouTube and the number one cable news brand on TikTok. MSNBC generated nearly 160 million total downloads across its audio portfolio.

CNBC

•

CNBC is a global leader in business and personal finance news, with real-time financial market coverage and analysis. Business coverage through franchises such as Squawk Box, Squawk on the Street, Closing Bell and Mad Money has made CNBC a critical resource for business leaders and investors. In addition, CNBC has successfully expanded its audience through a portfolio of branded products, including direct-to-consumer streaming services, investing club, podcasts, conferences and other live events.

•

CNBC seeks to engage and serve its core, hard-to-reach audiences of investors, C-suite executives, policy makers, entrepreneurs, small and medium-sized businesses and the financially aspirational across various platforms, including MVPDs, online, social platforms, podcasts, audio, radio and events. CNBC reaches more affluent Americans than any other business news platform and its leading financial market coverage and analysis make it the network of choice at many corporate and business offices.

•

CNBC has expanded its audience through branded products, including direct-to-consumer streaming services, investing club, podcasts, conferences and other live events. CNBC.com has the number one business news website based on total minutes of audience usage for four consecutive years, according to comScore.[2]

USA Network

•

USA Network is a multiplatform destination for leading sports, entertainment and live event programming, including WWE Smackdown, NASCAR, the WNBA (starting with the 2026 season), golf, including the U.S. Open, Open Championship and the Ryder Cup, the Premier League, college basketball and the Olympics.

•

USA Network has been a top-five cable entertainment network each year for the past 30 years. USA Network ended 2024 as the number eight network across all cable television networks according to Nielsen.

•

USA Network is home to popular and acclaimed acquired series, including Law & Order: Special Victims Unit, Chicago Fire, Chicago P.D. and 9-1-1, as well as blockbuster theatrical films and originals, including The Rainmaker and Resident Alien.

[2]

Source: Comscore Media Metrix Multi-Platform, January 2021—December 2024, Desktop & Mobile excluding Social Incremental, Total Minutes, Desktop 2+ and Total Mobile 13+, News/Information—Business/Finance News Category showing domains only.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	USA Network’s extensive content library consists of a wide variety of on-demand films and television shows that are generally licensed under long-term contracts with major studios.

Golf Channel

•

Golf Channel is a premier destination for live golf and related content, including news, instruction, documentaries and library programming. Its content is distributed on a variety of platforms to millions of viewers in more than 50 countries.

•

Golf Channel celebrated its 30th anniversary in 2025, making it the longest-running single-sport television network. Golf Channel airs more live golf than all other U.S. television networks combined, including the PGA Tour, LPGA Tour and DP World Tour.

•

According to Nielsen, Golf Channel’s leading portfolio of men’s and women’s professional, amateur and international golf generated 500 million of total viewing hours in 2024 with the most affluent audience of any cable network.

GolfNow

•

GolfNow is one of the largest online tee time marketplaces in the world, helping golfers and golf courses better connect by offering tee time bookings at over 9,000 courses worldwide. GolfNow also offers golf course technology and related services to help streamline course operations, including solutions that facilitate on-site payments for tee times, food and beverage and merchandise.

•

GolfNow offers a subscription service, GolfPass, which provides unique and engaging content for all levels of golfers, with curated content from swing instruction to exclusive behind the scenes footage for the newly launched TGL golf league.

•

GolfNow operates in the United States and major international markets, including the U.K., Ireland, Canada, France and Germany. GolfNow is dedicated to making golf accessible to everyone and helping golfers everywhere create their perfect golf experience.

SportsEngine

•

SportsEngine is a suite of digital products and services that facilitate management of youth sport leagues, teams, participants and their families, and the processing of related payments. Through its innovative technology, SportsEngine has revolutionized how youth sports leaders operate organizations, teams and leagues. More than 8 million athletes and over 25,000 organizations rely on SportsEngine’s software solutions.

•

SportsEngine has expanded into youth sports subscription video streaming, providing off-location access to youth sports competition, and also offers and facilitates background screenings for coaches and volunteers.

•	SportsEngine platforms have millions of touchpoints with parents and families each year and those users are also consumers of its diverse portfolio of sports, entertainment and news products.

E!

•

E! is a multiplatform destination for all things pop culture serving audiences through news, unscripted originals, live events and high-profile acquired content, such as Sex and the City and a variety of primarily female-focused films.

•

With a history of multiplatform digital and social content expertise, E! News Digital delivers audience, scale and premium content to fans across owned and third-party digital and social platforms. In 2024, E! News Digital generated 11 billion video views across all digital platforms with one of the largest shares of millennial and Gen Z audiences across comparable networks.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	E! News Digital’s in-house original production studio and 24/7 news team create engaging news content and easy-to-watch, shareable programming that continues to generate conversation and community.

SYFY

•

SYFY is a premier science fiction genre destination serving passionate audiences with science fiction, fantasy, action, adventure, paranormal and superhero programming, along with fan-focused theatrical franchises.

•	SYFY provides content on a multiplatform basis through SYFY’s network and related digital services.

•	SYFY is home to popular horror and science fiction programming such as The Twilight Zone and originals including SurrealEstate, The Ark and Revival.

Oxygen True Crime

•

Oxygen True Crime is a multiplatform brand featuring popular true crime programming, including the flagship Snapped franchise, Cold Justice, Killer Relationship with Faith Jenkins and breakout event specials such as The Pike County Murders: A Family Massacre, Selena & Yolanda: The Secrets Between Them and The Disappearance of Alissa Turney.

•	Oxygen True Crime was the second most-viewed true crime network in 2024.

Fandango Media

•

Fandango Media is the ultimate online resource for all things movies and television. Fandango Media served approximately 40 million unique visitors per month in 2024, according to comScore, with best-in-class movie and television information, movie ticketing to over 31,000 U.S. screens, trailers and original video and home entertainment.[3]

•

Fandango Media’s brand portfolio includes one of the leading online movie ticketing services, Fandango; a world-renowned movie and television review site, Rotten Tomatoes; YouTube’s leading movie trailers and clips network, Movieclips; and video on-demand streaming store front, Fandango at Home, offering thousands of new release and catalog movies and next-day television shows.

•

Fandango Media includes Rotten Tomatoes, one of the world’s most trusted sources of movie and television reviews. Known for its Tomatometer and audience scores, Rotten Tomatoes has provided a diverse range of reviews from professional critics and everyday fans for over 25 years.

Our portfolio of networks operates predominantly in the United States. The table below presents a summary of our networks and their advertising reach to U.S. households as of December 31, 2024.

Cable Television Audience	Approx. U.S. Households (mm) (a)
MSNBC	65
CNBC	64
USA Network	66
Golf Channel	54
E!	65
SYFY	65
Oxygen True Crime	62

(a)	Household data is based on information from Nielsen as of December 31, 2024 using its Cable Coverage Universe Estimates report and dynamic ad insertion estimates. The

[3]	Source: Comscore Media Metrix, Multi-Platform, July 2024 – August 2024, Desktop & Mobile excluding Social Incremental, Monthly Unique Visitors, Desktop 2+ and Total Mobile 18+, [C] Fandango Sites.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Nielsen estimates include subscribers to both traditional and certain virtual MVPDs and represent the approximate number of U.S. households in which each network is available. The Nielsen estimates are not based on information provided by us and are included solely to enable comparisons between our networks and those operated by our peers.

How We Generate Revenue

Linear Distribution

We generate revenue from the distribution of our television networks to traditional MVPDs, who offer video services over cable, fiber and satellite transmission, and virtual MVPDs, who offer video services through digital streaming. Our revenue from distribution agreements is generally based on the number of subscribers receiving our television networks through the provider and a per subscriber fee.

Advertising

We generate revenue through sales of advertising on our networks and digital platforms. The price charged for each advertising unit on our networks is generally based on audience ratings, the value of our audiences to advertisers, the quality of our programming and brand building capabilities, any viewer targeting and addressability capabilities and the number of advertising units we can place in our networks’ programming schedules. Advertising revenue is also generated from advertisements displayed during visits to website pages or application visits.

Platforms

We generate revenue from services provided through our digital platforms. The GolfNow, Fandango and SportsEngine platforms facilitate consumer transactions with golf courses, movie theaters and studios, and youth sports leagues, respectively. Our GolfNow and SportsEngine offerings also include cloud-based technology solutions and related services to golf courses and youth sports organizations, respectively. We also offer subscription services, including CNBC branded offerings providing live and on-demand personal finance programming and GolfPass, offering instructional videos and other golf-related content. Our revenue related to these platforms is generally transaction-based, and depending on the service, generally consists of an agreed share based on the value of underlying transactions, transaction-based fees paid by the consumer or fixed amounts for individual transactions or services provided.

Content Licensing

We generate revenue through licensing our owned content to third parties, including television networks, streaming services and other platforms, and licensing audio feeds of our programming and audio content to digital platforms.

How We Acquire Content

We produce, license and acquire the news, sports and entertainment programming and related content that we distribute across our platforms through a mix of internal production, third-party licensing and rights agreements and “work-for-hire” contracts.

News Programming

We generally produce our own news programming through our in-house news bureaus and editorial teams, supported by our ongoing relationships with global reporting agencies. We directly hire on-air talent as well as

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

research, technical and production staff to provide quality news programming. This model is designed to enable in-depth reporting and political analysis while streamlining production costs.

Sports Programming

Our sports programming and related content is typically licensed under multiyear contractual agreements with the relevant sports leagues. At the time of the Separation, we and NBCUniversal (including its subsidiaries) expect to have separate agreements directly with the sports leagues to obtain certain key sports programming. For sports programming displayed on our networks and platforms that remains covered by an agreement between NBCUniversal and the relevant sports league, NBCUniversal will enter into time purchase agreements with us on standard market terms pursuant to which NBCUniversal is permitted to exhibit such content on our networks and platforms. We and NBCUniversal will also be parties to certain other commercial arrangements in relation to sports matters. See “The Separation—Agreements with Comcast—Certain Commercial Arrangements.”

The table below presents a summary of certain significant sports programming and related content that will be available on our networks and platforms following the Separation. Additionally, we anticipate that certain content from the Winter Olympic Games will be distributed on our networks in 2026, and we anticipate that certain content from the Summer Olympic Games will be distributed on our networks in 2028. Our sports programming is produced by a combination of in-house and third-party teams, and in August 2025, we announced that Versant’s sports programming will come together under the new brand, USA Sports.

Television Rights(a)	Rights Expiration
Premier League	2027-28 season
PGA Tour, Open Championship, Ryder Cup	Between 2028 and 2032
Atlantic Ten Conference Basketball	2028-29 season
World Wrestling Entertainment (“WWE”)	2029
NASCAR(b)	2031
WNBA(c)	2036 season

(a)

Prior to the Separation, rights agreements generally provided rights across both NBCUniversal and the Company and the audited combined statements of income included allocations of costs related to these contracts.

(b)	Includes the unilateral right by the other party (i.e., the licensor) to the agreement, under certain circumstances, to shorten the term of the agreement by one year.
(c)

Beginning with the 2026 WNBA season, includes the rights to produce and distribute a specified number of WNBA regular season and playoff games, including certain games from three WNBA Finals series over the term of the agreement.

Entertainment Programming

We source the majority of our entertainment programming and related content pursuant to agreements with film and television studios, production companies and other rights holders. These agreements are of varying duration and generally permit us to air, stream and/or distribute series, films and other programming during certain periods and such agreements are subject to a competitive bidding process. Our licensed content includes episodic series such as Law & Order: Special Victims Unit (USA) and Forensic Files (Oxygen), and an extensive selection of films, including franchises such as Harry Potter (USA and SYFY), The Hunger Games (USA) and Fast & the Furious (E!).

With respect to unscripted content, we generally engage third-party producers and studios to create programming on a “work-for-hire” basis, the rights to which we own upon delivery. We air such content on our networks and also license it to third parties for further distribution.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our Competitive Strengths

Expansive Audience Scale Generated Through Highly Recognized Brands

Our brands have significant audience reach and scale across our core markets, with more than 60 million viewers having watched content on a Versant network each week in 2024. To put this audience reach and scale into perspective, our viewers watched over 10 billion hours of programming on our networks during 2024, which surpassed aggregate viewership for several prominent streaming services. Most of these hours are spent on live sports and news genres, which have demonstrated resilience of ratings. Versant has attracted these audiences through an array of iconic brands, anchoring the content we produce and distribute. We have a long-standing history of providing timely, relevant and high-quality content to our valued audiences, and they have reciprocated with strong loyalty and engagement.

Our news, sports and entertainment brands, together with their associated programming, resonate deeply with audiences and consumers and are commercially important for distributors and advertisers. As a result, Versant generates significant value across a variety of revenue streams, including linear distribution, advertising, platforms and content licensing.

Deep Relationships with Our Customers

We have long-standing and well-established consumer relationships in our core markets. Each of our networks is among the most watched within its competitive set. For example, MSNBC enjoyed the second highest audience engagement, measured by the average weekly watch time per viewer, among cable networks in 2024. Golf Channel aired more live golf for golf fans than all other U.S. television networks combined in 2024.

Backed by deep knowledge of our audiences and the strength of our brands, we have successfully evolved content offerings to reflect changing consumer preferences and technological innovations. We have developed leading presence on digital platforms, complementing the success of our networks. MSNBC was the number one news brand on YouTube in 2024, while CNBC has had the number one business website, based on total minutes of consumption, for four consecutive years as of 2024. Also in 2024, E! News Digital is the most followed pop culture news brand on social platforms.

Furthermore, we have built upon the depth and breadth of our audience engagement through commerce, transactional and other related services, both for end-users and businesses. For example, we expanded our relationship with golf fans, originally established through the Golf Channel network, through GolfNow’s leading tee time reservation and golf course management technology platform.

Differentiated News, Sports and Entertainment Programming

MSNBC and CNBC provide some of the most recognizable journalism in the industry, spanning national and international news, business, politics and culture. Our news brands serve as a vital source of information for millions of viewers daily, which in turn strengthens advertiser relationships and increases appeal to distributors. We expect to build upon our existing news audience leadership with continued exceptional journalism and development of innovative consumer experiences reflecting the preeminence of our brands.

Our premium sports content, spearheaded by USA Network and Golf Channel, is a key competitive strength. This sports programming includes the Premier League, golf events such as PGA Tour tournaments, The Open Championship and the Ryder Cup, college basketball, the WNBA (starting with the 2026 season) and the Olympics. Our sports coverage creates meaningful connections with fans, drives strong viewer engagement and provides valuable opportunities for advertisers. With exclusive, long-term partnerships with top sports leagues, we offer unique viewership experiences unavailable elsewhere. We have rights to currently airing major sports content and properties that extend through 2029 or into the 2030s, providing long-term business visibility and assurance. Additionally, we will evaluate opportunities to supplement our sports rights portfolio, with a commitment to compelling economics and shareholder value.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

With high-quality entertainment offerings, including USA Network, SYFY, E! and Oxygen True Crime, we attract large, engaged multiplatform audiences passionate about specific content such as crime, true crime, science-fiction and pop culture. USA Network has been a top-five entertainment cable network each year for the past 30 years. In 2024, E! News Digital generated 11 billion video views across all digital platforms with one of the largest shares of millennial and Gen Z audiences across comparable networks.

The strength of and demand for our content lead to monetization across a variety of distribution channels, including through agreements we have in place with major traditional and virtual MVPDs. We believe we are well-positioned to renew these agreements upon relevant expirations given the popularity of our programming and will seek to continue to expand the ways in which our content is distributed. Our leading content across news, sports and entertainment serves as a significant source of differentiation in a crowded media landscape.

Growing, Market Leading Digital Platforms

Our digital platforms are led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, which are market leaders in their respective categories with significant name recognition and prominence among consumers and businesses alike. Each is an innovative technology platform to facilitate consumer transactions and service critical stakeholders in our core markets. We also continue to expand digital product offerings and audiences with our other brands, including CNBC, MSNBC and E!. We believe our digital platforms have significant growth opportunity remaining, both from underlying market growth and continued share gains.

Strong Balance Sheet and Operating Performance Provides Us Financial and Strategic Flexibility

We are a well-capitalized business bolstered by multiple revenue streams, significant operating cash flows and a robust balance sheet. Our cash flow profile and ample liquidity will afford us significant optionality in investing across our business, whether through organic or inorganic growth strategies. Following the Separation, we expect to have the capacity to return capital to shareholders.

Experienced Management Team

Our company is led by an experienced management team with a proven track record, deep industry expertise and a forward-thinking approach to the business. The depth of experience within our management team serves as a significant source of differentiation. Our management’s strategic direction is focused on innovation, enhancing operational efficiency and maximizing long-term shareholder value.

Our Strategies

We intend to leverage our brands to maintain our leadership position and expand our business through the following strategies.

Develop Premier Content for Target Audiences

Our programming will focus on core audiences in political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment.

For the year ended December 31, 2024, news and sports content accounted for approximately 60% of our audience engagement. We believe these markets will remain core to our success, benefitting from Versant’s platforms’ strength and leadership across news and sports. MSNBC has ranked as a top two cable network by hours watched for each of the past seven years, CNBC is a recognized world leader in business news, and both USA Network and Golf Channel are top destinations for marquee sports programming.

We expect to continue to invest in the high-quality news programming that has allowed us to build an engaged, loyal audience, and we will evaluate opportunities to secure additional sports rights that benefit from

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

our broad reach and promotional platforms. We believe that by continuing to provide engaging news and sports programming, we will enhance our relationships with critical stakeholders, including consumers, distributors, advertisers, subscribers and licensees.

Through our entertainment cable networks and associated digital services, we attract some of the largest audiences industry-wide for prominent genres, notably crime, true crime, science fiction and pop culture programming. In 2024, Oxygen was the second most-viewed true crime network on TV and SYFY attracted double the audience of other science-fiction focused networks. We expect to continue investing in programming within these genres for distribution on our networks and digital platforms as well as through third parties.

Leverage our Brands and Content for Complementary and Incremental Distribution, Expanding Our Audience and Revenues

While we continue to believe that MVPD bundles provide high value to our consumers, we understand that audiences increasingly consume content across a variety of digital platforms. Through Versant’s premier programming and brands, we plan to expand our audience reach through digital platforms such as AVOD, SVOD and FAST, as well as other distribution methods, including OTA and live events. Building our presence on these platforms will further strengthen our business model.

Deepen Customer Relationships and Monetization through Complementary Transactional, Commerce and Experiential Services

Our digital platforms, led by GolfNow, Fandango, Rotten Tomatoes and SportsEngine, have successfully delivered new value-added, monetizable services for core audiences. We expect to continue growing and expanding these businesses, helping to fuel long-term success. These digital brands are leaders in their industries and complement our television networks. For example, GolfNow acquires customers efficiently through promotion and content integration on the Golf Channel, with its highly engaged audience of golf fans. GolfNow adds new monetization vehicles, largely transaction and technology fees, to Golf Channel’s distribution and advertising revenue. In addition, GolfNow usage enables additional consumer golf activity, which typically leads to increased viewership of the Golf Channel network. Fandango’s leading ticketing service and the Fandango at Home media platforms complement our networks, engaging fans of entertainment content. SportsEngine enhances our sports leadership in the youth sports participation market and builds upon our relationships with sports viewers. We also see opportunities to continue to expand our product offerings leveraging other brands, as we have with CNBC’s branded streaming services, investing club, podcasts, conferences and live events.

Pursue Disciplined Acquisitions and Investments

As a leader in our industry, we are well-positioned to pursue opportunistic and disciplined acquisitions and other investments that align with our core strategy, improve our competitive positioning in the market, enhance our portfolio with complementary brands, and most importantly, deliver attractive returns for our shareholders through synergistic improvements to our top line trajectory and cash flow profile.

Competition

We operate in highly competitive markets. Our networks compete with other networks to obtain distribution on MVPDs, and ultimately for viewing by each distributor’s subscribers. Our networks also compete with other licensors of programming and related content to secure desired programming, as well as other sellers of advertising time and space, including other television networks, radio, newspapers, outdoor media and, increasingly, websites and social media platforms. The success of our businesses depends on our ability to license and produce content for our networks that is adequate in quantity and quality and will generate satisfactory viewer ratings.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Competition in Distribution

The business of distributing our networks to MVPDs is highly competitive. Our networks compete with other broadcast and cable networks to secure distribution agreements with MVPDs. Our ability to secure distribution agreements on terms favorable to our networks, depends primarily on the audience ratings and popularity of our networks, distribution fees charged and how our networks are positioned within MVPD bundles. Our contractual agreements with distributors are renewed or renegotiated from time to time in the ordinary course of business.

Our ability to secure distribution agreements favorable to our networks is necessary to continue to generate distribution revenue and ensure the retention of our audiences. Shifting video consumption patterns, changes in distribution models, increased popularity of competing platforms and movements towards MVPD video channel tiering and a-la-carte options, may adversely affect our ability to obtain or maintain the distribution of our networks or to maintain contractual terms that are as favorable as those currently in place.

Competition in Advertising

Our brands compete with other sellers of advertising time and space, including other networks distributed by MVPDs, streaming services, social media platforms, other online and mobile offerings, radio and newspapers. Competition for selling advertising is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various measurement services, price, the time of day when the advertising is to be aired or shown on a digital platform, competition from other cable networks, broadcast networks, cable television systems, direct broadcast satellite television, social and digital media and general economic conditions. Competition for audiences is based primarily on the selection of programming and content, the popularity and success of which depend on the reaction of our audience and consumers, which is often difficult to predict.

The willingness of advertisers to purchase advertising from us may be adversely affected by lower audience ratings at our networks or engagement with our digital platforms. Declines in audience ratings can be caused by increased competition for the leisure time of viewers and by audience fragmentation resulting from the increasing number of entertainment choices available, including content from streaming services, social media platforms and other digital sources. In addition, advertising revenue is adversely affected by the continuing use of technologies, such as DVR and video on demand services, which give consumers greater flexibility to watch programming on a time-delayed or on-demand basis or to fast-forward or skip advertisements within programming.

Competition in Licensing and Acquiring Programming and Related Content

We also compete with other licensors of programming and related content, including other television networks and media platforms to secure desired programming. The market for programming is very competitive, particularly for sports programming, where the cost for such programming is significant. To be competitive, we have to offer competitive rates, time periods, or exclusivity in our licensing agreements.

Competition in Consumer Transactions

Our digital platforms also include online businesses that compete with other businesses in the media and entertainment industry that offer similar services and resources. For example, Fandango Media’s online business faces direct competition from other ticketing services and theater-specific digital applications that rely on sales of movie tickets to consumers, and through Rotten Tomatoes, faces direct competition from other film and television review aggregators and movie information sites that are resources for consumers seeking information on films.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Properties

We will be headquartered in New York City, New York and will lease our headquarters. Additionally, we will own a key operational hub located in Englewood Cliffs, New Jersey following the Separation. We also lease additional offices, studios, production facilities, among others, in numerous locations in the United States and around the world.

Seasonality

Our business is subject to cyclical variations. While our business is generally not affected by seasonal variation in the calendar year, our revenue is subject to cyclical advertising patterns and changes in viewership levels based on when we air certain sporting events or other content, including, for example, increases in viewership levels for certain of our networks due to increased audience interest in political coverage during election years.

Regulation

Our businesses are subject to various federal and state laws and regulations, and in certain cases, international laws and regulations. In particular, the Communications Act, the Federal Trade Commission Act and regulations and policies of the FCC and the Federal Trade Commission (“FTC”) affect certain aspects of our networks in the United States. Beyond the more relevant regulations summarized below, legislators and regulators frequently consider changing, and sometimes do change, existing statutes, rules or regulations, or interpretations of existing statutes, rules or regulations, or prescribe new ones, any of which may significantly affect our businesses and ability to effectively compete. Legislators and regulators, along with some state attorneys general and foreign governmental authorities, also occasionally conduct inquiries and reviews regarding our services. State legislative and regulatory initiatives can create a patchwork of different and/or conflicting state requirements, such as with respect to privacy and consumer protection regulations, that can affect our businesses and ability to effectively compete.

Content Regulation

Our networks must provide closed captioning of programming for the hearing impaired and comply with other regulations designed to make our content more accessible. We must also provide closed captioning on certain video content that we offer through digital distribution methods. Additionally, some of our cable networks may be required to provide audio description for certain non-exempt programming for the visually impaired. Congress and the FCC periodically consider proposals to enhance these accessibility requirements. Some of those proposals, if adopted, could increase our obligations substantially.

In addition, FCC regulations require MVPDs to ensure that all commercials in the programming they distribute, including our cable networks, comply with specified volume standards, limit the amount of commercial matter that may be shown on cable networks during programming originally produced and aired primarily for an audience of children 12 years of age or under, and prohibit us from including false or simulated emergency alert codes or attention signals in our content in non-emergency conditions under any circumstances.

Program Access

FCC regulations restrict cable operator-affiliated cable networks from certain discriminatory practices with respect to distribution by MVPDs.

Privacy and Data Protection Regulation

Our businesses are subject to laws and regulations that impose various restrictions and obligations related to privacy and the processing of individuals’ personal information. In the United States, federal privacy laws and

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

regulations, such as those found within the Communications Act or the Video Privacy Protection Act, restrict companies’ collection, use, disclosure and retention of personal information. The proliferation of laws at the state level has expanded consumers’ rights to include individual rights of access, deletion, portability, correction, the right to appeal and the individual’s right to “opt in” to collection and use of certain types of “sensitive” personal information. Internationally, we are subject to the European Union’s General Data Protection Regulation and the United Kingdom’s Data Protection Act of 2018, as well as many other similar laws that apply to our businesses, which broadly regulate the processing of personal data collected from individuals in the European Union and United Kingdom, respectively.

Some of our businesses are also subject to the FTC’s general oversight of consumer privacy protections through its enforcement authority over unfair and deceptive acts or practices, as well as through its enforcement authority over the Children’s Online Privacy Protection Act. The FTC has sought to expand its authority in this area through various rulemakings related to general privacy, targeted advertising and children’s privacy. There has been an increased focus on children’s privacy at both the state and federal levels within the United States, as well as internationally. These new laws may require changes to our products and services and could adversely affect our advertising businesses.

In addition, many international data protection laws, some federal laws, and all 50 U.S. states have security breach notification requirements that obligate businesses to provide notice to consumers and government agencies if certain information has been accessed or exfiltrated by an unauthorized party; some of these laws also require documented information security programs.

Consumer Protection

The business of marketing and selling goods and services to consumers is subject to a wide range of laws and regulations intended to protect consumers from false and misleading advertising, unfair trade practices and other risks. Our digital businesses, in particular, are subject to a variety of federal and state regulations and laws applicable to negative option agreements (including, auto-renewing subscription programs), disclosure of all mandatory fees (“hidden fee” or “junk fee” laws), notification of in-application purchases and convenience and processing charges on tickets. These and other consumer protection laws and regulations are enforced at the federal level by the FTC, the FCC and other administrative agencies, and at the state and local level by state attorneys general and numerous other law enforcement and administrative departments and agencies. We have in the past and may in the future be subject to a variety of claims under such regulations and laws. Moreover, consumer protection laws are constantly evolving and we cannot predict the impact of any future regulatory changes and enforcement priorities on our marketing activities.

Other Regulations and Requirements

U.S. states and localities, and various regulatory authorities actively regulate other aspects of our businesses, such as child protection, user-generated content, advertising and competition in the jurisdictions in which we operate. We are occasionally subject to enforcement actions and investigations at the FCC and other federal, state and local agencies, as well as foreign governments and regulatory authorities, which can result in fines or being subject to sanctions.

Human Capital

As of    , 2025, we had approximately full-time and part-time employees calculated on a full-time equivalent basis. Approximately % of our employees were located in over countries outside the United States. We also use freelance and temporary employees in the normal course of our business. A small portion of our full-time U.S. employees are unionized, and many freelance, technical, production and editorial personnel, as well as some on-air employees, are covered by collective bargaining agreements or work councils. Outside the United States, employees in certain countries, particularly in Europe, are represented by an employee representative

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

organization, such as a union, works council or employee association. Our Company has been built on a foundation of respect, integrity and trust, and we are committed to creating and fostering a work environment that promotes those values.

Health and Welfare Benefits

We expect to offer a robust portfolio of health and welfare programs and solutions designed to meet the unique needs of our employees and their families, delivered through a consistent and seamless member experience. We anticipate that our offerings will include comprehensive and affordable healthcare coverage options along with a variety of additional tools and resources, including access to dedicated healthcare navigators, expert medical opinion services and virtual primary care services. In addition, we expect to offer comprehensive family planning options, including for adoption and surrogacy, and provide specialized support teams to help employees manage all stages in the family planning journey including parenthood.

We also expect to invest in the emotional wellbeing of our employees and offer a broad array of tools and resources such as our Employee Assistance Program, which provides personal counseling sessions to support employees and their families and provide problem-solving support for a broad range of issues, including stress, anxiety, depression, substance use and more. We anticipate offering various digital emotional well-being tools, including child learning and behavior support, meditation, stress management, sleep issues, depression, chronic pain and substance use.

Intellectual Property

Our company’s intellectual property portfolio is one of our most valuable assets, encompassing trademarks, copyrights and trade secrets that support our businesses. The protection and enhancement of these intellectual property rights are crucial for maintaining our brand integrity and market position. We own, or hold exclusive licenses to, numerous trademarks covering certain of our network names, logos and program titles. Many of these trademarks are registered across various jurisdictions. These trademarks help distinguish our high-quality content and ensure that viewers can reliably associate our services with our brands. We own the copyrights in a vast library of works, including original programming, digital media, articles and audiovisual content, all of which contribute to our diverse offerings in news, sports and entertainment. These copyrights provide us exclusive rights to distribute and monetize our creative works.

Furthermore, we seek to protect our trade secrets, encompassing confidential business information and processes, through internal policies and agreements which are designed to prevent unauthorized use or disclosure. The investment in and protection of our intellectual property rights are pivotal to sustaining our growth and development in the media industry. We actively monitor and enforce these rights to prevent infringement, misappropriation, dilution and other unauthorized usage and protect the longevity and success of our businesses. For a discussion of associated risks, see “Risk Factors—Business Risk Factors.”

Legal Proceedings

We are involved, from time to time, in litigation, other legal claims, regulatory actions and other proceedings or actions by governmental authorities involving matters associated with or incidental to our business and our property in the ordinary course, both in the United States and in foreign countries. See Note 4 to our unaudited condensed combined financial statements and Note 9 to our audited combined financial statements for more information.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT

Executive Officers Following the Separation

The following table sets forth information, as of the date of this information statement, regarding certain individuals who are expected to serve as our executive officers following the Separation.

Name	Age	Position
Mark Lazarus		Chief Executive Officer
Anand M. Kini		Chief Financial Officer and Chief Operating Officer
Jordan R. Fasbender		General Counsel and Corporate Secretary

Mark Lazarus will be the Chief Executive Officer of Versant. Mr. Lazarus has served in various roles at NBCUniversal since 2011, including Chairman of NBCUniversal Media Group where he oversaw the company’s TV and Streaming platforms, distribution and monetization. Previously, Mr. Lazarus was Chairman, NBCUniversal Broadcast, Entertainment and Lifestyle Group, Sports and News from 2011 to 2016. Prior to joining NBCUniversal, Mr. Lazarus was President of Media and Marketing at CSE from 2008 to 2010 and served as President of Turner Entertainment Group from 2003 to 2008. Mr. Lazarus is on the Board of Governors of the Boys and Girls Clubs of America and serves on the board of directors for the East Lake Foundation and Hilton Grand Vacations. He is a graduate of Vanderbilt University.

Anand M. Kini will be the Chief Financial Officer and Chief Operating Officer of Versant. Mr. Kini has served as Executive Vice President, Corporate Strategy, Comcast Corporation since 2011 and Chief Financial Officer, NBCUniversal since 2015. He joined NBCUniversal in 2011 from Comcast Cable, where he served as Senior Vice President of Finance from 2007 to 2011. Prior to that, Mr. Kini worked at Activision Blizzard from 2004 to 2007 and The Walt Disney Company from 2002 to 2004 in a variety of Finance and Strategy management roles. Mr. Kini serves on the board of directors for the Harvard Business School Club of New York City. He holds a B.A. in Economics from Wesleyan University and received his M.B.A. with High Distinction from Harvard Business School.

Jordan R. Fasbender will be the General Counsel and Corporate Secretary of Versant. Ms. Fasbender served as Executive Vice President, Chief Legal Officer and Corporate Secretary of iHeartMedia, Inc., an audio media and entertainment company, from 2024 to 2025. Ms. Fasbender previously served as Executive Vice President, General Counsel and Secretary of iHeartMedia, Inc. from 2022 to 2024 and Executive Vice President, Deputy General Counsel and Secretary from 2019 to 2021. From 2013 to 2019, Ms. Fasbender served as Senior Vice President and Associate General Counsel at Twenty-First Century Fox, Inc. From 2008 to 2013, Ms. Fasbender was an Associate at Weil, Gotshal & Manges LLP, an international law firm. Ms. Fasbender holds a B.A. from Emory University and a J.D. from Fordham School of Law.

Board of Directors Following the Separation

The following individuals are expected to serve as members of our Board following the Separation.

Name	Age	Position
David Novak		Chairman of the Board
Mark Lazarus		Chief Executive Officer and Director
Rebecca S. Campbell		Director
Creighton Condon		Director
Michael A. Conway		Director
David Eun		Director
Gerald L. Hassell		Director
W. Scott Mahoney		Director
Maritza Montiel		Director
Leonard A. Potter		Director

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates are expected to provide the Board of Directors of Versant.

Mark Lazarus will serve on the Board of Directors. For Mr. Lazarus’ biography, see “—Executive Officers Following the Separation” above. Mr. Lazarus’ qualifications for election include his service as Chief Executive Officer of Versant and his previous service in various leadership roles at NBCUniversal since 2011.

David Novak will be the Chairman of our Board. Mr. Novak has served as a director of Comcast Corporation since 2016. Prior to that, Mr. Novak was the Chief Executive Officer of YUM! Brands, Inc. from 2000 to 2014, the Chairman of its board of directors from 2001 to 2014 and the Executive Chairman of its board of directors from 2015 to 2016. Mr. Novak is the founder of David Novak Leadership, Inc., which provides online leadership training to transform managers into confident, capable engaging leaders, and currently serves on the board of directors of Lift-a-Life Novak Family Foundation. We believe that Mr. Novak is qualified to serve as the Chairman of our Board given his previous executive leadership positions, including as Chairman and CEO of YUM! Brands, one of the world’s largest fast-food restaurant operators, and his wealth of knowledge on marketing, consumer brands, global growth strategies and international business. Mr. Novak also has deep experience with corporate spin-offs, having led the separation of PepsiCo’s restaurant division to form Tricon Global Restaurants, which later became YUM! Brands. Throughout his career, Mr. Novak has demonstrated an exceptional ability to lead and manage large teams, uniting employees through increased engagement, recognition and talent development.

Rebecca Campbell will serve on the Board of Directors. Mrs. Campbell was appointed Interim Chief Executive Officer of Meow Wolf, Inc., a leading arts and entertainment company, in 2025 and has served on the company’s board of directors since 2024. Mrs. Campbell spent over 25 years at The Walt Disney Company, a multinational entertainment and media company, where she held a range of senior leadership roles across its international and direct-to-consumer businesses. From 2020 to 2023, Mrs. Campbell served as Chairman of International Operations and Direct-to-Consumer at Disney, where she was responsible for global operations and all facets of the company’s Direct-to-Consumer portfolio. From 2019 to 2020, she was President of Disneyland Resort, overseeing two theme parks, three resort hotels, and Downtown Disney, while leading a team of 31,000 cast members. From 2018 to 2019, she was based in London as President of Europe, Middle East & Africa. From 2010 to 2018, she served as President of the ABC Owned Television Stations & ABC Daytime Television. Mrs. Campbell also served on the board of directors of Broadcast Music, Inc. (BMI) from 2015 to 2024. Additionally, she has been involved with Big Brothers Big Sisters of Greater Los Angeles since 2016, serving first as a board member and now as a trustee. Mrs. Campbell brings to the Board a distinguished career in global media and entertainment, including senior leadership positions overseeing international operations and direct-to-consumer platforms, and driving strategy and distribution for one of the world’s most recognized brands. She has successfully managed large-scale organizations across multiple regions and driven growth through innovative audience engagement strategies, with particular expertise in scaling global direct-to-consumer businesses. We believe her deep industry knowledge and global perspective strengthen the Board’s ability to navigate an evolving media landscape.

Creighton Condon will serve on the Board of Directors. Mr. Condon is Of Counsel at the global law firm of Allen Overy Shearman Sterling LLP, a position he has held since 2024. He previously was a Partner of Shearman & Sterling LLP from 1991 to 2023, and served as its Senior Partner from 2012 to 2018, European Managing Partner from 2008 to 2012 and Global Mergers and Acquisitions Practice Group Leader from 2012 until being elected the Senior Partner of the firm. He advises clients on mergers, acquisitions, divestitures and joint ventures, and counsels boards of directors and special committees on corporate governance matters, change of control transactions, shareholder activism and complex structural issues. Mr. Condon has extensive experience in the media, entertainment and sports industries. We believe Mr. Condon is qualified to serve on our Board given his decades of experience advising multinational companies and boards on high-stakes transactions and governance matters. We believe his extensive cross-border mergers and acquisitions experience and deep familiarity with the media, entertainment and sports sectors equip him to provide valuable perspective on legal and regulatory risks in our industry.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Michael Conway will serve on the Board of Directors. Mr. Conway is the former Chief Executive Officer of Starbucks North America, a position he held until his retirement in 2024. Previously, he served in a variety of executive roles at Starbucks Corporation, a publicly traded multinational coffee house and specialty coffee retailer, including Group President, Starbucks International and Global Channel Development from 2021 to 2024, Executive Vice President and President, Starbucks International Licensed Markets from 2020 to 2021, Executive Vice President and President, Starbucks Canada from 2018 to 2020, Executive Vice President and President, Licensed Stores, U.S. and Latin America from 2016 to 2018 and Executive Vice President and President, Global Channel Development from 2013 to 2016, responsible for all commercial and business strategy functions for global grocery and foodservice and expanding into emerging international markets. Prior to joining Starbucks, Mr. Conway worked at Johnson & Johnson from 2004 to 2013 and worked at the Campbell Soup Company from 1994 to 2004. Mr. Conway is a member of the board of directors of McCormick & Company, where he is currently member of the nominating and corporate governance committee and served on the audit committee from 2015-2022. Mr. Conway’s career leading Starbucks’ domestic and international businesses has given him deep experience managing complex operations across multiple geographies and distribution channels. He has a track record of expanding into new markets, strengthening brand loyalty and driving revenue growth. We believe his insight into global supply chains, customer engagement and brand management will be a valuable resource to our Board.

David Eun will serve on the Board of Directors. Mr. Eun is currently a Founding Advisor of Kanza AI, a generative AI platform focused on health, wellness, and medicine, and the Co-founder of Alakai Group, LLC, an investment firm. Prior to Alakai, Mr. Eun served as Executive Vice Chairman of Archegos Capital Management LP, a family investment office, in 2021 and served as a Venture Partner of Valo Ventures, a venture capital investment firm, from 2021 to 2023. From 2012 to 2020, Mr. Eun was President and Chief Innovation Officer of Samsung Electronics, where he founded Samsung NEXT, the company’s innovation arm focused on startup investments, M&A, and new business creation. Earlier in his career, he held senior leadership roles at Google, AOL, Time Warner and NBC. Since 2023, Mr. Eun has served as a member of the board of directors of Howard Hughes Holdings Inc., a publicly traded real estate development company, where he is Chair of the technology committee and a member of the audit committee. Mr. Eun has spent his career at the intersection of technology, media and investment, building new businesses and fostering innovation inside some of the world’s largest companies. He has launched and scaled technology platforms, forged strategic partnerships across industries and led investment initiatives targeting emerging companies. We believe his ability to identify disruptive trends and translate them into actionable strategies offers the Board a forward-looking perspective on innovation and market development.

Gerald Hassell will serve on the Board of Directors. Mr. Hassell is the Former Chairman and Chief Executive Officer of The Bank of New York Mellon Corporation (BNY). He had direct responsibility for oversight of the company’s broad range of banking and investment services businesses, as well as operations and technology. He was named to BNY’s executive committee in 1994 and named president and elected to its board of directors in 1998. In 2011, Mr. Hassell was named Chairman and CEO of BNY. Mr. Hassell served as a director on the board of Comcast Corporation from 2008 until 2025 and Metlife, Inc. from 2018 until 2024. Mr. Hassell previously served as a trustee of Duke University and currently serves as a member of the board of directors of the Duke University Health System. Over a career spanning more than decades at BNY, Mr. Hassell developed deep expertise in leading large, highly regulated financial institutions. As Chairman and the CEO, he navigated dynamic market cycles, oversaw operational transformations and managed relationships with regulators, institutional clients and diverse stakeholders. We believe his experience in risk management, corporate governance and strategic planning brings seasoned judgment and long-term perspective to our Board.

Scott Mahoney will serve on the Board of Directors. Mr. Mahoney is the current Chairman and Chief Executive Officer of Peter Millar LLC, a premium apparel company, which is a division of Richemont S.A., a position he has held since 2005. Prior to his tenure at Peter Millar, Mr. Mahoney served in leadership and executive positions at Polo Ralph Lauren. Mr. Mahoney is on the board of directors of Fleet Feet, a running-inspired company. He has served on the board of The First Tee of the Triangle, a non-profit that focuses on

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

fostering and developing positive life skills in young men and women through golf. He served on the board of directors of Wake County Boys & Girls Clubs, which helps local youth reach their full potential through after-school and summer programs. He also served as a trustee on the board of St. Mary’s School, an all-girls boarding and day school in Raleigh, North Carolina. Mr. Mahoney has extensive experience building premium consumer brands, most recently as the Chief Executive Officer of Peter Millar. Under his leadership, the company expanded its product portfolio, strengthened its wholesale and direct-to-consumer channels and grew its presence in domestic and international markets. We believe his expertise in brand positioning, retail operations and muti-channel growth strategies provides the Board with practical insight into building a successful consumer business.

Maritza Montiel will serve on the Board of Directors. Ms. Montiel served for 39 years at Deloitte & Touche LLP, the multinational professional services firm, before retiring in 2014. Her most recent position was as Deputy Chief Executive Officer and Vice Chairman of the firm’s U.S. business. As Deputy Chief Executive Officer, Ms. Montiel led a variety of strategic initiatives including the transformation of the Federal Government Services Practice. She was also a member of the Deloitte US and Global Board of Directors. Ms. Montiel is a member of the board of directors of McCormick & Company, where she formerly chaired the audit committee, and Royal Caribbean Cruises Ltd., where she serves on the audit committee and the compensation committee. She also served as a member of the board of directors of Comcast Corporation from 2018 to 2024 and AptarGroup, Inc. from 2015 until 2023, where she served on the audit committee. Ms. Montiel brings to our Board more than four decades of experience in public accounting, risk and audit, including her tenure at Deloitte. She has overseen complex audits for large, multinational companies, advised on financial reporting and internal controls and guided organizations through compliance and governance requirements. We believe her deep technical expertise in accounting and audit matters enhances the Board’s oversight of financial integrity and risk management.

Leonard Potter will serve on the Board of Directors. Mr. Potter founded Wildcat Capital Management, LLC, a registered investment advisor, in 2011, and continues to serve as its President and Chief Investment Officer. In 2017, Mr. Potter also co-founded Vida Ventures, a biotech venture fund management company, and continues to serve as a senior managing director and senior advisor to its affiliated funds. From 2002 through 2009, Mr. Potter was a Managing Director—Private Equity at Soros Fund Management LLC where he served as co-head of its private equity group. Earlier in his career, Mr. Potter spent ten years as an attorney specializing in mergers, acquisitions, corporate governance and corporate finance at Morgan, Lewis & Bockius LLP, and at Willkie Farr & Gallagher LLP. Mr. Potter has served and continues to serve as a director on a number of boards of public and private companies, including Hilton Grand Vacations, Inc., where he serves as chairman of its board of directors and its nominating and corporate governance committee, and SLR Investment Corp. and SuRo Capital Corporation. Mr. Potter brings to the Board more than three decades of experience in private equity, venture capital and corporate finance. He has led investments across a wide range of industries, served on numerous public and private company boards and advised companies through complex mergers, acquisitions and strategic transactions. We believe his deep understanding of capital markets, corporate governance and investment strategy adds valuable financial and strategic insight to the Board.

Board of Directors Structure

Upon completion of the Separation, our Board is expected to consist of ten members. Each director will be elected annually by the shareholders at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders. We have not yet set the date of the first annual meeting of shareholders to be held following the Separation.

Board Independence

Upon completion of the Separation, our Board will consist of ten members. Our Board expects to determine that each of David Novak, Rebecca S. Campbell, Creighton Cordon, Michael A. Conway, David Eun, Gerald L. Hassell, W. Scott Mahoney, Maritza Montiel and Leonard A. Potter is independent under the rules of Nasdaq.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

In determining independence, the Board will consider whether a director has any relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director.

Director Compensation

In connection with the Separation, we intend to adopt, subject to approval by our Board, a director compensation policy that will govern the annual compensation paid to our non-employee directors following the Separation.

Our non-employee director compensation policy will be determined by our Compensation Committee and will provide each of our non-employee directors with annual retainers for service on our Board (including the committees thereof), which we expect to be paid as a mix of cash payments and annual equity grants. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services.

Board of Directors Committees

Effective upon the completion of the Separation, our Board will have an Audit Committee, a Compensation Committee and a Governance Committee, each of which will operate under written charters approved by the full Board. We intend to comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors. The charters of all the Committees will be posted on our website after the Separation.

Each committee will operate under a written charter that details the scope of authority, composition and procedures of the committee. Each committee may, when it deems appropriate and in the best interest of the Company, delegate authority to subcommittees or the Chair of such committee. The committees will report to the Board periodically, review and reassess the adequacy of their charters and recommend any proposed changes to the Board for approval.

Audit Committee

The members of our Audit Committee are expected to be     ,    and    .    is expected to be the Chair of our Audit Committee. We expect that each member of our Audit Committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. We expect that all the members of our Audit Committee will be financially sophisticated. In addition, we expect to determine that     is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on such director any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. The responsibilities of the Audit Committee will be more fully described in our Audit Committee charter and will include, among other duties:

•	appointing, compensating, retaining and overseeing the independent auditors for us;

•	preapproving all audit, audit-related and permissible non-audit services to be provided by the independent auditors;

•	evaluating the independent auditors’ qualifications, performance and independence;

•	reviewing with management and our internal and independent auditors our annual and quarterly statements prior to filing with the SEC;

•

reviewing with management and our internal and independent auditors the annual management assessment and audit of the effectiveness of our internal control over financial reporting prior to filing our annual statements with the SEC to the extent required under applicable SEC rules; and

•	preparing a report to shareholders annually for inclusion in our proxy statement.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Compensation Committee

The members of our Compensation Committee are expected to be    ,    and     .    is expected to be the Chair of the Compensation Committee. We expect that each member of the Compensation Committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The responsibilities of the Compensation Committee will be more fully described in the Compensation Committee Charter and will include, among other duties:

•	reviewing our compensation and benefits plans and policies generally, including reviewing and approving any equity-based compensation plans and executive incentive compensation plans;

•

reviewing and approving, for all of our Section 16 officers, including the Chief Executive Officer, and such other senior executives designated by the committee, his or her (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, (v) retirement benefits and (vi) any other compensation, perquisites or special benefit items;

•	reviewing and recommending for approval by our Board compensation for our directors;

•	reviewing our programs and strategies related to human capital management, including with respect to talent recruitment, development and retention, employee engagement and workforce composition.

•	preparing a report on executive compensation and reviewing the Compensation Discussion and Analysis disclosure that, in each case, are required to be included in our proxy statement;

•	annually assessing whether any risks in our compensation and practices for our employees are reasonably likely to have a material adverse effect on Versant; and

•

reporting to our Board periodically, which shall include a review of any recommendations or issues that arise with respect to compensation and benefit plans and policies, executive compensation, other matters, as well as any other matters that the Compensation Committee deems appropriate or is requested to be included by our Board.

Governance Committee

The members of our Governance Committee are expected to be     ,      and     .     is expected to be the Chair of our Governance Committee. We expect that each member of the Governance Committee will meet the requirements for independence under the current Nasdaq listing standards. The responsibilities of the Governance Committee will be more fully described in our Governance Committee Charter and will include, among other duties:

•	establishing criteria for membership for our Board and its committees and recommending individuals for membership on our Board and directors for appointment to the committees of our Board;

•	periodically reviewing the size and responsibilities of our Board and its committees;

•

reviewing and recommending to our Board the Corporate Governance Guidelines and Code of Conduct and periodically reviewing and reassessing the adequacy of such Corporate Governance Guidelines and Code of Conduct; and

•

reporting to our Board periodically, including a review of any recommendations or issues that arise with respect to our Board or committee nominees or membership, the Board performance, corporate governance or any other matters that the committee deems appropriate or is requested to be included by our Board.

Code of Conduct

In connection with the Separation, our Board will adopt a Code of Conduct that will apply to all of our employees, officers and directors. Upon completion of the Separation, the full text of our Code of Conduct will

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

be posted on the investor relations section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing future amendments to our Code of Conduct, or any waivers of such code, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

We do not expect any of our executive officers to serve as a member of a compensation committee (or if no committee performs that function, the Board) of any other entity that has an executive officer serving as a member of our Board.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

For purposes of this information statement, we have identified the following individuals who we expect will be our “named executive officers” or “NEOs” following the Separation:

Name	Position
Mark Lazarus	Chief Executive Officer
Anand M. Kini	Chief Financial Officer and Chief Operating Officer
Jordan R. Fasbender	General Counsel and Corporate Secretary

As discussed above, Versant is a newly formed Pennsylvania corporation that will hold, directly or indirectly through its subsidiaries, the assets and liabilities comprising the Spin Business. Historically, this business has not been operated as a distinct business unit or division of Comcast. Rather, in connection with the Transactions, the assets and liabilities comprising the Spin Business will be transferred to Versant or its subsidiaries in order to complete the Separation.

Following the Separation, our Compensation Committee will make all decisions with respect to our executive and director compensation programs, policies and practices, which will reflect Versant’s size, operating dynamics, industry peers, business segment, growth opportunities, compliance requirements and business strategy.

While we have engaged in preliminary discussions regarding our anticipated executive and director compensation programs and policies, we have generally not yet made any final determinations with respect to our executive compensation program following the Separation or the compensation of the individuals who will serve as our executive officers following the Separation, except as specifically noted below.

Compensation Program Overview

Approach to Executive Compensation

Our Compensation Committee has not yet been established and therefore has not established a specific set of objectives or principles for our executive compensation program. In designing our executive compensation program, we anticipate that our Compensation Committee will evaluate both our business objectives and the need to attract and retain uniquely talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive and technological environments in which Versant will operate. We anticipate that we will employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of the executives with the creation of shareholder value.

Elements of Executive Compensation

Immediately after the Separation, we anticipate that the primary elements of our executive compensation program will be base salary, annual performance-based cash bonus opportunities, long-term equity incentive compensation and participation in other executive compensation and retirement programs.

Compensation Governance

Compensation Committee Charter

In anticipation of the Separation, our Board will adopt a written charter for the Compensation Committee that establishes, among other things, the Compensation Committee’s purpose and its responsibilities with respect

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

to executive compensation. The charter will provide that the Compensation Committee, among other things, must review and approve executive officer performance and compensation, management development and succession and executive compensation disclosure. See “Management—Board of Directors Committees.”

Role of Compensation Consultants

We expect that an outside compensation consultant will advise on the design of compensation programs for Versant in connection with the Separation.

After the Separation, we expect that our Compensation Committee will engage an independent compensation consultant to advise on compensation program design in the future.

Agreements with Our Named Executive Officers

In connection with the Separation, it is anticipated that each of Messrs. Lazarus and Kini and Ms. Fasbender will enter into a new employment agreement with Versant Media, LLC, a newly formed company that is currently a wholly-owned subsidiary of Comcast but will become a wholly-owned subsidiary of Versant effective on the Distribution Date. The employment agreements for Messrs. Lazarus and Kini and Ms. Fasbender will become effective on the Distribution Date. It is anticipated that these agreements will provide for an initial term of employment of four years (or, in the case of Mr. Kini, five years) from the Distribution Date.

Each of the NEO’s employment agreements will provide for the payment of a base salary as specified in the employment agreement. The NEOs will also be eligible to receive an annual performance bonus equal to a percentage of their respective base salaries for the applicable year. The agreements will also provide for annual equity awards under our long-term incentive plan, as well as an initial equity award with respect to Versant common stock.

Under their employment agreements, our NEOs will agree not to solicit our employees or exclusive service providers for one year after termination of their employment for any reason. Each will also agree to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after their employment with us. In the case of Messrs. Lazarus and Kini (but not Ms. Fasbender), in the event an NEO’s employment is terminated for “cause” or if an NEO resigns from employment without “good reason” (each as defined in the NEO’s agreement), Messrs. Lazarus and Kini will agree not to compete with us for one year after termination of their employment.

If an NEO’s employment is terminated by us without cause or by the NEO for “good reason,” subject to an NEO’s timely execution and non-revocation of a release of claims, such NEO will be entitled to the following benefits:

•	continued base salary payments for two years following the NEO’s termination date;

•

an amount equal to the NEO’s target bonus for two years following the NEO’s termination date (with the amount of any annual bonus for the year in which the two-year anniversary of the NEO’s termination date occurs prorated), payable at such time as bonuses are generally paid to employees;

•	continued vesting of unvested equity outstanding as of the NEO’s termination date for two years following the NEO’s termination date;

•	participation in the benefit plans and programs available to similarly-situated employees for two years following the NEO’s termination date; and

•	full vesting of all Converted Versant RSUs as well as all Comcast RSUs that are scheduled to vest during the period between the Distribution Date and March 3, 2026.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Equity Compensation

Equity Incentive Plans

We intend to adopt the Versant Omnibus Equity Incentive Plan (the “Omnibus Plan”), a long-term equity incentive plan under which we expect to grant equity incentive awards (which may include awards of restricted stock units, performance stock units, stock options and other equity incentive awards) to our senior executives (including our NEOs), non-employee directors and other employees. The Compensation Committee, in consultation with its compensation consultant, will review performance metrics, vesting and other terms and conditions it determines are appropriate for us considering our business goals and objectives as well as practices at our peer group companies and the broader market. For a summary of the terms of the Omnibus Plan, see “—The Omnibus Plan.”

Treatment of Equity Awards Upon Separation

In connection with the Separation, outstanding Comcast Equity Awards, including Comcast Equity Awards held by our NEOs, will be equitably adjusted in accordance with the terms of the Comcast equity incentive plans. Specifically, we intend that, in connection with the Separation, outstanding Comcast Equity Awards will generally be adjusted as follows:

•

outstanding Comcast RSUs held by individuals who will continue to be employed by, or provide services to, Comcast or its subsidiaries following the Separation, as well as former employees of Comcast or its subsidiaries (including former employees of Comcast who last primarily provided services to the Spin Business), will be converted into an award of adjusted Comcast RSUs (the “Adjusted Comcast RSUs”), with the number of shares of Comcast Class A common stock subject to such Adjusted Comcast RSU being determined by multiplying (i) the number of shares of Comcast Class A common stock subject to the corresponding Comcast RSU immediately prior to the Distribution Date by (ii) a conversion ratio that will be determined by the Comcast Board prior to the Distribution in accordance with the terms of the Comcast equity incentive plans (the “Comcast Concentration Ratio”), rounded down to the nearest whole share of Comcast Class A common stock. Such Adjusted Comcast RSUs will otherwise be subject to the same terms and conditions (including vesting and payment schedules and, if applicable, deferral elections) as applied to the corresponding Comcast RSU as of immediately prior to the Distribution Date;

•

except for Excluded Comcast RSUs (as described below), outstanding Comcast RSUs held by any individual who is then-currently employed by or otherwise providing services to us or our subsidiaries (after giving effect to the Separation) or whose employment or engagement will otherwise be transferred to us or our subsidiaries prior to the Separation (such individuals, the “Versant Participants”) will be converted into an award of restricted stock units with respect to Versant Class A common stock (the “Converted Versant RSUs”), with the number of shares of Versant Class A common stock subject to such Converted Versant RSUs being determined by multiplying (i) the number of shares of Comcast Class A common stock subject to the corresponding Comcast RSU immediately prior to the Distribution Date by (ii) a conversion ratio that will be determined by the Comcast Board prior to the Distribution in accordance with the terms of the Comcast equity incentive plans (the “Versant Concentration Ratio”), rounded down to the nearest whole share of our Class A common stock. Such Converted Versant RSUs will otherwise be subject to the same terms and conditions (including vesting and payment schedules) as applied to the corresponding Comcast RSUs as of immediately prior to the Distribution Date;

•

all outstanding Comcast RSUs that are held by Versant Participants that are scheduled to vest during the period between the Distribution Date and March 3, 2026 (collectively, the “Excluded Comcast RSUs”) will be converted into an award of Adjusted Comcast RSUs, with the number of shares of Comcast Class A common stock subject to such Adjusted Comcast RSU being determined multiplying (i) the number of shares of Comcast Class A common stock subject to the corresponding Excluded Comcast RSU immediately prior to the Distribution Date by (ii) the Comcast Concentration Ratio, rounded down to the nearest whole share of Comcast Class A common stock.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

all outstanding and unexercised Comcast Options (regardless of whom held by) will be converted into an award of adjusted Comcast Options (the “Adjusted Comcast Options”), with (i) the number of shares of Comcast Class A common stock subject to such Adjusted Comcast Options being determined by multiplying (a) the number of shares of Comcast Class A common stock subject to the corresponding Comcast Option of such corresponding Comcast Option, as applicable, immediately prior to the Distribution Date by (b) the Comcast Concentration Ratio, rounded down to the nearest whole share of Comcast Class A common stock and (ii) the exercise price applicable to such Adjusted Comcast Options being determined by dividing (a) the exercise price per share applicable to the corresponding Comcast Option as of immediately prior to the Distribution by (b) the Comcast Concentration Ratio, rounded up to the nearest whole cent. Such Adjusted Comcast Options will remain subject to the same terms and conditions (including vesting, exercise schedules, forfeiture and post-termination vesting and exercise periods) as applicable to the corresponding Comcast Option as of immediately prior to the Distribution Date, except that any service-based vesting conditions applicable to any Adjusted Comcast Options held by individuals who are then-currently employed by or otherwise providing services to us or our subsidiaries (after giving effect to the Separation) or whose employment or engagement will be transferred to us or our subsidiaries prior to the Separation will continue to be satisfied by service to us or any of our subsidiaries following the Distribution Date; and

•

any Comcast Equity Awards held by employees who are intended to transfer to us or our subsidiaries following the Distribution Date (including in connection with any transition services) will be treated in the same manner as the Comcast Equity Awards held by other Comcast Equity Award holders on the Distribution Date as described above, and upon the transfer of their employment to Versant or its subsidiaries following the Separation, any Comcast Equity Awards held by such employees will be treated in accordance with the terms of the applicable award agreements evidencing such employee’s Comcast Equity Awards or any employment, separation or retirement agreements or arrangements by and between such employee and Comcast or its subsidiaries.

As of      , 2025, Versant Participants held Comcast RSUs with respect to approximately shares of Comcast Class A common stock that, to the extent outstanding as of the Separation, would be subject to conversion into Converted Versant RSUs in accordance with the adjustment methodology described above. However, the actual number of shares of Versant Class A common stock that may ultimately become issuable upon the vesting of Converted Versant RSUs will depend on a number of factors that are not presently determinable, including, without limitation, the number of outstanding Comcast RSUs (other than Excluded Comcast RSUs) held by Versant Participants as of the Separation, the Comcast Conversion Ratio and the Versant Conversion Ratio.

Other Compensation Policies and Considerations

Clawbacks and Other Remedies for Potential Misconduct

In connection with the Separation, Versant will adopt a clawback policy as required under stock exchange listing rules.

Insider Trading Policy and Prohibitions on Hedging and Pledging

To help ensure that our executive officers and directors will not trade in our securities at a time when they may be aware of material, nonpublic information, we intend to adopt a policy requiring that trading by executive officers and directors may occur only outside of specified blackout periods and consistent with specified procedures. We also intend to adopt policies that would prohibit our executive officers and directors from using any strategies or products to hedge against potential changes in the value of our stock and holding our stock in margin accounts or pledging our stock as collateral for a loan.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Benefit Plans

Following the Separation, we anticipate that the Compensation Committee and our management team will determine the appropriate employee benefit plans and arrangements, including qualified retirement plans and health and welfare benefit plans for us to adopt as a newly established, stand-alone public company.

Tax and Accounting Considerations

When reviewing compensation matters, the Compensation Committee will consider the anticipated tax and accounting consequences to us of payments under our executive compensation program. Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee will have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

The Omnibus Plan

Prior to the Separation, we intend to adopt the Omnibus Plan, subject to approval of our Board and Comcast, as our sole stockholder.

A summary of the Omnibus Plan is set forth below. This summary does not purport to be complete and is intended only to provide a general description of certain material terms of the Omnibus Plan. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the Omnibus Plan.

Purpose. The purpose of the Omnibus Plan is to promote our ability to recruit and retain employees and other eligible service providers and enhance the growth and profitability of the Company by providing the incentive of long-term awards for continued employment or other service and the attainment of performance objectives.

Administration. The Omnibus Plan will be administered by the Compensation Committee or any other committee or subcommittee that may be designated by our Board (the “Administrator”). The Administrator will have full power, authority and discretion to administer the Omnibus Plan, subject to the provisions of the Omnibus Plan, including the authority to designate participants, grant awards and determine the terms thereof, amend the terms and conditions of outstanding awards, interpret and administer the Omnibus Plan and establish, amend, suspend or waive rules and regulations for the proper administration of the Omnibus Plan. All determinations made by the Administrator will be final and binding. The Administrator may delegate its authority under the Omnibus Plan to one or more persons or committees, subject to the terms of the Omnibus Plan and applicable law.

Eligibility. Employees (including prospective employees who have accepted offers of employment), nonemployee directors and other advisors and service providers of the Company and its subsidiaries will be eligible to receive awards under the Omnibus Plan. From time to time, the Administrator will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards. The basis for participation in the Omnibus Plan is the Administrator’s (or its authorized delegate’s) decision, in its sole discretion, that an award to an eligible participant will further the Omnibus Plan’s purposes as described above. In exercising its discretion, the Administrator (or its delegate) will consider the recommendations of management and the purposes of the Omnibus Plan.

Shares Available for Issuance. Subject to adjustment as described below and except for “substitute awards” (i.e., awards granted in assumption or substitution of awards previously granted by an acquired company), the maximum number of shares of Versant Class A common stock available for issuance under the Omnibus Plan

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

will be equal to     % of the total outstanding shares of Versant Class A common stock on a fully-diluted basis as of the Distribution Date (the “Share Pool”) plus shares of Versant Class A common stock issuable upon the settlement of “converted awards” (i.e., Comcast RSUs that are converted into Converted Versant RSUs under the Omnibus Plan in connection with the Distribution in accordance with the terms of the Employee Matters Agreement). The maximum number of shares of Versant Class A common stock available for issuance with respect to incentive stock options (“ISOs”) will be equal to the Share Pool.

Shares covered by awards which are forfeited, expired, terminated or lapsed and shares withheld to satisfy tax withholding obligations or stock option exercise prices will again be available for grant under the Omnibus Plan, in each case, except for converted awards and substitute awards.

Adjustments. In the event of certain corporate transactions or events affecting the shares, or of changes in applicable laws, regulations or accounting principles where the Administrator determines, as a result of such circumstance, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, then the Administrator will, subject to applicable law and so as to ensure no undue enrichment or harm (including by payment of cash), adjust equitably any or all of: (i) the number and type of shares (or other securities) which thereafter may be made the subject of awards, including the aggregate limits on shares and ISOs available for issuance under the Omnibus Plan; (ii) the number and type of shares (or other securities) subject to outstanding awards; (iii) the exercise price with respect to any stock option award; and (iv) the terms and conditions of any outstanding awards, including the performance criteria of any performance awards.

Summary of Award Types. The Omnibus Plan permits the grant of nonqualified stock options and ISOs (“stock options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards and other stock-based awards. In addition, the Omnibus Plan provides for the grant of converted awards as a result of the adjustment and conversion of Comcast RSUs into Converted Versant RSUs at the Distribution pursuant to the Employee Matters Agreement. The Omnibus Plan also provides for the grant of replacement awards granted in replacement for Comcast Equity Awards that are forfeited by certain service providers who transfer to Versant following the Distribution Date pursuant to the Employee Matters Agreement. The terms and conditions of the Omnibus Plan will apply to Converted Versant RSUs and replacement awards only to the extent that such terms and conditions are not inconsistent with the terms of the Employee Matters Agreement and the terms of the applicable Converted Versant RSUs and replacement awards, as contemplated by the Employee Matters Agreement.

The exercise price of stock options and SARs (other than with respect to substitute awards) may not be less than the fair market value of a share on the grant date. Any outstanding and vested stock options and SARs with an exercise or strike price that exceeds the fair market value of a share will be automatically deemed exercised on the last day of the term of such stock option or SAR in accordance with the terms and conditions of the Omnibus Plan.

The Administrator may grant other share-based awards, subject to the provisions of the Omnibus Plan and limitations imposed under applicable law. Other share-based awards may include rights convertible into shares, purchase rights, dividend rights or dividend equivalents or awards with value and payment contingent upon performance.

Dividends and Dividend Equivalents. The Administrator may provide for the payment of dividends, dividend equivalents or other distributions on awards of restricted stock or RSUs, including performance-based RSUs, provided that no such distributions will be paid with respect to any award that has not vested. No stock option or SAR may be accompanied by an award of dividend equivalents or provide for the payment of dividends or dividend equivalents on such award.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Change in Control. Under the Omnibus Plan, in the event of a “change in control” (as such term will be defined under the Omnibus Plan) the Administrator may take any one or more of the following actions, as described in more detail in the Omnibus Plan:

•	provide for the continuation, assumption, substitution or replacement of an award;

•

accelerate the vesting of an award either (i) immediately prior to the date of the change in control, (ii) upon the participant’s involuntary termination of service within a specified period following the change in control or (iii) upon the failure of the surviving entity to continue or assume such award;

•	in the case of awards subject to performance-related vesting conditions, determine the level of attainment of the applicable performance conditions; and

•	cancel such award in consideration for a payment (subject to the terms and conditions of the Omnibus Plan), including cancelling any underwater stock options or SARs for no consideration.

Transferability of Awards. No award will be transferable by a participant other than by will or to the participant’s designated beneficiaries, and during a participant’s lifetime each award will be exercisable only by such participant or, subject to applicable law, by such participant’s guardian or legal representative, provided that the Administrator may permit transfers of awards without consideration to a participant’s family members.

Clawback. Awards granted under the Omnibus Plan will be subject to any clawback or recoupment arrangement or policy we have in place, including any clawback policy adopted to comply with the SEC’s recent clawback rules implementing Section 10D of the Exchange Act.

No Repricing. Except in the event of certain corporate transactions (as described above), the Administrator may not, without shareholder approval, reprice any previously granted “underwater” stock option, SAR or similar award, including by cancellation and regrant or any other method.

Amendment and Termination of the Omnibus Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Omnibus Plan, our Board or the Compensation Committee may amend or terminate the Omnibus Plan or any portion thereof at any time. However, no such amendment or termination will be made without (i) shareholder approval if such approval is required by applicable law or the rules of an applicable stock market or exchange or (ii) subject to certain provisions of the Omnibus Plan, the consent of the affected participant if such action would materially adversely affect the rights of such participant under any outstanding award. The Administrator may waive any conditions or rights under, amend any terms of, or terminate any award without the consent of any relevant participant; provided, however, that, subject to certain provisions of the Omnibus Plan, no such action will materially adversely affect the rights of any affected participant under such award.

Term of the Omnibus Plan. The Omnibus Plan will terminate on the tenth anniversary of its effective date, unless earlier terminated by our Board.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management—Board of Directors Structure,” “Management—Compensation of Directors” and “Compensation Discussion and Analysis.”

The Separation from Comcast

The Separation will be accomplished by Comcast distributing all of its shares of Versant common stock to holders of Comcast common stock entitled to such distribution, as described in “The Separation” included elsewhere in this information statement. Completion of the Separation will be subject to satisfaction or waiver by Comcast of the conditions to the Distribution described under “The Separation—Conditions to the Distribution.”

As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with Comcast and certain of its subsidiaries to effect the Separation and provide a framework for our relationship with Comcast after the Separation. See “The Separation—Agreements with Comcast” for information regarding these agreements.

Related Party Transactions

As a current business of Comcast, we engage in related party transactions with Comcast. Those transactions are described in more detail in Note 10 to the accompanying audited combined financial statements and Note 5 to the accompanying unaudited combined financial statements.

Review, Approval or Ratification of Transactions with Related Persons

We expect that our Board will adopt procedures for the review of any transactions in which we and any of our directors, nominees for director or executive officers, or any of their immediate family members, are participants, to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We intend to develop and implement processes and controls to obtain information from the directors and executive officers about related person transactions, and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person will be disclosed by us as required. Pursuant to these processes, we expect that all directors and executive officers will annually complete, sign and submit a Director and Executive Officer Questionnaire designed to identify related person transactions and both actual and potential conflicts of interest.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the outstanding shares of Versant common stock are owned by Comcast. After the Separation, Comcast will not directly or indirectly own any of our common stock.

The tables below show the number of shares of our Class A common stock and Class B common stock, and the percentage of shares of our Class A common stock and our Class B common stock, that would be owned of record and beneficially at the time of the Distribution, calculated based on information available as of    , 2025 (the “Reference Date”) by (i) persons beneficially owning more than five percent (5%) of any class at the time of Distribution and (ii) each director and executive officer of the Company.

To the extent our directors and executive officers own Comcast common stock at the record date for the Distribution, they will participate in the Distribution on the same terms as other holders of Comcast common stock.

The number of shares beneficially owned by each shareholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

Security Ownership of Directors and Executive Officers

As of the date of this information statement, all of the outstanding shares of Versant common stock are owned by Comcast. The following table sets forth the number of shares of our common stock beneficially owned, based on the presentation previously described, by each of the identified directors of Versant, the individuals we expect will become our named executive officers following the Separation and all Versant executive officers and directors identified to date as a group as of    , 2025. The table is based upon an assumption that, for every    share(s) of Comcast Class A common stock or Comcast Class B common stock held by such persons, they will receive    share(s) of Versant Class A common stock or Versant Class B common stock, respectively.

For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of the date of the Distribution. No executive officer or director holds any class of equity securities other than Comcast common stock or Comcast Equity Awards that may give them the right to acquire beneficial ownership of Comcast common stock, and it is not expected that any of them will own any class of equity securities of Versant other than common stock following the Distribution.

	Amount Beneficially Owned(1)		Percent of Class
Name of Beneficial Owner	CLASS A	CLASS B	CLASS A		CLASS B
Rebecca S. Campbell				%		%
Creighton Condon				%		%
Michael A. Conway				%		%
David Eun				%		%
Jordan R. Fasbender				%		%
Gerald L. Hassell				%		%
Anand M. Kini				%		%
Mark Lazarus				%		%
W. Scott Mahoney				%		%
Maritza Montiel				%		%
David Novak				%		%
Leonard A. Potter				%		%
All directors and executive officers as a group				%		%

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

(1)

Beneficial ownership of Class A common stock is exclusive of the shares of Class A common stock that are issuable upon conversion of shares of Class B common stock. Share ownership reflects rounding for share-based compensation in the aggregate, not by specific tranche or award.

Principal Shareholders

As of the date of this information statement, all of the outstanding shares of Versant common stock are owned by Comcast. The following table sets forth information regarding each shareholder (other than any director or executive officer) who is expected to beneficially own more than five percent (5%) of our common stock immediately following the Distribution. The table is based upon an assumption that, for every    share(s) of Comcast Class A common stock or Comcast Class B common stock held by such persons, they will receive    share(s) of Versant Class A common stock or Versant Class B common stock, respectively.

TITLE OF VOTING CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED(1)	PERCENT OF CLASS
Class A common stock
Class B common stock	Brian L. Roberts One Comcast Center, Philadelphia, PA 19103		100%

(1)

Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding and relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A common stock is exclusive of the shares of Class A common stock that are issuable upon conversion of shares of Class B common stock. Share ownership reflects rounding for share-based compensation in the aggregate, not by specific tranche or award.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF MATERIAL INDEBTEDNESS

We intend to enter into new financing arrangements in anticipation of the Separation consisting of a $     million revolving credit facility (which is expected to be undrawn at the Separation) and approximately $    billion aggregate principal amount of new debt in the form of senior secured term loans and/or senior secured notes. We intend to use a portion of the net proceeds of such indebtedness to make the Special Cash Payment of approximately $       as consideration for assets that will be contributed to us in connection with the Separation, with the remainder being used for general corporate purposes. We undertake to update the disclosure in this section in a subsequent amendment of this information statement once the terms of such indebtedness are reasonably known.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our capital stock based on the applicable provisions of Pennsylvania law and our amended and restated articles of incorporation (“articles of incorporation”) and our amended and restated bylaws (“bylaws”) that will be in effect at the time of the Separation. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the applicable provisions of Pennsylvania law or of our articles of incorporation or our bylaws to be in effect at the time of the Separation. The summary is qualified in its entirety by reference to those articles of incorporation and our bylaws, which we recommend that you read (along with the applicable provisions of Pennsylvania law) for additional information on our capital stock as of the time of the Separation. Copies of our articles of incorporation and bylaws that will be in effect at the time of the Separation will be filed as exhibits to the registration statement of which this information statement forms a part.

Common Stock

Common stock. Upon completion of the Separation, we will have two classes of common stock outstanding: Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share. Under our articles of incorporation, there are authorized     shares of Class A common stock,    shares of Class B common stock and    shares of preferred stock. Upon completion of the Separation, we estimate that we will have outstanding an aggregate of approximately    shares of our Class A common stock and    shares of our Class B common stock (based on    shares of Comcast Class A common stock and    shares of Comcast Class B common stock outstanding on    , 2025). The actual number of shares to be distributed will be determined on the record date. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable, and the shares of Class A common stock and Class B common stock to be issued upon completion of the Distribution will be fully paid and non-assessable.

Voting rights. As a general matter, on all matters submitted for a vote to holders of all classes of our voting stock, holders of our Class A common stock in the aggregate hold 66 2/3% of the aggregate voting power of our capital stock and holders of our Class B common stock in the aggregate hold a non-dilutable 33 1/3% of the combined voting power of our capital stock. This non-dilutable voting power is subject to proportional decrease to the extent the number of shares of Class B common stock is reduced below, subject to adjustment in specified situations. The issuance of additional shares of Class A common stock and stock dividends payable on the Class B common stock in the form of Class B common stock do not decrease the non-dilutable voting power of the Class B common stock.

Dividends. Subject to the preferential rights of any preferred stock then outstanding, holders of our Class A common stock and Class B common stock are entitled to receive, from time to time, when, as and if declared, in the discretion of our Board of Directors, such cash dividends as our Board of Directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class. Holders of our Class A common stock and Class B common stock will also be entitled to receive, from time to time, when, as and if declared by our Board of Directors, such dividends of our stock or other property as our Board of Directors may determine, out of such funds as are legally available therefor. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of our common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, our Class B common stock may also be paid or issued in shares of our Class A common stock. See “Dividend Policy” above.

Conversion of Class B common stock. The Class B common stock is convertible share for share into Class A common stock, subject to certain restrictions.

Approval rights. Except as required by law, holders of Class A common stock have no specific approval rights over any corporate actions. Holders of our Class B common stock have an approval right over (1) any

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

merger of us with another company or any other transaction, in each case that requires our shareholders’ approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring our shareholders’ approval under the rules and regulations of any stock exchange or quotation system; (2) any issuance of our Class B common stock or any securities exercisable or exchangeable for or convertible into our Class B common stock; and (3) articles of incorporation or bylaw amendments (such as an amendment to the articles of incorporation to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that would limit the rights of holders of our Class B common stock or any subsequent transferee of our Class B common stock to transfer, vote or otherwise exercise rights with respect to our capital stock.

Preferences on liquidation. In the event of our liquidation, dissolution or winding-up, either voluntary or involuntary, the holders of Class A common stock and Class B common stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Mergers, consolidations, etc. Our articles of incorporation provide that if in a transaction such as a merger, consolidation, share exchange or recapitalization, pursuant to which the holders of each class of our common stock outstanding would be entitled to receive equity interests of one or more corporations or other entities, or rights to acquire such equity interests, the Board may decide that in lieu of holders of each class of our common stock outstanding receiving the same consideration for each of their shares of our common stock (i.e., the same amount of cash or the same number of shares of each class of stock issued in the transaction in proportion to the number of shares of our common stock held by them, respectively, without regard to class), holders of each such class of our common stock will receive “mirror” securities (i.e., shares of a class of stock having substantially equivalent rights as the applicable class of our common stock).

Miscellaneous. The holders of Class A common stock and Class B common stock do not have any preemptive rights to acquire a proportionate percentage of any securities we may issue. We have been advised that the Class A common stock is exempt from existing Pennsylvania personal property tax.

Principal Shareholder

Upon completion of the Distribution, Brian L. Roberts will beneficially own all outstanding shares of our Class B common stock, which has a non-dilutable 33 1/3% of the combined voting power of our stock and which also has separate approval rights over certain material transactions, as described under “Common Stock—Approval Rights.” The Class B common stock is convertible on a share-for-share basis into Class A common stock. After the consummation of the Separation, if Mr. Roberts were to convert the Class B common stock he beneficially owns into Class A common stock, he would beneficially own approximately     % of the Class A common stock that would be outstanding after the conversion.

Preferred Stock

Our Board of Directors will have the authority to issue up to   shares of preferred stock, in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special rights as our Board of Directors shall determine, subject to the limitations prescribed by Pennsylvania law and our articles of incorporation The issuance of preferred stock could adversely affect the voting power of the holders of the Class A common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Versant without further action by our shareholders and may adversely affect the voting and other rights of the holders of Class A common stock.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Election and Removal of Directors

We expect that our Board of Directors will initially consist of ten directors. Except as set forth in our articles of incorporation, the number of directors will be fixed exclusively by our Board of Directors from time to time. Each director shall be elected by a plurality of the votes cast by holders of all shares entitled to vote in the election at the meeting.

Under the terms of our bylaws, our directors will be removable, only for cause, by a majority of the votes cast at the meeting by the holders of shares entitled to vote in the election of directors, voting together as a single class. Except as set forth in our articles of incorporation, any vacancy occurring on the Board of Directors and any newly created directorship may be filled by a majority of the remaining directors in office (although less than a quorum) or by a sole remaining director, or if there are no remaining directors, then by the shareholders.

Annual Election of Directors

Directors will be elected annually by the shareholders at each annual meeting of shareholders for a term expiring at the next annual meeting of shareholders. See “Management—Board of Directors Following the Separation.”

Limits on Shareholder Action by Written Consent

Our articles of incorporation and bylaws will provide that our shareholders are not permitted to act by written consent in lieu of a meeting, provided that holders of a majority of our Class B common stock may act by written consent in lieu of a meeting in the exercise of certain approval rights over specified material transactions under our articles of incorporation.

Special Meetings

Our articles of incorporation and bylaws will provide that special meetings of shareholders may be called by our Board of Directors and not by our shareholders.

Amendment of the Articles of Incorporation

Our articles of incorporation may be amended by resolution of our Board of Directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, provided that any amendment to our articles of incorporation that would, in any such case, limit the rights of the holders of our Class B common stock or any subsequent transferee of Class B common stock to transfer, vote or otherwise exercise rights with respect to capital stock of Versant will require the approval of the holders of Class B common stock, voting separately as a class. In addition, the approval of the holder of any class or series of shares of Versant will be necessary to approve any amendment to our articles of incorporation which would make any change in the preferences, limitations or rights of the shares of such class or series adverse to such class or series.

Amendment of Bylaws

Our articles of incorporation and bylaws grant our Board of Directors the power to alter, amend and repeal our bylaws regardless of a prior shareholder vote except on any subject that is expressly committed to the shareholders by the express terms in our bylaws, subject to applicable law. Any amendment to the bylaws approved by our shareholders will not be deemed to have been adopted unless it has been previously approved by the Board of Directors.

Subject to the provisions of our articles of incorporation, including the approval by the Board of Directors noted above, our bylaws grant our shareholders the power to alter, amend or repeal our bylaws with the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

affirmative vote of a majority of votes cast by all shareholders entitled to vote thereon, except that any repeal or amendment affecting the provision of our bylaws governing the indemnification of directors, officers and other persons in a manner so as either to reduce or limit indemnification or the advancement of expenses in any manner also requires either a unanimous vote of the directors then-serving, or the affirmative vote of at least 80% of the votes cast by all shareholders entitled to vote in an election of directors, provided that no such amendment may have a retroactive effect to reduce or limit the rights of an indemnitee to indemnification or the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

Requirements for Advance Notification of Shareholder Nomination and Proposals

Under our bylaws, shareholders of record will be able to nominate persons for election to our Board of Directors or bring other business constituting a proper matter for shareholder action only by providing proper notice. Proper notice must generally be received, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 90 days, and not more than 120 days, prior to such anniversary date; and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting (or if no annual meeting was held in the preceding year), not later than the date of the meeting is first announced by Versant. For the purposes of these advance notice provisions of our bylaws, the first anniversary date of our 2025 annual meeting will be deemed to be   , 2026.

Proxy Access

Under our bylaws, up to 20 shareholders owning 3% or more of the aggregate number of shares outstanding of either class of our common stock continuously for at least three years may nominate the greater of two directors or up to 20% of our Board of Directors and include those nominees in our proxy materials. Notice of shareholder nominations for persons for election as a director that are to be included in our proxy statement must be delivered or mailed and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first distributed our proxy statement to shareholders for the immediately preceding annual meeting of shareholders.

Limitation of Liability and Indemnification of Directors and Officers

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his or her conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL will be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL is not exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the officer or director’s official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against the officer or director or incurred by the officer or director in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify the officer or director against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such person.

Article Eleventh of our articles of incorporation provides that no person who is or was a director of Versant will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Twelfth of Versant’s articles of incorporation extends such protection to any person who is or was an officer of Versant.

Article 7 of Versant’s bylaws provides that each current and, if applicable, former, officer and director of Versant will be indemnified and held harmless by Versant to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Versant), whether civil, criminal, administrative or

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

investigative, including any appeal therefrom (a “Proceeding”) arising out of or related to such director’s or officer’s (x) service at any time in his or her capacity as a director or officer of Versant or (y) service at any time in his or her capacity at the request or for the benefit of Versant as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another entity (such services described in clauses (x) and (y), the “Covered Services”). No indemnification will be made pursuant to Versant’s bylaws, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, or in connection with a Proceeding (or part of a Proceeding) initiated by an officer or director (except in connection with a Proceeding to enforce a right to indemnification or advancement of expenses under Article 7 of Versant’s bylaws), unless the Proceeding (or part of the Proceeding) was authorized by the Board of Directors. The right to indemnification under Versant’s bylaws includes the right to have the expenses incurred by such director or officer in participating in any Proceeding paid by Versant in advance of the final disposition of the Proceeding arising out of or related to such director’s or officer’s Covered Services automatically and without any action or approval required by the Board of Directors, provided that, if Pennsylvania law requires, the payment of such expenses incurred by such director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to Versant of an undertaking, by or on behalf of such director or officer, to repay all advanced amounts without interest if it is ultimately determined that such director or officer is not entitled to be so indemnified.

Article 7 of Versant’s bylaws also provides that Versant may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not Versant would have the power to indemnify such person under Pennsylvania or any other law. Versant may also purchase and maintain insurance to insure its indemnification obligations.

In addition, Versant will enter into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by applicable law. Versant will maintain directors and officers insurance to insure such persons against certain liabilities.

The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of Versant’s articles of incorporation, bylaws and indemnification agreements.

Anti-Takeover Effects of Our Articles of Incorporation

Some of the provisions of our articles of incorporation and bylaws (as described above), including the rights of holders of our Class B common stock, could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, including our ability to issue preferred stock, may discourage coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Pennsylvania Anti-Takeover Statutes

Under Section 1712 of the PBCL, which is applicable to Versant, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Under Section 1715 of the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

PBCL, in discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (i) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation and (iv) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of any particular group, including shareholders, affected by the action, as a dominant or controlling factor. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem, modify or otherwise render inapplicable outstanding rights issued under any shareholder rights plan, (ii) render inapplicable specified statutory anti-takeover provisions or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Versant has opted out of Subchapters E, F, G, H, I and J and Section 2538 of Subchapter D of the PBCL. Subchapter E of Chapter 25 of the PBCL requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547 of the PBCL). Subchapter F of Chapter 25 of the PBCL prohibits a publicly traded corporation from engaging in a business combination with an interested shareholder absent approval in advance by the corporation’s board of directors or a certain majority of shareholders other than interested shareholders. Subchapter G of Chapter 25 of the PBCL blocks the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above a certain threshold. Subchapter H of Chapter 25 of the PBCL enables a company to recover certain profits from the sale of shares by shareholders who hold or will hold 20% of the voting power of the company or who have evidenced an intent to acquire control of the company. Subchapter I of Chapter 25 of the PBCL provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition. Subchapter J of Chapter 25 of the PBCL prohibits, in connection with certain “control-share acquisitions,” the abrogation of certain labor contracts, if any, prior to their stated date of expiration.

Distributions of Securities

Versant was formed on May 1, 2025, and since its formation, it has not sold any securities, including sales of reacquired securities, new issues (other than to Comcast pursuant to Section 4(a)(2) of the Securities Act in connection with its formation), securities issued in exchange for property, services or other securities and new securities resulting from the modification of outstanding securities.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Versant by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is    . Its telephone number is     .

Listing

Versant has applied to have its shares of Class A common stock listed on Nasdaq under the ticker symbol “VSNT.”

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our Class A common stock being distributed in the Separation as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to Versant, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the full text of the actual contract or document. You may review a copy of the registration statement, including its exhibits, at the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

After the Separation, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

INDEX TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2024, 2023 and 2022

Six Months Ended June 30, 2025 and 2024 (Unaudited)

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Comcast Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Versant businesses of Comcast Corporation, (the “Company”) as of December 31, 2024 and 2023, the related combined statements of income, comprehensive income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill – Refer to Notes 1 and 7 to the financial statements

Critical Audit Matter Description

Comcast Corporation (“Comcast”) intends to execute a spin-off of the Company into a standalone, publicly traded company. As the Company’s businesses were operated as a part of Comcast’s Media segment, the Company’s combined balance sheets include an allocated amount of goodwill of $7.7 billion from Comcast’s Media segment, which was determined using a relative fair value analysis as of July 1, 2024, the date of Comcast’s most recent annual goodwill impairment assessment.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Company used the discounted cash flow model to estimate fair value, which requires management to make significant judgments related to discount rates and forecasts of expected cash flows. Changes in these assumptions could have a significant impact on the fair value.

We identified the goodwill relative fair value analysis of the Company’s allocated goodwill as a critical audit matter because of the significant judgments made by management to estimate the fair values used in the analysis. This required a high degree of auditor judgment and an increased extent of effort, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the selection of the discount rates, revenue growth rates and Adjusted EBITDA margins included in future expected cash flows used in the analysis.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the selection of the discount rates, revenue growth rates and Adjusted EBITDA margins included in future expected cash flows used by management to estimate the fair values included the following, among others:

•

With the assistance of our fair value specialists, we evaluated the reasonableness of the (1) valuation methodology and (2) discount rates, including testing the source information underlying the determination of the discount rates, testing the mathematical accuracy of the calculation, and developing a range of independent estimates and comparing those to the discount rates selected by management.

•	We evaluated management’s ability to accurately forecast future revenue growth rates and Adjusted EBITDA margins by comparing prior year forecasts to actual results in the respective years.

•

We evaluated the reasonableness of management’s current forecasts of future revenue growth rates and Adjusted EBITDA margins by comparing such forecasts to historical results and to forecasted information included in analyst and industry reports of the Company and companies in its peer group.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 30, 2025

We have served as the Company’s auditor since 2025.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

COMBINED STATEMENTS OF INCOME

	Year ended December 31
	2024	2023	2022
	(in millions)
Revenue(a)	$7,062	$7,445	$7,834
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)(b)	3,064	3,154	3,161
Selling, general and administrative	1,167	1,231	1,271
Depreciation and amortization	989	991	992

Total costs and expenses	5,220	5,375	5,424
Operating income	1,841	2,069	2,410
Investment and other income (loss), net	1	—	(61)

Income before income taxes	1,843	2,069	2,349
Income tax expense	(478)	(530)	(591)

Net income	1,365	1,540	1,758
Less: Net income (loss) attributable to noncontrolling interests	2	—	(6)

Net income attributable to Versant	$1,363	$1,539	$1,764

(a)	Includes related party amounts totaling $1.26 billion, $1.34 billion and $1.39 billion for 2024, 2023 and 2022, respectively.
(b)	Includes related party amounts totaling $1.42 billion, $1.42 billion and $1.43 billion for 2024, 2023 and 2022, respectively.

See accompanying notes to combined financial statements, including Note 10 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31
	2024	2023	2022
	(in millions)
Net income	$1,365	$1,540	$1,758
Other comprehensive income (loss), net of tax (expense) benefit:
Currency translation adjustments, net of deferred taxes of $0 for each period	(1)	1	21

Comprehensive income (loss)	1,364	1,541	1,779
Less: Net income (loss) attributable to noncontrolling interests	2	—	(6)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—	7

Comprehensive income attributable to Versant	$1,363	$1,541	$1,779

See accompanying notes to combined financial statements, including Note 10 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2024	2023	2022
	(in millions)
Operating Activities
Net income	$1,365	$1,540	$1,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	989	991	992
Share-based compensation	16	15	17
Net (gain) loss on investment activity and other	—	1	62
Deferred income taxes	(145)	(135)	(151)
Changes in operating assets and liabilities:
Current and noncurrent receivables, net	100	41	(62)
Content costs, net	68	155	(42)
Accounts payable	(3)	(12)	(48)
Other operating assets and liabilities	(179)	(167)	(15)

Net cash provided by operating activities	2,211	2,428	2,509

Investing Activities
Capital expenditures	(54)	(56)	(65)
Other	(17)	(4)	27

Net cash provided by (used in) investing activities	(71)	(60)	(39)

Financing Activities
Change in net Parent investment	(2,142)	(2,359)	(2,492)
Other	(12)	4	6

Net cash provided by (used in) financing activities	(2,155)	(2,355)	(2,486)

Increase (decrease) in cash, cash equivalents	(16)	13	(15)
Cash and cash equivalents, beginning of year	23	11	26

Cash and cash equivalents, end of year	$8	$23	$11

See accompanying notes to combined financial statements, including Note 10 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

COMBINED BALANCE SHEETS

	December 31
	2024	2023
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$8	$23
Receivables, net	1,245	1,346
Other current assets	65	52

Total current assets	1,318	1,422
Content costs	639	706
Investments	254	254
Property and equipment, net	143	161
Intangible assets, net	1,869	2,795
Goodwill	7,732	7,732
Other noncurrent assets, net	94	28

Total assets	$12,049	$13,099

Liabilities and Equity
Current Liabilities:
Accounts payable	$102	$105
Deferred revenue	135	116
Accrued content obligations	198	233
Accrued employee costs	43	43
Accrued expenses and other current liabilities	111	118

Total current liabilities	590	614
Deferred income taxes	428	572
Noncurrent content obligations	77	191
Other noncurrent liabilities	39	46
Commitments and contingencies	—	—
Equity:
Net Parent investment	10,805	11,568
Accumulated other comprehensive income (loss)	(8)	(8)

Total Comcast equity	10,797	11,560
Noncontrolling interests	118	117

Total equity	10,915	11,677

Total liabilities and equity	$12,049	$13,099

See accompanying notes to combined financial statements, including Note 10 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

COMBINED STATEMENTS OF CHANGES IN EQUITY

	Year ended December 31
	2024	2023	2022
	(in millions)
Net Parent Investment
Balance, beginning of year	$11,568	$12,373	$13,078
Transactions with Parent company, net	(2,126)	(2,344)	(2,469)
Net income	1,363	1,539	1,764

Balance, end of year	$10,805	$11,568	$12,373

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year	$(8)	$(9)	$(23)
Other comprehensive income (loss)	(1)	1	14

Balance, end of year	$(8)	$(8)	$(9)

Noncontrolling Interests
Balance, beginning of year	$117	$117	$116
Other comprehensive income (loss)	—	—	7
Net income (loss)	2	—	(6)

Balance, end of year	$118	$117	$117

Total equity	$10,915	$11,677	$12,480

See accompanying notes to combined financial statements, including Note 10 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1: Description of the Company and Basis of Presentation

Description of Company and Proposed Transaction

In November 2024, Comcast Corporation (together with its consolidated subsidiaries, “Comcast” or the “Parent”) announced a plan to distribute (the “Distribution”) to Comcast’s shareholders all of the shares of common stock of a newly formed company that, following a series of asset and liability transfers, and corporate reorganization transactions (the “Transactions” and, together with the Distribution, the “Separation”) will hold, directly or indirectly through its subsidiaries, the assets, liabilities and legal entities comprising the business, operations, products, services and activities of certain of Comcast’s cable television networks and digital platforms (collectively referred to as “Versant”, the “Company”, “we”, “us”, “our”). Historically, this business was part of Comcast’s Media segment and has not been operated as a distinct business unit or division of Comcast. The Separation is expected to be completed by the end of 2025 and is subject to market, regulatory and certain other conditions, including final approval of Comcast’s Board of Directors.

Versant is a media and entertainment business that operates in four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. We serve these markets primarily through a portfolio of brands comprised of networks, including USA Network, CNBC, MSNBC, Oxygen, E!, Syfy and Golf Channel, and digital platforms, including Fandango, Rotten Tomatoes, GolfNow and SportsEngine.

Basis of Presentation

For the periods presented in these combined financial statements, the Versant businesses were operated as part of Comcast’s Media segment. The combined financial statements have been derived from Comcast’s historical accounting records as if Versant operations had been conducted independently from Comcast, and reflect the assets, liabilities, revenues and expenses of the Company on a historical cost basis. The combined financial statements were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The combined balance sheets include assets and liabilities specifically attributable to the Company and certain assets and liabilities held by Comcast but specifically identifiable or otherwise attributable to our business. Assets and liabilities included in our combined balance sheets were based on an assessment as of December 31, 2024, and may not reflect the assets and liabilities that will be included in Versant following the Separation. For example, certain shared facilities not included in the combined balance sheets may be included in the Separation. Comcast’s third-party debt and related interest expense have not been attributed to the Company because the borrowings are not specifically identifiable to the Company and the Company is not the legal obligor. The combined financial statements reflect noncontrolling interests for certain subsidiaries included in the combined financial statements, in which a third party has a minority ownership interest.

The combined statements of income include all revenues and costs directly attributable to our business, including costs related to production activities that use centralized Comcast operations and directly charged to us based on usage. The combined statements of income also include allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast and allocations of costs for the use of shared assets (see Note 10). These expenses have been allocated on a pro rata basis using an applicable measure of revenue. All allocations and estimates reflected in the combined financial statements are based on assumptions that management believes are reasonable. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, standalone entity, nor are they indicative of our future expenses. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organization structure and strategic decisions made in various areas, including information technology, infrastructure and outsourcing of corporate functions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

All intercompany transactions and balances within our business have been eliminated. Certain transactions are handled through Comcast’s centralized cash management process or allocated to us and will generally be deemed settled for cash at the time the transactions are recorded in these combined financial statements. The total net effect of the deemed settlement of these transactions is included in net Parent investment and the net effect of changes in net Parent investment is presented in financing activities in the combined statements of cash flows. Centralized cash management balances related to certain of our operations are executed through formal loan agreements and are therefore presented in assets or liabilities as applicable. These and other transactions between the Company and Comcast are included in the combined financial statements and are considered related party transactions. See Note 10 for more information.

Note 2: Summary of Significant Accounting Policies

Our combined financial statements are prepared in accordance with GAAP, which require us to select accounting policies, including in certain cases industry-specific policies, and make estimates that affect the reported amount of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and contingent liabilities. Actual results could differ from these estimates. Accounting policies related to the capitalization and amortization of film and television costs are specific to the industries in which we operate and are discussed in Note 4.

Information on other accounting policies and methods that we use in the preparation of our combined financial statements are included, where applicable, in their respective footnotes that follow. Below is a discussion of accounting policies and methods used in our combined financial statements that are not presented within other footnotes.

Cash and Cash Equivalents

Comcast uses a centralized approach to cash management and financing of its operations. Our cash is generally collected by Comcast daily, and Comcast funds our operating and investing activities as needed. Accordingly, our cash and cash equivalents represent directly attributed balances and do not include an allocation of Comcast cash and cash equivalents for any of the periods presented. Our cash equivalents consist primarily of money market funds and U.S. government obligations, as well as commercial paper and certificates of deposit with maturities of three months or less when purchased. The carrying amounts of our cash equivalents approximate their fair values, which are primarily based on Level 1 inputs.

Advertising Expenses

Advertising costs are expensed as incurred and totaled $82 million, $105 million and $140 million in 2024, 2023 and 2022, respectively, included in selling, general and administrative expenses.

Share-Based Compensation

Our share-based compensation plans consist primarily of awards of Comcast restricted stock units to certain employees as part of our long-term incentive compensation structure. Awards generally vest over a period of three to five years. Additionally, eligible employees may purchase shares of our common stock at a discount under our employee stock purchase plans. The cost associated with our share-based compensation is based on an award’s estimated fair value at the date of grant and is recognized over the period in which any related services are provided. RSUs are primarily valued based on the closing price of Comcast’s common stock on the date of grant and are discounted for the lack of dividends, if any, during the vesting period. Share-based compensation expense for shared employees is included in allocated costs. Share-based compensation expense directly attributable to Versant was not material for the periods presented.

Fair Value Measurements

The accounting guidance related to fair value measurements establishes a hierarchy based on the types of inputs used for the various valuation techniques. The levels of the hierarchy are described below.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	Level 1: Values are determined using quoted market prices for identical financial instruments in an active market.

•

Level 2: Values are determined using quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•

Level 3: Values are determined using models that use significant inputs that are primarily unobservable, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

We use this three-tier fair value hierarchy to measure the fair value of certain financial instruments on a recurring basis, such as for investments (see Note 5) and on a non-recurring basis, such as for impairment testing (see Note 7). Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation and classification within the fair value hierarchy.

Foreign Currency

We translate assets and liabilities of our foreign operations where the functional currency is the local currency into U.S. dollars at the exchange rate as of the balance sheet date and translate revenue and expenses using average periodic exchange rates. The related translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in our combined balance sheets. Other comprehensive income activity and balances were entirely attributed currency translation adjustments for the periods included in these combined financial statements. Any foreign currency transaction gains or losses are included in our combined statements of income in investment and other income (loss), net. For disclosures containing future amounts where the functional currency is the local currency, we translate the amounts into U.S. dollars at the exchange rates as of the balance sheet date.

Net Parent Investment

Equity in the combined balance sheets represents Parent’s net investment in our business and is presented as net Parent investment in lieu of stockholders’ equity. The combined statement of changes in equity includes net cash transfers and other property transfers between us and Comcast, as well as intercompany receivables and payables between us and other Comcast affiliates that were settled on a current basis within transactions with Parent company, net. Additionally, net Parent investment is impacted by assets and liabilities that have historically been held at the Comcast level but are specifically identifiable or otherwise attributable to us, and other assets and liabilities recorded by Comcast, whose related income and expenses have been pushed down to us. All transactions reflected in net Parent investment in the accompanying combined balance sheet have been considered cash receipts and payments within financing activities in the combined statements of cash flows. See Note 10 for more information.

Earnings per share data has not been presented in the accompanying combined financial statements because we did not operate as a separate legal entity with its own capital structure during any of the periods presented.

Segments

We present our operations in one reportable business segment as the Versant businesses were operated as part of Comcast’s Media segment and were not separately evaluated for the periods presented in these combined financial statements. Comcast’s Chairman and Chief Executive Officer was the chief operating decision maker (“CODM”) for these periods. As a single segment entity, our segment performance measure used in the measurement of operational strength and performance and in the evaluation of underlying trends is net income attributable to Versant and the measure of segment assets is total assets. Additional information about our operations and these measures is presented in the combined financial statements, with further details included throughout the footnotes, including a description of our products and services in Note 3 and certain of our significant operating expenses in Note 4.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Transaction Costs

Approximately $6 million of costs incurred by Comcast related to the Separation have been included in selling, general and administrative expenses in our combined statements of income for the year ended December 31, 2024. These costs include legal, consulting, advisory and audit fees that will directly benefit the Versant business as a stand-alone company, or for which the Versant business is the legal obligor.

Recent Accounting Pronouncements

Income Tax Disclosures

In December 2023, the Financial Accounting Standards Board (“FASB”) issued updated accounting guidance related to income tax disclosures. The updated accounting guidance, among other things, requires additional disclosure primarily related to the income tax rate reconciliation and income taxes paid. The updated guidance is effective beginning in our Annual Report on Form 10-K for the year ended December 31, 2025.

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued updated accounting guidance related to disclosures of certain costs and expenses. The updated accounting guidance, among other things, requires quantitative disclosures for employee compensation, selling expenses and purchases of inventory. The updated guidance is effective beginning in our Annual Report on Form 10-K for the year ended December 31, 2027.

Note 3: Revenue

	Year ended December 31
	2024	2023	2022
	(in millions)
Linear distribution	$4,325	$4,632	$4,802
Advertising	1,731	1,865	2,156
Platforms	795	734	662
Content licensing and other	211	213	214

Total revenue	$7,062	$7,445	$7,834

Linear distribution

We generate revenue from the distribution of television programming in the United States and in certain international markets to traditional multichannel video providers and to virtual multichannel video providers that offer streamed linear television networks.

Monthly fees received under distribution agreements with multichannel video providers are generally under multiyear agreements with revenue based on the number of subscribers receiving our television networks through the provider and a per subscriber fee. Payment terms and conditions vary by contract type, although terms generally include payment within 60 days. These arrangements are accounted for as licenses of functional intellectual property and revenue is recognized as programming is provided.

Advertising

We generate revenue from the sale of advertising on our linear television networks and digital platforms.

We have determined that a contract exists for our advertising sales once all terms and conditions are agreed upon, typically when the number of advertising units is specifically identified and scheduled. Advertisements are generally aired or delivered within one year once all terms and conditions are agreed upon. Revenue is recognized, net of agency commissions, in the period in which advertisements are aired or delivered and payment occurs thereafter, with payment generally required within 30 days. In some instances, we guarantee audience

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

ratings for the advertisements. To the extent there is a shortfall in contracts where the ratings were guaranteed, a portion of the revenue is deferred until the shortfall is settled, typically by providing additional advertising units generally within one year of the original airing. The amount of future revenue to be earned related to fixed price contracts with advertisers in excess of one year totaled $311 million as of December 31, 2024, which will be recognized over the next 6 years.

Platforms

We generate revenue from services provided through our digital platforms. Our platforms facilitate consumer transactions, including tee time reservations at golf courses, the purchase of movie tickets, the rental or purchase of television and movie titles for streaming and registration with youth sports leagues. We sell technology and related services to golf courses and youth sports organizations that leverage our platform, and also offer consumer subscription services, which provide access to streaming content.

We generally have concluded that we are an agent for the underlying consumer transactions on our platforms, and we therefore do not recognize the direct revenue from the sale of the golf rounds, movie tickets, television or movie titles rentals or purchases, or sports registrations.

End-consumers using our movie ticket and tee time platforms pay transaction-based fees. These fees are generally charged to customer credit cards and revenue is recognized at the time of the transaction based on the fee charged. We offer gift cards that customers may use for certain of our consumer services, primarily related to our movie ticket platform. We record a liability for estimated future gift card redemptions. We estimate the portion of these gift cards that will not be redeemed over time (“breakage”) based on historical redemption patterns. As of December 31, 2024 and 2023, the gift card liability for our movie ticket platform was $53 million and $57 million, respectively, including $37 million and $44 million in accrued expenses and other current liabilities, respectively, with the remainder presented in other noncurrent liabilities. Revenue recorded related to breakage on these gift cards was $15 million for each of the years ended December 31, 2024 and 2023 and $10 million for the year ended December 31, 2022.

Our technology solutions provide customers access to our cloud-based applications. Contracts for these and our agency services generally have terms ranging from one to three years with consideration due over the contract term taking multiple forms, including variable amounts tied to the value of specified tee times, which we generally receive directly from the end consumer, a percentage of amounts charged for specified transactions or fixed amounts paid by the customer. We recognize revenue for technology solutions and agency services as the services are provided over the contract term based on our share of the underlying transactions or on a straight-line basis for fixed fee contracts.

We offer additional services to customers receiving our technology services including payment processing and other services related to customer operations. Payment processing fees are based on a percentage of each transaction processed and are recognized as transactions occur. Consideration for other services may be a fixed fee or based on variable amounts and are recognized as services are provided over the contract period. Revenue from customers that purchase multiple services is allocated between the separate services based on the respective stand-alone selling prices.

Subscription services are generally offered based on fixed amounts with monthly or annual terms. Subscription fees for the term are generally fixed and nonrefundable, and we recognize revenue over the term of the agreement.

Content Licensing

We generate revenue from the licensing of our owned content to television networks and DTC streaming service providers, as well as through video on demand services provided by multichannel video providers and other service providers. These agreements generally include fixed pricing and span multiple years.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We recognize revenue when the content is delivered and available for use by the licensee. When the term of an existing agreement is renewed or extended, we recognize revenue when the licensed content becomes available under the renewal or extension. Payment terms and conditions vary by contract type, although payments are generally collected over the license term. The amount of future revenue to be earned related to fixed pricing under existing third-party agreements is $19 million. The majority of this revenue will be recognized within two years.

Combined Balance Sheets

	December 31
	2024	2023
	(in millions)
Receivables, gross	$1,253	$1,364
Less: Allowance for credit losses	8	18

Receivables, net	$1,245	$1,346

	Changes in Allowance for Credit Losses
	2024	2023	2022
	(in millions)
Beginning balance	$18	$18	$17
Current-period provision for expected credit losses	1	—	—
Write-offs charged against the allowance, net of recoveries and other	(10)	—	—

Ending balance	$8	$18	$18

Customer Concentration

Our most significant accounts receivable balances relate to our linear distribution agreements with large multichannel video providers. As of December 31, 2024 and 2023, our ten largest multichannel video provider customers accounted for approximately 55% of our total accounts receivable. Refer to Note 10 for revenue and accounts receivable information related to distribution and other arrangements with Comcast.

Note 4: Costs of Revenue

	Year ended December 31
	2024	2023	2022
	(in millions)
Programming and production	$2,606	$2,724	$2,749
Other	458	430	412

Total costs of revenue	$3,064	$3,154	$3,161

Programming and Production Costs

	Year ended December 31
	2024	2023	2022
	(in millions)
Licensed, including sports rights	$1,716	$1,695	$1,744
Owned	890	1,029	1,004

Total programming and production costs	$2,606	$2,724	$2,749

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We incur costs related to the license of the rights to use content owned by third parties and sports rights on our television networks and digital platforms, and related to the production and acquisition of owned content, which are described as licensed and owned content, respectively. Programming and production costs are presented in costs of revenue in our combined statements of income and the related capitalized amounts are presented in content costs in our combined balance sheets. We have determined that the predominant monetization strategy for the substantial majority of our content is on a group basis. We recorded a $58 million reduction of programming and production costs and a corresponding noncurrent receivable in 2024 related to production tax incentives.

Capitalized Content Costs

	December 31
	2024	2023
	(in millions)
Licensed, including sports advances	$519	$555
Owned:
In production and in development	31	43
Released, less amortization	89	108

	120	151

Content costs	$639	$706

The table below summarizes estimated future amortization expense for the capitalized content costs recorded in our combined balance sheets as of December 31, 2024.

	Licensed	Owned
	(in millions)
2025	$268	$60
2026	$121	$23
2027	$70	$6

We have future minimum commitments for licensed content that are not recognized in our combined balance sheets as of December 31, 2024 totaling $335 million.

Capitalization and Recognition of Content Costs

We capitalize the costs of licensed content when the license period begins, the content is made available for use and the costs of the licenses are known. Licensed content is amortized as the associated programs are used, incorporating estimated viewing patterns.

We capitalize costs for owned content, including direct costs, production overhead, print costs, development costs and interest, as well as acquired titles. Amortization for content predominantly monetized with other owned or licensed content is recorded based on estimated usage. Amortization for owned content predominantly monetized on an individual basis and accrued costs associated with participations and residuals payments are recorded using the individual film forecast computation method, which recognizes the costs in the same ratio as the associated ultimate revenue. Estimates of ultimate revenue and total costs are based on anticipated airing patterns and distribution strategies, public acceptance and historical results for similar productions. We do not capitalize costs associated with marketing and distribution.

Licensed and owned content are presented as noncurrent assets in content costs. We present amortization of licensed and owned content and accrued costs associated with participations and residuals payments in programming and production costs.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Production activities may be eligible for tax incentives from certain state, local or foreign jurisdictions. These incentives generally provide for transferable or redeemable tax credits upon meeting established levels of qualified production spending within a participating jurisdiction. We record a receivable for a production tax incentive program when there is a reasonable assurance of collection with a corresponding reduction of capitalized content costs or programming and production costs, as applicable.

When an event or a change in circumstance occurs that was known or knowable as of the balance sheet date and that indicates the fair value of either licensed or owned content is less than the unamortized costs in the balance sheet, we determine the fair value and record an impairment charge to the extent the unamortized costs exceed the fair value. Licensed and owned content is assessed in identified film groups, which are generally on a channel, network or platform basis, for content predominantly monetized with other content. Licensed content that is not part of a film group is also generally assessed in packages or channels. Owned content that is not part of a film group is assessed individually. Estimated fair values of licensed and owned content are generally based on Level 3 inputs including analysis of market participant estimates of future cash flows. We record charges related to impairments or content that is substantively abandoned to programming and production costs.

Sports Rights

We recognize the costs of multiyear, live-event sports rights as the rights are used over the contract term based on estimated relative value. Estimated relative value is generally based on the terms of the contract and the nature of and potential revenue generation of the deliverables within the contract. Sports rights are accounted for as executory contracts and are not subject to impairment. When cash payments, including advanced payments, exceed the relative value of the sports rights delivered, we recognize an asset in licensed content costs. Production costs incurred in advance of airing are also presented in licensed content costs.

Other Costs of Revenue

Other costs attributed to our service offerings primarily include transaction-based fees to support our payment processing services and integrate the third-party data into our digital platforms, as well as direct personnel and operating costs to maintain the platforms. These costs are generally expensed as incurred.

Note 5: Investments

Our investments are accounted for as nonmarketable equity securities. In 2022, we recorded an unrealized impairment loss of $62 million for one of our investments. The impairment assessment was performed in connection with an investee capital transaction and estimated fair value was determined based on the value indications in this transaction, a Level 2 input, which subsequently closed in 2023. This impairment loss represents the cumulative amount of downward adjustments on our nonmarketable equity securities, which continue to be held as of December 31, 2024.

We classify investments without readily determinable fair values that are not accounted for under the equity method as nonmarketable equity securities. The accounting guidance requires nonmarketable equity securities to be recorded at cost and adjusted to fair value at each reporting period. However, the guidance allows for a measurement alternative, which is to record the investments at cost, less impairment, if any, and subsequently adjust for observable price changes of identical or similar investments of the same issuer. We generally apply the measurement alternative, adjusting the investments for observable price changes of identical or similar investments of the same issuer, to our nonmarketable equity securities. When an observable event occurs, we estimate the fair values of our nonmarketable equity securities primarily based on Level 2 inputs that are derived from observable price changes of similar securities adjusted for insignificant differences in rights and obligations. We review our nonmarketable equity securities, each reporting period to determine whether there are identified events or circumstances that would indicate there is a decline in the fair value. For our nonpublic investments, if there are no identified events or circumstances that would have a significant adverse effect on the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

fair value of the investment, then the fair value is not estimated. We record the changes in value from observable events and impairments to investment and other income (loss), net.

Note 6: Property and Equipment

	Original Useful Lives as of December 31, 2024	December 31
		2024	2023
		(in millions)
Machinery, equipment and technology	3 - 16 years	$471	$517
Buildings and leasehold improvements	8 - 35 years	43	45
Construction in process	N/A	33	39

Property and equipment, at cost		548	601
Less: Accumulated depreciation		(404)	(440)

Property and equipment, net		$143	$161

Depreciation expense relating to property and equipment was $63 million, $67 million and $61 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Property and equipment are stated at cost. We capitalize improvements that extend asset lives and expense repairs and maintenance costs as incurred. We capitalize direct development costs associated with internal-use software, including external direct costs of material and services and payroll costs for employees devoting time to these software projects, as well as costs associated with arrangements for purchase or license of internal-use software. We expense maintenance and training costs, as well as costs incurred during the preliminary stage of a software development project, as they are incurred.

We record depreciation using the straight-line method over the asset’s estimated useful life. For assets that are sold or retired, we remove the applicable cost and accumulated depreciation and, unless the gain or loss on disposition is presented separately, we recognize it as a component of depreciation expense.

We evaluate the recoverability of our property and equipment whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of depreciation expense.

Note 7: Goodwill and Intangible Assets

Goodwill

Goodwill is calculated as the excess of the consideration transferred over the identifiable net assets acquired in a business combination and represents the future economic benefits expected to arise from anticipated synergies and intangible assets acquired that do not qualify for separate recognition, including increased footprint, assembled workforce, noncontractual relationships and other agreements. As the Versant businesses were operated as a part of Comcast’s Media segment, our combined balance sheets include an allocated amount of goodwill from Comcast’s Media segment, determined using a relative fair value analysis as of July 1, 2024, the date of Comcast’s most recent annual goodwill impairment assessment. The fair values utilized in the relative fair value analysis were estimated using a discounted cash flow analysis, using Level 3 inputs. When performing this analysis, we also considered multiples of earnings from comparable public companies and recent market transactions. Prior to this date, impairment analysis was performed at the Comcast level. Following the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

allocation, goodwill is required to be assessed for recoverability annually, or more frequently whenever events or substantive changes in circumstances indicate that the carrying amount of a reporting unit may exceed its fair value. We test goodwill for impairment at the reporting unit level. To determine our reporting units, we evaluate the components one level below the segment level and we aggregate the components if they have similar economic characteristics. We evaluate the determination of our reporting units used to test for impairment periodically or whenever events or substantive changes in circumstances occur. The assessment of recoverability may first consider qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A quantitative assessment is performed if the qualitative assessment results in a more-likely-than-not determination or if a qualitative assessment is not performed. The quantitative assessment considers whether the carrying amount of a reporting unit exceeds its fair value, in which case an impairment charge is recorded to the extent the reporting unit’s carrying value exceeds its fair value. Unless presented separately, the impairment charge is included as a component of amortization expense.

Intangible Assets

		December 31
		2024		2023
	Weighted-Average Remaining Useful Life as of December 31, 2024	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
		(in millions)
Finite-Lived Intangible Assets:
Customer relationships	2 years	$9,033	$(7,477)	$9,034	$(6,714)
Tradenames and other	2 years	954	(642)	1,000	(524)

Total		$9,987	$(8,118)	$10,034	$(7,239)

Amortization expense for intangible assets subject to amortization was $926 million, $924 million and $931 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Finite-lived intangible assets are subject to amortization and consist primarily of customer relationships and trade names acquired in business combinations. Our finite-lived intangible assets are amortized primarily on a straight-line basis over their estimated useful life or the term of the associated agreement.

The table below presents the estimated amortization expense of our intangible assets.

(in millions)
2025	$922
2026	$916
2027	$12
2028	$5
2029	$5

We evaluate the recoverability of our finite-lived intangible assets whenever events or substantive changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is based on the cash flows generated by the underlying asset groups, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows were less than the carrying amount of the asset group, we would recognize an impairment charge to the extent the carrying amount of the asset group exceeded its estimated fair value. Unless presented separately, the impairment charge is included as a component of amortization expense.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note 8: Income Taxes

During the periods presented in these combined financial statements, our operations were included in the combined U.S. federal, state and foreign income tax returns filed by Comcast. Income tax expense and other income tax related information contained in the combined financial statements are calculated as if we were a separate corporation that filed separate income tax returns. We believe the assumptions underlying the calculation of income taxes on a separate return basis are reasonable. However, income tax expense and liabilities as presented in these combined financial statements do not necessarily reflect the results that we would have reported as an independent, stand-alone company for the periods presented.

Income (Loss) Before Income Taxes

	Year ended December 31
	2024	2023	2022
	(in millions)
Domestic	$1,823	$2,041	$2,303
Foreign	20	28	46

	$1,843	$2,069	$2,349

Components of Income Tax Expense

	Year ended December 31
	2024	2023	2022
	(in millions)
Current Expense (Benefit):
Federal	$472	$508	$561
State	143	150	174
Foreign	7	6	7

	623	665	742

Deferred Expense (Benefit):
Federal	(111)	(104)	(113)
State	(33)	(32)	(35)
Foreign	(1)	—	(3)

	(145)	(135)	(151)

Income tax expense (benefit)	$478	$530	$591

Our income tax expense (benefit) differs from the federal statutory amount because of the effect of the items detailed in the table below.

	Year ended December 31
	2024	2023	2022
	(in millions)
Federal tax at statutory rate	$387	$435	$494
State income taxes, net of federal benefit	86	97	107
Other	5	(2)	(10)

Income tax expense (benefit)	$478	$530	$591

We base our provision for income taxes on our current period income, changes in our deferred income tax assets and liabilities, income tax rates, changes in estimates of our uncertain tax positions, tax planning opportunities available in the jurisdictions in which we operate and excess tax benefits or deficiencies that arise when the tax consequences of share-based compensation differ from amounts previously recognized in the

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

statements of income. Current income tax expense has been offset by a corresponding change in net Parent investment on the combined balance sheet. We recognize deferred tax assets and liabilities when there are temporary differences between the financial reporting basis and tax basis of our assets and liabilities and for the expected benefits of using net operating loss carryforwards. The determination of the realization of the net operating loss carryforwards is dependent on our subsidiaries’ taxable income or loss, redetermination from taxing authorities, and laws that can change from year to year and impact the amount of such carryforwards. We recognize a valuation allowance if we determine it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. When a change in the tax rate or tax law has an impact on deferred taxes, we apply the change based on the years in which the temporary differences are expected to reverse. We record the change in our combined financial statements in the period of enactment.

Components of Net Deferred Tax Liability

	December 31
	2024	2023
	(in millions)
Deferred Tax Assets:
Net operating loss and other loss carryforwards	$28	$27
Investments	26	26
Nondeductible accruals and other	11	8
Less: Valuation allowance	(37)	(36)

	27	25

Deferred Tax Liabilities:
Property and equipment	15	33
Intangible assets	437	563

	452	596

Net deferred tax liability	$425	$571

Changes in our Valuation Allowance for Deferred Tax Assets

	2024	2023	2022
	(in millions)
Beginning balance	$36	$36	$37
Additions charged to income tax expense and other accounts	1	—	—
Deductions from reserves	—	—	(1)

Ending balance	$37	$36	$36

As of December 31, 2024 and 2023, net operating loss carryforwards primarily related to a subsidiary included in our combined financial statements, which can be carried forward indefinitely. Our valuation allowances primarily related to these net operating loss carryforwards.

Uncertain Tax Positions

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. In these cases, we evaluate our tax position using the recognition threshold and the measurement attribute in accordance with the accounting guidance related to uncertain tax positions. Examples of these transactions include the allocation of income among state and local tax jurisdictions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We determine whether it is more likely than not that a tax position will be sustained on examination, including the resolution of any related appeals or

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to be recognized in our combined financial statements. We classify interest and penalties, if any, associated with our uncertain tax positions as a component of income tax expense (benefit). Our liability for uncertain tax positions was not material in any period presented.

The IRS has completed its examination of Comcast’s income tax returns for all years through 2021. Various states and foreign jurisdictions are examining Comcast’s tax returns and the tax years of those tax returns currently under examination vary by state, with most of the periods relating to tax years 2011 and forward.

Note 9: Commitments and Contingencies

Licensed Content

Our most significant fixed-price purchase obligations relate to long-term commitments for licensed content. Refer to Note 4 for additional information.

Contingencies

We are subject to legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such proceedings and claims is not expected to materially affect our results of operations, cash flows or financial position, any such legal proceedings or claims could be time-consuming and injure our reputation.

Note 10: Related Parties

Transactions

We enter into transactions with Comcast and its related parties in the ordinary course of our operations, including the license of content for use on our networks, the distribution of our television networks and purchases and sales of advertising. The nature of these services is similar to services that we purchase from or provide to third-parties. In addition, certain costs related to production activities that use centralized Comcast operations are directly charged to us based on usage.

Sales to related parties were $1.26 billion, $1.34 billion and $1.39 billion during the years ended December 31, 2024, 2023 and 2022, respectively. Accounts receivable due for these transactions were $208 million and $219 million as of December 31, 2024 and 2023, respectively.

Costs of revenue from related parties were $1.16 billion, $1.15 billion and $1.17 billion for the years ended December 31, 2024, 2023 and 2022, respectively. Capitalized content costs related to these costs were $286 million and $228 million as of December 31, 2024 and 2023, respectively. Content obligations related to these costs were $112 million and $117 million as of December 31, 2024 and 2023, respectively.

Costs of advertising purchased from related parties were $12 million, $14 million and $10 million for the years ended December 31, 2024, 2023 and 2022, respectively, and are presented in selling, general and administrative expenses. Amounts payable for these transactions were not material as of December 31, 2024 or 2023.

We have related party loan balances associated with the participation of certain of our subsidiaries in Comcast’s centralized cash management programs. Our receivable balances pursuant to these contracts are presented in other current assets in the combined balance sheets and totaled $35 million and $18 million as of December 31, 2024 and 2023, respectively. Our payable balances pursuant to these contracts are presented in accrued expenses and other current liabilities in the combined balance sheets and totaled $12 million and

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

$18 million as of December 31, 2024 and 2023, respectively. Activity related to loans receivable and payable is presented in the combined statements of cash flows in other investing and other financing activities, respectively.

Shared Services and Other Allocated Costs

The combined financial statements include transactions involving shared services and assets (including expenses primarily related to personnel, advertising and marketing, facilities, information technology and network communications support and other overhead functions) and certain corporate administrative services (including charges for services such as accounting, tax, treasury and cash management, insurance, legal and risk management) that were provided to us by Comcast. These costs were generally allocated on a pro rata basis using an applicable measure of revenue applied to the relevant pool of costs (e.g., costs incurred at Comcast’s Media segment or corporate levels), including depreciation and amortization expense for shared assets. Allocated costs are included in costs of revenue and selling, general and administrative expenses in the combined statement of income and are reflected in the combined balance sheets and statements of cash flows as changes in net Parent investment. These amounts represent management’s reasonable estimate of the costs incurred; however, they are not necessarily representative of the costs required for us to operate as an independent, publicly traded company.

Amounts recorded in cost of revenue for these services were $266 million, $277 million and $259 million in 2024, 2023 and 2022, respectively.

Amounts recorded in selling, general and administrative expenses for these services were $870 million, $910 million and $897 million in 2024, 2023 and 2022, respectively.

Note 11: Subsequent Events

We have evaluated all subsequent event activity through May 30, 2025, which is the issue date of these combined financial statements and concluded that no additional subsequent events have occurred that would require recognition in the combined financial statements or disclosure in the notes to the combined financial statements.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Revenue(a)	$1,708	$1,808	$3,415	$3,626
Costs and Expenses:
Costs of revenue (exclusive of depreciation and amortization)(b)	700	747	1,354	1,436
Selling, general and administrative	355	313	662	616
Depreciation and amortization	244	245	489	494

Total costs and expenses	1,298	1,305	2,505	2,546
Operating income	410	502	910	1,081
Investment and other income (loss), net	(1)	—	(1)	—

Income before income taxes	409	503	908	1,081
Income tax expense	(106)	(131)	(238)	(281)

Net income	303	372	670	801
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	1	(2)

Net income attributable to Versant	$302	$373	$669	$803

(a)

Includes related party amounts totaling $276 million and $313 million for the three months ended June 30, 2025 and 2024, respectively, and $573 million and $645 million for the six months ended June 30, 2025 and 2024, respectively.

(b)

Includes related party amounts totaling $273 million and $337 million for the three months ended June 30, 2025 and 2024, respectively, and $505 million and $592 million for the six months ended June 30, 2025 and 2024, respectively.

See accompanying notes to condensed combined financial statements, including Note 5 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Net income	$303	$372	$670	$801
Other comprehensive income (loss), net of tax (expense) benefit:
Currency translation adjustments, net of deferred taxes of $0 for each period	2	—	3	—
Comprehensive income (loss)	305	372	673	800
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	1	(2)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—

Comprehensive income attributable to Versant	$304	$373	$672	$802

See accompanying notes to condensed combined financial statements, including Note 5 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2025	2024
	(in millions)
Operating Activities
Net income	$670	$801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	489	494
Share-based compensation	14	8
Net (gain) loss on investment activity and other	2	—
Deferred income taxes	(67)	(86)
Changes in operating assets and liabilities:
Current and noncurrent receivables, net	(22)	(70)
Content costs, net	64	50
Accounts payable	(13)	(12)
Other operating assets and liabilities	(24)	(102)

Net cash provided by operating activities	1,113	1,084

Investing Activities
Capital expenditures	(63)	(25)
Other	(14)	(3)

Net cash provided by (used in) investing activities	(77)	(28)

Financing Activities
Change in net Parent investment	(1,028)	(1,041)
Other	(12)	(18)

Net cash provided by (used in) financing activities	(1,040)	(1,059)

Increase (decrease) in cash, cash equivalents	(4)	(4)
Cash and cash equivalents, beginning of year	8	23

Cash and cash equivalents, end of year	$4	$20

See accompanying notes to condensed combined financial statements, including Note 5 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

	June 30, 2025	December 31, 2024
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$4	$8
Receivables, net	1,265	1,245
Other current assets	92	65

Total current assets	1,361	1,318
Content costs	574	639
Investments	254	254
Property and equipment, net of accumulated depreciation of $428 and $404	182	143
Intangible assets, net of accumulated amortization of $8,577 and $8,118	1,411	1,869
Goodwill	7,732	7,732
Other noncurrent assets, net	94	94

Total assets	$11,610	$12,049
Liabilities and Equity
Current Liabilities:
Accounts payable	$89	$102
Deferred revenue	166	135
Accrued content obligations	195	198
Accrued employee costs	47	43
Accrued expenses and other current liabilities	97	111

Total current liabilities	595	590
Deferred income taxes	360	428
Noncurrent content obligations	38	77
Other noncurrent liabilities	39	39
Commitments and contingencies
Equity:
Net Parent investment	10,463	10,805
Accumulated other comprehensive income (loss)	(5)	(8)

Total Comcast equity	10,457	10,797
Noncontrolling interests	120	118

Total equity	10,577	10,915
Total liabilities and equity	$11,610	$12,049

See accompanying notes to condensed combined financial statements, including Note 5 for amounts of related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Net Parent Investment
Balance, beginning of period	$10,723	$11,465	$10,805	$11,568
Transactions with Parent company, net	(562)	(502)	(1,011)	(1,035)
Net income	302	373	669	803

Balance, end of period	$10,463	$11,336	$10,463	$11,336

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period	$(8)	$(8)	$(8)	$(8)
Other comprehensive income (loss)	2	—	3	—
Balance, end of period	$(5)	$(8)	$(5)	$(8)
Noncontrolling Interests
Balance, beginning of period	$119	$116	$118	$117
Other comprehensive income (loss)	—	—	—	—
Net income (loss)	1	(1)	1	(2)

Balance, end of period	$120	$115	$120	$115

Total equity	$10,577	$11,443	$10,577	$11,443

See accompanying notes to condensed combined financial statements, including Note 5 for related party transactions.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

VERSANT BUSINESSES OF COMCAST CORPORATION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Condensed Combined Financial Statements

Description of Company and Proposed Transaction

In November 2024, Comcast Corporation (together with its consolidated subsidiaries, “Comcast” or the “Parent”) announced a plan to distribute (the “Distribution”) to Comcast’s shareholders all of the shares of common stock of a newly formed company that, following a series of asset and liability transfers, and corporate reorganization transactions (the “Transactions” and, together with the Distribution, the “Separation”) will hold, directly or indirectly through its subsidiaries, the assets, liabilities and legal entities comprising the business, operations, products, services and activities of certain of Comcast’s cable television networks and digital platforms (collectively referred to as “Versant”, the “Company”, “we”, “us”, “our”). Historically, this business was part of Comcast’s Media segment and has not been operated as a distinct business unit or division of Comcast. The Separation is expected to be completed around the end of 2025 and is subject to market, regulatory and certain other conditions, including final approval of Comcast’s Board of Directors.

Versant is a media and entertainment business that operates in four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. We serve these markets primarily through a portfolio of brands comprised of networks, including USA Network, CNBC, MSNBC, Oxygen, E!, Syfy and Golf Channel, and digital platforms, including Fandango, Rotten Tomatoes, GolfNow and SportsEngine.

Basis of Presentation

For the periods presented in these condensed combined financial statements, the Versant businesses were operated as part of Comcast’s Media segment. The condensed combined financial statements have been derived from Comcast’s historical accounting records as if Versant operations had been conducted independently from Comcast, and reflect the assets, liabilities, revenues and expenses of the Company on a historical cost basis. The condensed combined financial statements were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed combined financial statements reflect, in the opinion of management, all material adjustments (which include only normally recurring adjustments) necessary to fairly state, in all material respects, our financial position, results of operations and cash flows for the periods presented.

The condensed combined balance sheets include assets and liabilities specifically attributable to the Company and certain assets and liabilities held by Comcast but specifically identifiable or otherwise attributable to our business. Assets and liabilities included in our audited condensed combined balance sheets were based on an assessment as of December 31, 2024. For periods subsequent to December 31, 2024, the condensed combined balance sheets include new assets and liabilities resulting from transactions occurring during that period that were held by Comcast but specifically identifiable or otherwise attributable to our business or in subsidiaries that are included in the condensed combined financial statements or related to employees that have been determined to be specifically identifiable to Versant during the period. Accordingly, our condensed combined balance sheets may not reflect the assets and liabilities that will be included in Versant following the Separation. For example, certain shared facilities not included in the condensed combined balance sheets may be included in the Separation. Comcast’s third-party debt and related interest expense have not been attributed to the Company because the borrowings are not specifically identifiable to the Company and the Company is not the legal obligor. The condensed combined financial statements reflect noncontrolling interests for certain subsidiaries included in the condensed combined financial statements, in which a third party has a minority ownership interest.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

The condensed combined statements of income include all revenues and costs directly attributable to our business, including costs related to production activities that use centralized Comcast operations and directly charged to us based on usage. The condensed combined statements of income also include allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast and allocations of costs for the use of shared assets (see Note 5). These expenses have been allocated on a pro rata basis using an applicable measure of revenue. All allocations and estimates reflected in the condensed combined financial statements are based on assumptions that management believes are reasonable. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, standalone entity, nor are they indicative of our future expenses. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organization structure and strategic decisions made in various areas, including information technology, infrastructure and outsourcing of corporate functions.

All intercompany transactions and balances within our business have been eliminated. Certain transactions are handled through Comcast’s centralized cash management process or allocated to us and will generally be deemed settled for cash at the time the transactions are recorded in these condensed combined financial statements. The total net effect of the deemed settlement of these transactions is included in net Parent investment and the net effect of changes in net Parent investment is presented in financing activities in the condensed combined statements of cash flows. Centralized cash management balances related to certain of our operations are executed through formal loan agreements and are therefore presented in assets or liabilities as applicable. These and other transactions between the Company and Comcast are included in the condensed combined financial statements and are considered related party transactions. See Note 5 for more information.

Segment Information

We present our operations in one reportable business segment and beginning in 2025, our Chief Executive Officer was the chief operating decision maker (“CODM”). Our business operates complementary brands, generating revenue through contracts or monetization strategies that span across brands, and leveraging integrated operational infrastructure. As a single segment entity, our segment performance measure used in the measurement of operational strength and performance and in the evaluation of underlying trends is net income attributable to Versant and the measure of segment assets is total assets. Additional information about our operations and these measures is presented in the condensed combined financial statements, with further details included throughout the footnotes, including certain of our significant operating expenses in Note 3.

Recent Accounting Pronouncements

Income Tax Disclosures

In December 2023, the Financial Accounting Standards Board (“FASB”) issued updated accounting guidance related to income tax disclosures. The updated accounting guidance, among other things, requires additional disclosure primarily related to the income tax rate reconciliation and income taxes paid. The updated guidance is effective beginning in our Annual Report on Form 10-K for the year ended December 31, 2025.

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued updated accounting guidance related to disclosures of certain costs and expenses. The updated accounting guidance, among other things, requires quantitative disclosures for employee compensation, selling expenses and purchases of inventory. The updated guidance is effective beginning in our Annual Report on Form 10-K for the year ended December 31, 2027.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note 2: Revenue

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Linear distribution	$1,017	$1,066	$2,103	$2,227
Advertising	425	489	814	931
Platforms	223	202	398	370
Content licensing and other	43	51	100	99

Total revenue	$1,708	$1,808	$3,415	$3,626

The amount of future revenue to be earned related to fixed price contracts with advertisers in excess of one year totaled $280 million as of June 30, 2025, which will be recognized over the next 6 years. The amount of future revenue to be earned related to fixed pricing under existing third-party content licensing agreements is $10 million as of June 30, 2025. The majority of this revenue will be recognized within two years.

Condensed Combined Balance Sheets

	June 30, 2025	December 31, 2024
	(in millions)
Receivables, gross	$1,273	$1,253
Less: Allowance for credit losses	8	8

Receivables, net	$1,265	$1,245

Our most significant accounts receivable balances relate to our linear distribution agreements with large multichannel video providers. As of June 30, 2025 and December 31, 2024, our ten largest multichannel video provider customers accounted for approximately 49% and 55% of our total accounts receivable, respectively. Refer to Note 5 for revenue and accounts receivable information related to distribution and other arrangements with Comcast.

As of June 30, 2025 and December 31, 2024, the gift card liability for our movie ticket platform was $44 million and $53 million, respectively, including $31 million and $37 million in accrued expenses and other current liabilities, respectively, with the remainder presented in other noncurrent liabilities. Revenue recorded related to breakage on these gift cards was $1 million and $2 million for the three months ended June 30, 2025 and 2024, and $7 million and $6 million for the six months ended June 30, 2025 and 2024.

Note 3: Costs of Revenue

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Programming and production	$573	$633	$1,120	$1,218
Other	127	114	234	218

Total costs of revenue	$700	$747	$1,354	$1,436

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Programming and Production Costs

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Licensed, including sports rights	$343	$395	$662	$728
Owned	230	238	458	490

Total programming and production costs	$573	$633	$1,120	$1,218

Capitalized Content Costs

	June 30, 2025	December 31, 2024
	(in millions)
Licensed, including sports advances	$464	$519
Owned:
In production and in development	33	31
Released, less amortization	77	89
	110	120

Content costs	$574	$639

Note 4: Commitments and Contingencies

Contingencies

We are subject to legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such proceedings and claims is not expected to materially affect our results of operations, cash flows or financial position, any such legal proceedings or claims could be time-consuming and injure our reputation.

Note 5: Related Parties

Transactions

We enter into transactions with Comcast and its related parties in the ordinary course of our operations, including the license of content for use on our networks, the distribution of our television networks and purchases and sales of advertising. The nature of these services is similar to services that we purchase from or provide to third-parties. In addition, certain costs related to production activities that use centralized Comcast operations are directly charged to us based on usage.

Sales to related parties were $276 million and $313 million during the three months ended June 30, 2025 and 2024, respectively, and $573 million and $645 million during the six months ended June 30, 2025 and 2024, respectively. Accounts receivable due for these transactions were $120 million and $208 million as of June 30, 2025 and December 31, 2024, respectively.

Costs of revenue from related parties were $193 million and $264 million for the three months ended June 30, 2025 and 2024, respectively, and $354 million and $447 million for the six months ended June 30, 2025 and 2024, respectively. Capitalized content costs related to these costs were $277 million and $286 million as of June 30, 2025 and December 31, 2024, respectively. Content obligations related to these costs were $78 million and $112 million as of June 30, 2025 and December 31, 2024, respectively.

Confidential Treatment Requested by Versant Media Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Costs of advertising purchased from related parties were $2 million and $2 million for the three months ended June 30, 2025 and 2024 respectively, and $5 million and $6 million for the six months ended June 30, 2025 and 2024, respectively, and are presented in selling, general and administrative expenses. Amounts payable for these transactions were not material as of June 30, 2025 or December 31, 2024.

We have related party loan balances associated with the participation of certain of our subsidiaries in Comcast’s centralized cash management programs. Our receivable balances pursuant to these contracts are presented in other current assets in the condensed combined balance sheets and totaled $49 million and $35 million as of June 30, 2025 and December 31, 2024, respectively. Our payable balances pursuant to these contracts are presented in accrued expenses and other current liabilities in the condensed combined balance sheets and totaled $12 million as of December 31, 2024. Activity related to loans receivable and payable is presented in the condensed combined statements of cash flows in other investing and other financing activities, respectively.

Shared Services and Other Allocated Costs

The condensed combined financial statements include transactions involving shared services and assets (including expenses primarily related to personnel, advertising and marketing, facilities, information technology and network communications support and other overhead functions) and certain corporate administrative services (including charges for services such as accounting, tax, treasury and cash management, insurance, legal and risk management) that were provided to us by Comcast. These costs were generally allocated on a pro rata basis using an applicable measure of revenue applied to the relevant pool of costs (e.g., costs incurred at Comcast’s Media segment or corporate levels), including depreciation and amortization expense for shared assets. Allocated costs are included in costs of revenue and selling, general and administrative expenses in the condensed combined statement of income and are reflected in the condensed combined balance sheets and statements of cash flows as changes in net Parent investment. These amounts represent management’s reasonable estimate of the costs incurred; however, they are not necessarily representative of the costs required for us to operate as an independent, publicly traded company.

Amounts recorded in cost of revenue for these services were $79 million and $73 million for three months ended June 30, 2025 and 2024 respectively, and $152 million and $145 million for the six months ended June 30, 2025 and 2024, respectively.

Amounts recorded in selling, general and administrative expenses for these services were $223 million and $242 million for the three months ended June 30, 2025 and 2024, respectively, and $459 million and $490 million for the six months ended June 30, 2025 and 2024, respectively.

Note 6: Supplemental Financial Information

Transaction Costs

Approximately $16 million and $27 million of costs incurred by Comcast related to the Separation have been included in selling, general and administrative expenses in our combined statements of income for the three and six months ended June 30, 2025, respectively. These costs include legal, consulting, advisory and audit fees that will directly benefit the Versant business as a stand-alone company, or for which the Versant business is the legal obligor.

Note 7: Subsequent Events

We have evaluated all subsequent event activity through August 29, 2025, which is the issue date of these condensed combined financial statements and concluded that no additional subsequent events have occurred that would require recognition in the condensed combined financial statements or disclosure in the notes to the condensed combined financial statements.